 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1994

                                                  REGISTRATION NO. 33-51333
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -----------

                              AMENDMENT NO. 1

                                    To
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                  -----------

                            BANKAMERICA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     6025                   94-168731
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                                  -----------

     555 CALIFORNIA STREET, SAN FRANCISCO, CALIFORNIA 94104, (415) 622-3530 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  -----------

                                 CHERYL SOROKIN
                            BANKAMERICA CORPORATION
                             BANK OF AMERICA CENTER
     555 CALIFORNIA STREET, SAN FRANCISCO, CALIFORNIA 94104, (415) 622-3530 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:
            STEVEN D. KRIEG                        LINDA C. SAYLER
        BANK OF AMERICA NT & SA                   LILLICK & CHARLES
          LEGAL DEPT. (3017)              TWO EMBARCADERO CENTER, 27TH FLOOR
         555 CALIFORNIA STREET                 SAN FRANCISCO, CA 94111
        SAN FRANCISCO, CA 94104                     (415) 984-8200
            (415) 953-4862

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            BANKAMERICA CORPORATION

        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K

                                                               LOCATED IN PROXY
                   FORM S-4 ITEM                             STATEMENT/PROSPECTUS
                   -------------                             --------------------
A. INFORMATION ABOUT THE TRANSACTION
  1. Forepart of Registration Statement and Outside  Outside Front Cover Page
     Front Cover Page of Prospectus................
  2. Inside Front and Outside Back Cover Pages of    Available Information; Incorporation
     Prospectus....................................   of Certain Documents by Reference;
                                                      Table of Contents
  3. Risk Factors, Ratio of Earnings to Fixed        Summary; Introduction; The Merger
     Charges and Other Information.................
  4. Terms of the Transaction......................  Summary; Introduction; The Merger;
                                                      Description of BAC Capital Stock;
                                                      Comparison of Rights of
                                                      Shareholders of BAC and Liberty
  5. Pro Forma Financial Information...............  Inapplicable
  6. Material Contacts with the Company Being        Summary; The Merger
     Acquired......................................
  7. Additional Information Required for Reoffering  Inapplicable
     by Persons and Parties Deemed to be
     Underwriters..................................
  8. Interests of Named Experts and Counsel........  Experts; Legal Matters
  9. Disclosure of Commission Position on            Inapplicable
     Indemnification for Securities Act Liabilities.
B. INFORMATION ABOUT THE REGISTRANT
 10. Information with Respect to S-3 Registrants...  Available Information; Incorporation
                                                      of Certain Documents by Reference;
                                                      Summary; BankAmerica Corporation;
                                                      Recent Financial Developments; Pro
                                                      Forma Combined Financial
                                                      Information; Capitalization of
                                                      BankAmerica Corporation
 11. Incorporation of Certain Information by         Incorporation of Certain Documents
     Reference.....................................   by Reference
 12. Information with Respect to S-2 or S-3          Inapplicable
     Registrants...................................
 13. Incorporation of Certain Information by         Inapplicable
     Reference.....................................
 14. Information with Respect to Registrants Other   Inapplicable
     Than S-2 or S-3 Registrants...................
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15. Information with Respect to S-3 Companies.....  Available Information; Incorporation
                                                      of Certain Documents by Reference
 16. Information with Respect to S-2 or S-3          Inapplicable
     Companies.....................................

                                  LIBERTY BANK

                                                           January 14, 1994

To the Shareholders of
Liberty Bank:

  You are cordially invited to attend a Special Meeting of Shareholders of Liberty Bank, to be held at our Main Office, 99 North King Street, Honolulu, Hawaii on February 9, 1994 at 2:00 P.M.

  At the Special Meeting you will be asked to consider and approve a Plan and Agreement of Merger and the related Merger Agreement (collectively, the "Merger Agreement"), pursuant to which Liberty Bank, a Hawaii banking corporation ("Liberty"), will be merged (the "Merger") with and into Bank of America, FSB, a federal savings association ("FSB"), which is a wholly-owned subsidiary of BankAmerica Corporation, a Delaware corporation ("BAC"). It is expected that this Merger will allow Liberty's shareholders to participate in one of the nation's largest financial institutions, provide expanded opportunities for Liberty's employees, and afford Liberty's customers the access and enjoyment of a broader spectrum of financial services.

  Pursuant to the Merger, if approved, each share of Liberty Bank common stock outstanding at the time that the Merger becomes effective (other than "dissenting" shares within the meaning of the Hawaii Business Corporations Act, Sections 415-80 and 415-81) will be converted automatically into the right to receive consideration in the form of BAC common stock ($1.5625 par value per share), cash, or a combination thereof, based upon the market value (the "Market Value") of BAC's stock. The Market Value of BAC's stock for the purpose of determining the type and amount of consideration to be received by Liberty's shareholders will be determined by adding the high and low sales prices of BAC's common stock on the 10 trading days immediately prior to the twentieth day before the closing date of the transaction, and dividing that total by 20.

  Consummation of the Merger and payment of the consideration is subject to the conditions and limitations set forth in the Plan and Agreement of Merger which is described more fully in the accompanying Proxy Statement/Prospectus.

  Liberty's Board of Directors has determined that the Merger is in the best interests of the Liberty shareholders. The Board of Directors received an opinion of Montgomery Securities, an investment banking firm, which has determined, as of the date of its opinion, that the consideration to be received by the shareholders, other than dissenting shareholders of Liberty, is fair from a financial point of view to the shareholders of Liberty. Accordingly, the Board of Directors has adopted and approved the Merger Agreement and the Merger and unanimously recommends approval by the shareholders.

  The enclosed Notice of Special Meeting and Proxy Statement/Prospectus explain the Merger Agreement and the Merger, and provide specific information relating to the Special Meeting. Please carefully read these materials and thoughtfully consider the information contained in them. Your vote is important.

                                          Sincerely,

/S/ Lawrence S.L. Ching                   /S/ Mark E. Buchman
- ---------------------------               ------------------------------
Lawrence S.L. Ching                       Mark E. Buchman
Chairman of the Board                     President and Chief Executive
                                          Officer

                                  LIBERTY BANK
                              99 NORTH KING STREET
                               HONOLULU, HI 96817

                               ----------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON FEBRUARY 9, 1994

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Liberty Bank ("Liberty") has been called by the Board of Directors of Liberty and will be held at the office of Liberty at 99 North King Street, Honolulu, Hawaii, on Wednesday, February 9, 1994, at 2:00 P.M., for the following purpose:

  To consider and vote upon a proposal to approve the Plan and Agreement of Merger among BankAmerica Corporation, Bank of America, FSB, and Liberty and the related Merger Agreement, (collectively, the "Merger Agreement"), which among other things, provide for:

    (1) the merger (the "Merger") of Liberty, a Hawaii banking corporation, with and into Bank of America, FSB, a federal savings association ("FSB"), and a wholly-owned subsidiary of BankAmerica Corporation, a Delaware corporation ("BAC"), with FSB continuing as the surviving corporation;

    (2) the outstanding shares of Liberty common stock, par value $5.00 per share, held by Liberty shareholders of record on December 30, 1993, exclusive of shares held by holders of Liberty common stock who effectively exercise dissenters' rights, to be converted into BAC common stock, par value $1.5625 per share, cash or a combination thereof based upon the following conditions and formulas:

      (a) If the Market Value (as defined below) of BAC common stock is not less than $40.00 per share, each shareholder of record shall receive such number of shares of BAC common stock as is calculated by multiplying the number of shares of Liberty common stock held by $28.54, and dividing such total by the Market Value of BAC's common stock, with the value of any fractional shares to be paid in cash; or,

      (b) If the Market Value of BAC common stock is less than $40.00 per share, each such shareholder of record shall receive, at the option of
    BAC: (i) shares of BAC common stock as calculated in (a) above, (ii) an amount of cash equal to $28.54 for each share of Liberty common stock converted, or (iii) a combination thereof.

      (c) The Market Value of BAC common stock is defined as the sum of the high and low sales prices of BAC's common stock on the 10 trading days immediately prior to the twentieth day before the closing date of the transaction, divided by 20.

  Additionally, each such shareholder of record, exclusive of those who effectively exercise dissenters' rights, will receive a proportionate undivided interest in a liquidating trust, which on September 30, 1993, had a book value per share of $2.91.

  No other business may be transacted at the Meeting.

  The Board of Directors has fixed December 30, 1993 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournment(s) thereof. The Merger Agreement and the Merger must be approved by persons holding at least 66 2/3% of Liberty common stock entitled to vote.

  Any person giving a proxy in the form accompanying the Proxy Statement/Prospectus has the power to revoke or suspend it before its exercise. It may be revoked before the Meeting by sending written notice or a duly executed proxy bearing a later date to Reuben K. S. Zane, Corporate Secretary of Liberty, at the principal executive offices of Liberty. In addition, a shareholder giving the enclosed proxy may revoke it by attending the Meeting and electing to vote in person, before any vote is taken. Attendance at the Meeting will not of itself constitute revocation of a proxy. Unless otherwise instructed, each valid proxy returned that is not revoked will be voted FOR approval and adoption of the Merger Agreement and in favor of the Merger.

                        PROXY STATEMENT/PROSPECTUS

                                  LIBERTY BANK

                                PROXY STATEMENT

                               ----------------

                            BANKAMERICA CORPORATION

                                   PROSPECTUS

                         588,375 SHARES OF COMMON STOCK

  This Proxy Statement/Prospectus is being furnished to the shareholders of Liberty Bank ("Liberty") in connection with the solicitation of proxies by the Board of Directors of Liberty for use at a special meeting (the "Meeting") of shareholders to be held on February 9, 1994, and at any adjournments or postponements of such Meeting. The Meeting will be held at 2:00 p.m., Hawaiian Standard Time, at the offices of Liberty, 99 North King Street, Honolulu, Hawaii. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Liberty on or about January 14, 1994.

  Shareholders of Liberty ("Liberty Shareholders") will vote upon a proposal to approve the Plan and Agreement of Merger dated as of October 8, 1993 among BankAmerica Corporation ("BAC"), Bank of America, FSB ("FSB") and Liberty, the related Merger Agreement (collectively, the "Merger Agreement") and the transactions contemplated thereby. Pursuant to the Merger Agreement, Liberty will merge (the "Merger") with FSB, a wholly owned subsidiary of BAC. Upon consummation of the Merger, unless BAC elects to pay cash under the circumstances described herein, each outstanding share of Liberty common stock, $5.00 par value per share (the "Liberty Common Stock"), will be converted into a number of shares of BAC common stock, $1.5625 par value per share (the "BAC Common Stock"), calculated on the basis of an exchange ratio of shares of BAC Common Stock for each share of Liberty Common Stock. The exact ratio will depend on the average of the high and low sales prices for BAC Common Stock for each of the ten trading days immediately prior to the twentieth day before the closing date of the Merger as described in this Proxy Statement/Prospectus and as more fully set forth in the Merger Agreement. The text of the Merger Agreement is attached as Appendix B to this Proxy Statement/Prospectus.

  On November 30, 1993, the closing price of BAC Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Tape as reported in the Western Edition of The Wall Street Journal was $44.50 and as of November 30, 1993, the book value of Liberty Common Stock was approximately $24.47 per share.

  This Proxy Statement/Prospectus also serves as a Prospectus for BAC under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of the shares of BAC Common Stock (including the associated preferred share purchase rights described under "DESCRIPTION OF BAC CAPITAL STOCK-- BAC Common Stock and Rights" issued with respect to such shares) in the Merger.

                               ----------------

THE  SECURITIES  TO  BE  ISSUED  IN  THE  MERGER  HAVE  NOT  BEEN  APPROVED  OR
 DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
   OFFENSE. THE FEDERAL DEPOSIT INSURANCE CORPORATION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.

                               ----------------

     The date of this Proxy Statement/Prospectus is January 14, 1994.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Summary...................................................................    4
 The Meeting..............................................................    4
 Proxies..................................................................    4
 The Merger...............................................................    4
 Vote Required for Approval of the Merger Agreement.......................    8
 Market Price and Dividend Data...........................................    8
 Summary Historical Financial Data........................................    9
Introduction..............................................................   13
 General..................................................................   13
 Proposals................................................................   13
 Record Date and Voting Rights............................................   13
 Shareholder Vote Required................................................   13
 Proxies..................................................................   13
 Other Matters............................................................   14
The Merger................................................................   14
 General..................................................................   14
 Background of and Reasons for the Merger.................................   14
 Fairness Opinion.........................................................   15
 Recommendations of the Board of Directors of Liberty.....................   20
 Terms of the Merger......................................................   20
 Liquidating Trust........................................................   21
 Conditions to the Merger.................................................   23
 Business Pending the Merger..............................................   24
 Amendment of the Merger Agreement........................................   25
 Termination of the Merger Agreement......................................   25
 Interests of Certain Persons in the Merger...............................   26
 Federal Income Tax Consequences..........................................   26
 The Warrant..............................................................   28
 The Voting Agreements....................................................   30
 Accounting Treatment.....................................................   30
 Listing and Resale of BAC Common Stock...................................   31
 Expenses of the Merger...................................................   31
 Operations After the Merger..............................................   31
 Rights of Dissenting Liberty Shareholders................................   31
BankAmerica Corporation...................................................   34
Recent Financial Developments.............................................   34
 BAC......................................................................   34
 Liberty..................................................................   42

                                                                            PAGE
                                                                            ----
Description of BAC Capital Stock..........................................   42
 General..................................................................   42
 BAC Common Stock and Rights..............................................   43
 Outstanding Preferred Stock..............................................   44
Comparison of the Rights of Shareholders of BAC and Liberty...............   47
 Special Meetings of Shareholders; Action by Consent......................   47
 Notice of Shareholder Business...........................................   47
 Notice of Director Nominations...........................................   47
 Voting Rights............................................................   48
 Liquidation Rights.......................................................   48
 Removal of Directors.....................................................   48
 Transactions Involving Directors and Officers............................   49
 Dissenters' or Appraisal Rights..........................................   49
 Inspection of Shareholder Ledger.........................................   49
 Dividend Rights..........................................................   49
 Limitation on Liability and Indemnification of Directors and Officers....   50
 Potential "Anti-Takeover" Provisions.....................................   51
 Approval of Certain Business Combinations................................   51
Pro Forma Combined Financial Information..................................   52
Capitalization of BankAmerica Corporation.................................   53
Experts...................................................................   53
Legal Matters.............................................................   54
Other Matters.............................................................   54
Independent Public Accountants............................................   54
Stockholder Proposals.....................................................   55
APPENDICES

 APPENDIX A  Section 415-80
             et.seq. of Hawaii
             Revised Statutes
 APPENDIX B  Plan and Agreement of
             Merger and Merger
             Agreement
 APPENDIX C  Fairness Opinion of
             Montgomery Securities
 APPENDIX D  Quarterly Report on
             Form F-4 of Liberty

  NO PERSON IS AUTHORIZED BY BAC OR LIBERTY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE OFFERING AND THE SOLICITATION MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

  NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF BAC OR LIBERTY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Under the rules and regulations of the Securities and Exchange Commission (the "SEC"), the solicitation of Liberty Shareholders to approve the Merger Agreement and the Merger constitutes an offering of BAC Common Stock to be issued in conjunction with the Merger. Accordingly, BAC has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to such offering. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  BAC and Liberty are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, proxy statements, reports and other information are filed with the SEC by BAC and are filed with the Federal Deposit Insurance Corporation (the "FDIC") by Liberty. Material filed by BAC can be inspected and copied at the SEC's Office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and copies of such material can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, with respect to BAC, such material can be inspected at the offices of the New York, Pacific and Chicago Stock Exchanges, where BAC Common Stock is listed. Material filed by Liberty can be inspected and copied at the FDIC at 550 Seventeenth St., N.W., Washington, D.C. 20429, and the Registration and Disclosure Section, Room F-643, 1776 "F" Street, N.W., Washington, D.C. 20006. Copies of such information are also available at the libraries of the Federal Reserve Bank of San Francisco at 101 Market Street, San Francisco, California 94105, the Federal Reserve Bank of New York at 33 Liberty Street, New York, New York 10045 and the Federal Reserve Bank of Chicago at 230 South La Salle Street, Chicago, Illinois 60690.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  BAC incorporates herein by reference (a) BAC's Annual Report on Form 10-K for the year ended December 31, 1992, (b) BAC's quarterly reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993, (c) BAC's current reports on Form 8-K dated January 26, 1993, February

1, 1993, March 16, 1993, March 22, 1993, April 22, 1993, May 17, 1993, July 22,
1993 and October 20, 1993, (d) the description of BAC Common Stock set forth in the Registration Statement on Form 8-A dated May 25, 1976 (as amended by Forms 8 dated June 14, 1976, August 18, 1976 and September 10, 1976), and (e) the description of BAC's Preferred Share Purchase Rights set forth in the Registration Statement on Form 8-A dated April 13, 1988 (as amended by Form 8 dated August 20, 1991). See "DESCRIPTION OF BAC CAPITAL STOCK."

  The following documents previously filed with the FDIC pursuant to the Exchange Act and filed with the SEC as exhibits to the Registration Statement are hereby incorporated by reference in this Proxy Statement/Prospectus: (a) Liberty's Amended Annual Report on Form F-2 for the fiscal year ended December 31, 1992; (b) Liberty's Amended and Restated Quarterly Reports on Form F-4 for the quarterly periods ended March 31, 1993, June 30, 1993 and September 30, 1993; (c) Liberty's Current Report on Form F-3 dated October 20, 1993; (d) the following information contained in Liberty's 1992 Annual Report to Shareholders (the "Annual Report"): (i) the audited consolidated financial statements of Liberty and the Report of Independent Auditors set forth at pages 2 through 11 of the Annual Report, (ii) the selected financial information set forth at page 12 of the Annual Report, (iii) Management's Discussion and Analysis set forth at pages 13 through 15 of the Annual Report, and (iv) Liberty's Subsidiaries set forth on the back inside cover page of the Annual Report; and (e) the following information contained in Liberty's 1993 Proxy Statement: (i) Security Ownership of Certain Beneficial Owners and Management, (ii) Directors of the Bank, and (iii) Management Compensation and Transactions.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). WITH RESPECT TO BAC'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO BANKAMERICA CORPORATION, CORPORATE SECRETARY'S OFFICE, P.O. BOX 37000, SAN FRANCISCO, CALIFORNIA 94137 (TELEPHONE (415) 622-3530). WITH RESPECT TO LIBERTY'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO REUBEN K.S. ZANE, CORPORATE SECRETARY, LIBERTY BANK, 99 NORTH KING STREET, HONOLULU, HAWAII 96817 (TELEPHONE (808) 548-5000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY JANUARY 28, 1994.

  All reports and definitive proxy or information statements filed by BAC and Liberty pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the BAC Common Stock to which this Proxy Statement/Prospectus relates shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO BAC AND FSB HAS BEEN SUPPLIED BY BAC, AND ALL INFORMATION RELATING TO LIBERTY HAS BEEN SUPPLIED BY LIBERTY.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in the Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached Appendices, including the Plan and Agreement of Merger and the related Merger Agreement, a copy of which is attached hereto as Appendix B and incorporated herein by this reference, and in the other documents incorporated herein by reference. Shareholders are urged to read carefully this Proxy Statement/Prospectus and the attached Appendices in their entirety.

THE MEETING

  The Meeting will be held on February 9, 1994, at 2:00 p.m. Hawaii Standard Time, at the offices of Liberty, 99 North King Street, Honolulu, Hawaii. Only Liberty Shareholders of record at the close of business on December 30, 1993 (the "Record Date") are entitled to notice of and to vote at the Meeting. As of the Record Date, there were approximately 782,390 shares of Liberty Common Stock outstanding and entitled to vote held by approximately 1,000 record holders. See "--Vote Required for the Merger."

  At the Meeting, Liberty Shareholders will be asked to consider and vote upon the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides, among other things, for the Merger of Liberty with a wholly-owned subsidiary of BAC. See "THE MERGER--Terms of the Merger."

PROXIES

  Each properly completed proxy returned in time for voting at the Meeting will be voted in accordance with the instructions indicated on the proxy, or, if no instructions are provided, will be voted FOR the proposal to approve the Merger Agreement and in favor of the Merger. In connection with any other business to come properly before the Meeting, each proxy will be voted in the judgment of the persons named in the proxy to vote on matters incident to the conduct of the Meeting.

  A Liberty Shareholder may revoke a proxy at any time before it is voted by filing with the Corporate Secretary of Liberty either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Such filing shall be made to the attention of Reuben K.S. Zane at Liberty's executive offices located at 99 North King Street, Honolulu, Hawaii 96817. Attendance at the Meeting will not of itself constitute revocation of a proxy.

THE MERGER

  The Parties. BAC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and was incorporated in the state of Delaware in 1968. BAC, through its banking and other subsidiaries, provides banking and financial services throughout the United States and in selected overseas markets to consumers and business customers including corporations, governments, and other institutions. See "BANKAMERICA CORPORATION." BAC is headquartered at 555 California Street, San Francisco, California 94104 (telephone (415) 622-3530).

  FSB is a federal savings association organized under the Home Owner's Loan Act in 1990. FSB is a wholly-owned subsidiary of BAC and its principal business is its Bank of America Hawaii division. Bank of America Hawaii provides banking and financial services in Hawaii through 31 branch locations. FSB's headquarters is located at 121 SW Morrison Street, Portland, Oregon 97204 (telephone (503) 275-1009).

  Liberty is a Hawaii banking corporation organized under the laws of the State of Hawaii and is subject to the Hawaii Code of Financial Institutions. Liberty was incorporated in the Territory of Hawaii on February 11, 1922. Liberty is a full service banking corporation engaged in the usual depository functions of a commercial bank with individual and commercial checking accounts, savings accounts and time deposits. Liberty makes commercial, real estate and installment loans, issues letters of credit, buys and sells foreign monies and bills of exchange, provides safe deposit facilities and offers other customary banking services. The executive offices of Liberty are located at 99 North King Street, Honolulu, Hawaii 96817 (telephone: 808-548-5000).

  The Proposed Merger. Under the terms of the Merger Agreement, Liberty will be merged with and into FSB, with FSB as the surviving entity. Unless BAC elects to pay all or part of the purchase price in cash (the "Cash Consideration") under the circumstances described below, all outstanding shares of Liberty Common Stock, excluding any shares as to which dissenters' rights under Hawaii law are exercised ("Dissenting Shares"), will be converted, without any action on the part of the holder thereof, into the right to receive shares of BAC Common Stock in accordance with the calculation described below (the "Stock Consideration"). The Merger will become effective at the time that the Articles of Merger with respect to the Merger are filed with the Office of Thrift Supervision (the "OTS"), provided that all requirements of applicable law to legally effect the Merger are fulfilled. The time of effectiveness of the Merger is referred to in this Proxy Statement/Prospectus as the "Effective Time" and the date on which the Effective Time occurs as the "Closing Date." It is anticipated that the Closing Date will occur during the first quarter of 1994.

  Each share of Liberty Common Stock, other than Dissenting Shares, will be converted upon consummation of the Merger into the right to receive the following: (i) if the sum of each of the high and low sales prices for BAC Common Stock as reported in the Western Edition of The Wall Street Journal as New York Stock Exchange Composite Transactions for each of the ten consecutive trading days immediately prior to the twentieth day before the Closing Date, divided by twenty (the "Market Value") is greater than or equal to $40.00, each Liberty Shareholder will receive the number of shares of BAC Common Stock as is determined by multiplying the number of shares of Liberty Common Stock owned of record on December 30, 1993 by such Liberty Shareholder by $28.54 and dividing the resulting product by the Market Value; and (ii) if the Market Value is less than $40.00, each Liberty Shareholder will receive, at the option of BAC (A) shares of BAC Common Stock calculated pursuant to (i) above, (B) Cash Consideration equal to $28.54 for each share of Liberty Common Stock owned of record at such time by such Liberty Shareholder or (C) a combination thereof. SEE "THE MERGER--TERMS OF THE MERGER"; AND SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES" FOR A DISCUSSION OF THE SIGNIFICANT DIFFERENCES IN THE FEDERAL INCOME TAX EFFECTS OF RECEIVING STOCK VERSUS CASH IN THE MERGER.

  In addition, Liberty Shareholders may receive separately up to $2.91 per share of Liberty Common Stock upon the sale of certain assets held in a liquidating trust. See "THE MERGER--Liquidating Trust."

  No certificates for fractional shares of BAC Common Stock will be issued as a result of the Merger. In lieu thereof, each Liberty Shareholder otherwise entitled to a fractional interest will receive an amount in cash based on the Market Value of BAC Common Stock and will have no other rights with respect to such fractional interest. See "THE MERGER--Terms of the Merger."

  It is intended that the Merger shall constitute a tax-free reorganization. Any payment of cash to Liberty Shareholders, either as Cash Consideration, upon the exercise of dissenters' rights or in lieu of fractional shares, will be taxable to the extent of any gain realized by Liberty Shareholders. See "THE MERGER--Federal Income Tax Consequences." Any payment of other property to Liberty Shareholders on the deemed receipt of assets transferred to the Liquidating Trust (as defined below) will be taxable to the extent of any gain realized by Liberty Shareholders. See "THE MERGER--Liquidating Trust."

  Background of and Reasons for the Merger; Recommendation. Liberty's Board of Directors, with the advice of its financial advisor, has concluded that the terms of the Merger are fair to and in the best interests of Liberty Shareholders. In evaluating the terms of the Merger, Liberty's Board of Directors considered a variety of factors, including the value of the consideration that Liberty Shareholders will receive in exchange for their shares of Liberty Common Stock; the recent historical and anticipated future market performance of, and dividends payable on, BAC Common Stock; the impact of the Merger upon Liberty's depositors, customers and employees; the long-term prospects for Liberty in a rapidly changing banking and financial services industry; the anticipated ability of the combined entity to provide competitive and comprehensive services in the market area; the compatibility of the respective businesses and management philosophies of Liberty and BAC; and the financial terms of other recent business combinations in the financial services industry. See "THE MERGER--Background of and Reasons for the Merger."

  ACCORDINGLY, THE BOARD OF DIRECTORS OF LIBERTY UNANIMOUSLY RECOMMENDS THAT THE LIBERTY SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND IN FAVOR OF THE MERGER.

  Fairness Opinion. Liberty retained Montgomery Securities ("Montgomery"), an investment banking firm, to act as its financial advisor with respect to the Merger. On October 5, 1993, Montgomery delivered its opinion to the Board of Directors of Liberty to the effect that, as of such date and based upon and subject to the considerations and qualifications described in such opinion, the consideration to be received by the Liberty Shareholders, other than dissenting Liberty Shareholders, in the Merger is fair to the Liberty Shareholders from a financial point of view taken as a whole. For additional information concerning the matters considered by Montgomery in reaching its opinion, a description of the methodologies utilized in rendering its opinion, the conclusions reached for each of the methodologies utilized, the limitations on its review and the fees received or to be received by it, and for information on BAC's engagement of Montgomery in connection with certain other matters, see "THE MERGER-- Fairness Opinion." A copy of Montgomery's opinion dated December 2, 1993 is attached as Appendix C to this Proxy Statement/Prospectus.

  The Warrant. In order to facilitate the transactions contemplated by, and in consideration of BAC's entry into, the Merger Agreement, Liberty issued to BAC a warrant dated as of October 8, 1993 (the "Warrant") pursuant to which BAC has the right, exercisable only under certain specified circumstances, to purchase up to 195,985 newly issued shares of Liberty Common Stock (equal to 24.3% of the number of shares outstanding immediately following such issuance and 19.6% of the number of shares that would be outstanding immediately after exercise) at a price of $25.05 per share, which represents the book value of Liberty Common Stock on the date the Warrant was granted. See "--Market Price and Dividend Data" and "THE MERGER--The Warrant." The Warrant could have the effect of discouraging persons who now or prior to the Effective Time might be interested in acquiring all of or a significant interest in Liberty from considering or proposing such an acquisition, even if such persons were prepared to pay more consideration per share for Liberty Common Stock than the consideration per share payable under the Merger Agreement. In addition, certain provisions of the Merger Agreement could have the effect of discouraging persons from acquiring, or considering or proposing an acquisition of, all of or a significant interest in, Liberty. See "THE MERGER--Business Pending the Merger."

  The Voting Agreements. In order to induce BAC to enter into the Merger Agreement and consummate the Merger, Lawrence S.L. Ching, Chairman of the Board and a director of Liberty; John E. Finney, a director of Liberty; Kenneth K. Lau, a director of Liberty; Reuben K.S. Zane, a director and the Corporate Secretary of Liberty; Lillian Tom Loo; Taihook Associates; Watumull Brothers, Ltd.; and Zane and Zane, Inc., entered into voting agreements with, and executed irrevocable proxies in favor of, BAC (collectively the "Voting Agreements"). The Voting Agreements provide that an aggregate of 269,112 shares of Liberty Common Stock held by such persons will be voted in favor of the Merger Agreement and against any proposal that would delay or impede the Merger. Such shares represent approximately 34.4% of the total number of shares of Liberty Common Stock issued and outstanding on the Record Date. See "THE MERGER--The

Voting Agreements." BAC and Liberty anticipate that Liberty's other directors and executive officers also will vote in favor of the Merger Agreement and the Merger.

  Rights of Dissenting Shareholders. Any Liberty Shareholder may dissent from the Merger pursuant to Sections 415-80 and 415-81 of the Hawaii Business Corporations Act (the "Act") and may receive payment of the fair value of such Liberty Shareholder's shares in cash by (i) delivering to Liberty, prior to the vote on the Merger Agreement at the Meeting, a written notice of such Liberty Shareholder's intent to demand payment for such Liberty Shareholder's shares if the Merger is consummated, and (ii) not voting in favor of the Merger Agreement at the Meeting, and (iii) delivering to the surviving corporation in the Merger a demand for payment in cash of the fair value of such Liberty Shareholder's shares of Liberty Common Stock not earlier than 30 days nor later than 60 days after the delivery of the surviving corporation's notice to dissenting Liberty Shareholders that the Merger is consummated. The fair value of such shares shall be determined as of the date immediately prior to the consummation of the Merger and shall not include any appreciation or depreciation in anticipation of the Merger. A copy of the relevant provisions of the Act is attached hereto as Appendix A and incorporated herein by reference. See "THE MERGER--Rights of Dissenting Liberty Shareholders."

  Conditions of the Merger. Consummation of the Merger is subject to various conditions. No assurance can be given as to whether such conditions will be satisfied or waived by the party permitted to do so. Accordingly, there can be no assurance that the Merger will be completed. In the event that conditions to the Merger remain unsatisfied and the Merger has not been effected by July 1, 1994, the Merger Agreement may be terminated by any party to the Merger Agreement, provided that the terminating party is not in default under the Merger Agreement. See "THE MERGER--Termination of the Merger Agreement."

  The Merger will occur only if the Merger Agreement is approved by the affirmative vote of at least 66 2/3% of the outstanding shares of Liberty Common Stock entitled to vote at the Meeting. In addition, the obligations of the parties to the Merger Agreement to proceed with the Merger are subject to various conditions, including, without limitation, the following: (i) the Merger and the transactions contemplated by the Merger Agreement must not violate any order, decree or judgment of any court or governmental body having competent jurisdiction, and no law, rule or regulation shall have been adopted by any such body that prohibits or enjoins the Merger; (ii) no action, suit or proceeding before any court or governmental body may be pending or threatened challenging the legality of the Merger or the other transactions contemplated by the Merger Agreement or seeking to restrain their consummation; and (iii) unless less than a majority of the purchase consideration received by Liberty Shareholders in the Merger consists of BAC Common Stock, Liberty shall receive an opinion of tax counsel to BAC as to the tax-free status of the Merger.

  Various applications for approval of the Merger have been filed with the Hawaii Commissioner of Financial Institutions (the "Hawaii Commissioner"), the OTS, the Board of Governors of the Federal Reserve System (the "FRB") and other appropriate federal and state regulatory authorities. It is a condition to the obligations of Liberty to proceed with the Merger and the other transactions contemplated by the Merger Agreement that all regulatory approvals necessary for the consummation of the Merger be obtained. In addition, it is a condition to BAC's and FSB's obligations to proceed with the Merger and the other transactions contemplated by the Merger Agreement that all regulatory approvals necessary for the consummation of the Merger be obtained without the imposition of any condition that BAC in good faith determines to be materially burdensome upon the conduct of the business of BAC or FSB or any other subsidiary of BAC or the businesses of Liberty and its subsidiary as conducted at the time such approvals are granted or as anticipated to be conducted in the future. If any such condition is imposed, the Merger Agreement permits BAC and FSB to terminate the Merger Agreement. The regulatory approvals necessary for the consummation of the Merger have not been obtained as of the date of mailing of this Proxy Statement/Prospectus and are not expected to be obtained until after the Meeting.

  Amendments. The Merger Agreement may be amended or supplemented at any time by written agreement of the parties, whether before or after the Meeting. To the extent permitted under applicable law, any such waiver or amendment may be made without further approval of the Liberty Shareholders.

  Federal Income Tax Consequences. Unless the Market Value is less than $40.00 and BAC elects to pay Cash Consideration such that cash and the fair market value of the assets transferred to the Liquidating Trust constitute a majority of the purchase, consummation of the Merger is conditioned upon the receipt of a satisfactory opinion of tax counsel to BAC to the effect that the Merger will constitute a tax-free reorganization for federal income tax purposes. Tax counsel's delivery of such opinion is expressly conditioned upon the receipt by tax counsel of certain factual representations certified by (i) authorized officers of BAC, FSB, and Liberty and (ii) each Liberty Shareholder who owns 5% or more of the outstanding Liberty Common Stock at any time during the period commencing with the date of this Proxy Statement/Prospectus and ending with the Closing Date. Any gain realized by a Liberty Shareholder upon the exchange of Liberty Common Stock pursuant to the Merger Agreement will be recognized for federal income tax purposes only to the extent of any cash received and the fair market value of the assets transferred to the Liquidating Trust. (It is contemplated that only BAC Common Stock, cash and/or the fair market value of the assets transferred to the Liquidating Trust will constitute the consideration to be received by Liberty Shareholders pursuant to the Merger Agreement.) Liberty Shareholders will not be permitted to recognize any loss for federal income tax purposes upon their exchange of Liberty Common Stock. See "THE MERGER--Federal Income Tax Consequences." Immediately prior to the Effective Time, certain Liberty assets will be transferred into the Liquidating Trust for the benefit of Liberty Shareholders. Any gain realized by a Liberty Shareholder will be recognized for federal income tax purposes to the extent of any cash received and the amount of the Liberty Shareholder's pro rata portion of the fair market value of the assets transferred to the Liquidating Trust. See "THE MERGER--Liquidating Trust."

  Interests of Certain Persons in the Merger. Under the terms of the Merger Agreement, options representing 21,625 shares of Liberty Common Stock previously issued to Liberty officers and employees (each a "Company Option") shall be exercised by the holder or cancelled by Liberty or the shares thereunder must be purchased by Liberty prior to the Effective Time. If any Company Option is properly exercised, the holder will exchange the shares of Liberty Common Stock so received as a result of such exercise for BAC Common Stock pursuant to the Merger. If the Company Option holder does not so exercise the option and Liberty does not have the right to cancel the Company Option, Liberty has agreed to purchase the Company Option. The purchase price for each such Company Option shall be the difference between the exercise price of such Company Option and $28.54 multiplied by the number of shares represented by such Company Option. Because $28.54 is above the exercise price of the Company Options, certain executive officers of Liberty, including Messrs. Buchman and Ching, the President and Chief Executive Officer and the Chairman of the Board, respectively, may benefit from the purchase of the Company Options if they do not exercise their Company Options. See "THE MERGER--Interests of Certain Persons in the Merger."

VOTE REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT

  The approval of the Merger Agreement requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Liberty Common Stock entitled to vote at the Meeting. As of the Record Date, directors and executive officers of Liberty held in the aggregate approximately 44.3% of the outstanding Liberty Common Stock entitled to notice of, and to vote at, the Meeting. BAC and Liberty anticipate that each of Liberty's directors and executive officers will vote in favor of the proposal to approve the Merger Agreement and in favor of the Merger.

MARKET PRICE AND DIVIDEND DATA

  BAC Common Stock is listed for trading on the New York, Chicago, Pacific, London and Tokyo Stock Exchanges. Liberty Common Stock is not listed on any regular or over-the-counter market and there is no established trading market for Liberty Common Stock.

  The following table sets forth, for the periods indicated, the range of high and low sales prices per share for BAC Common Stock as reported on the NYSE Composite Transactions Tape as reported in the Western Edition of The Wall Street Journal and the range of high and low bid prices per share for Liberty Common Stock based upon estimates provided by Abel-Behnke Corporation, the principal broker handling transactions in Liberty Common Stock. This information has not been verified and is not likely to cover all sales of Liberty Common Stock during the periods indicated. Because Liberty Common Stock has not been actively traded, the prices in the table may not be indicative of the fair market value of Liberty Common Stock. The Liberty Common Stock prices may not reflect retail mark-ups, mark-downs or commissions. The table also sets forth, for the periods indicated, the quarterly cash dividends per share paid by BAC and Liberty, respectively, on such shares.

                                                                 CASH DIVIDENDS
                                       BAC          LIBERTY       PER SHARE OF
                                  COMMON STOCK    COMMON STOCK    COMMON STOCK
                                  ------------- ---------------- --------------
                                   HIGH   LOW   HIGH BID LOW BID  BAC   LIBERTY
                                  ------ ------ -------- ------- ------ -------
1991
  First Quarter.................. $37.00 $23.13  $20.50  $18.00  $0.300 $  --
  Second Quarter.................  40.38  35.13   25.13   20.00   0.300  0.200
  Third Quarter..................  44.50  33.00   26.25   25.13   0.300    --
  Fourth Quarter.................  44.75  30.63   26.00   20.13   0.300    --
1992
  First Quarter..................  46.25  35.38   20.25   20.00   0.325    --
  Second Quarter.................  49.75  38.13   20.00   17.00   0.325  0.200
  Third Quarter..................  46.75  40.25   18.00   17.00   0.325    --
  Fourth Quarter.................  48.25  40.88   17.00   15.00   0.325    --
1993
  First Quarter..................  55.50  43.00   19.33   18.42   0.350    --
  Second Quarter.................  53.88  40.50   19.75   19.42   0.350    --
  Third Quarter..................  49.13  43.38   22.04   20.92   0.350    --
  Fourth Quarter (through
   November 30, 1993)............  45.63  40.38   25.50   24.00     --     --

  The following table sets forth the last reported sales prices per share of BAC Common Stock and the last reported high and low bid price for Liberty Common Stock, reported as described above, on October 7, 1993, the last trading day before announcement of the Merger Agreement, and on November 30, 1993, the latest practicable trading day before printing this Proxy Statement/Prospectus:

                                                          BAC         LIBERTY
                                                      COMMON STOCK COMMON STOCK
                                                      ------------ -------------
                                                                    HIGH   LOW
                                                         PRICE      BID    BID
                                                         -----     ------ ------
      October 7, 1993................................    $44.38    $25.50 $24.13
      November 30, 1993..............................     44.50     28.50  24.13

  On October 31, 1993, there were approximately 165,879 holders of record of BAC Common Stock, and there were approximately 1,000 holders of record of Liberty Common Stock.

  Liberty Shareholders are urged to obtain current market quotations for BAC Common Stock and, to the extent available, for Liberty Common Stock.

SUMMARY HISTORICAL FINANCIAL DATA

  BAC's book value per share, cash dividends per share and income per share for the fiscal year ended December 31, 1992 and any interim period since December 31, 1992 and the date of this Proxy Statement/Prospectus would not be materially affected if such financial statements were presented on a pro forma basis to reflect the acquisition of Liberty using the purchase method of accounting and hence no such pro forma presentation is made in this Proxy Statement/Prospectus. Set forth below is certain summary financial information for Liberty and BAC and certain pro forma equivalent per share data for Liberty.

  The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of BAC and Liberty included in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Interim results are not necessarily indicative of the results to be expected for the year ending December 31, 1993.

               BAC CONSOLIDATED HISTORICAL SUMMARY FINANCIAL DATA
                                  (UNAUDITED)

                          NINE MONTHS ENDED
                            SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                          ----------------------      ------------------------------------------------
(DOLLAR AMOUNTS IN
MILLIONS, EXCEPT PER      1993(A)       1992(A)       1992(A)       1991      1990     1989     1988
SHARE DATA)               --------      --------      --------    --------  --------  -------  -------
CONSOLIDATED SUMMARY OF
 OPERATIONS
Interest income.........  $  8,751      $  8,542      $ 11,613    $  9,860  $ 10,249  $ 9,559  $ 8,430
Interest expense........     3,175         3,755         4,895       5,388     6,097    5,536    4,744
                          --------      --------      --------    --------  --------  -------  -------
Net interest income.....     5,576         4,787         6,718       4,472     4,152    4,023    3,686
Provision for credit
 losses.................       610           730           990         805       905      770      645
                          --------      --------      --------    --------  --------  -------  -------
Net interest income
 after provision for
 credit losses..........     4,966         4,057         5,728       3,667     3,247    3,253    3,041
Noninterest income......     3,154         2,637         3,649       2,408     2,074    1,830    1,751
Noninterest expense.....     5,552         4,862         6,695       4,202     3,922    3,735    3,850
                          --------      --------      --------    --------  --------  -------  -------
Income before income
 taxes and extraordinary
 credit.................     2,568         1,832         2,682       1,873     1,399    1,348      942
Provision for income
 taxes..................     1,110           813         1,190         749       522      528      395
                          --------      --------      --------    --------  --------  -------  -------
Income before
 extraordinary credit...     1,458         1,019         1,492       1,124       877      820      547
Extraordinary credit
 resulting from
 previously unrecognized
 tax benefits...........       --            --            --          --        238      283      179
                          --------      --------      --------    --------  --------  -------  -------
Net income..............  $  1,458      $  1,019(b)   $  1,492(b) $  1,124  $  1,115  $ 1,103  $   726
                          ========      ========      ========    ========  ========  =======  =======
EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE
Income before
 extraordinary credit...  $   3.58      $   3.03      $   4.24    $   4.81  $   3.85  $  3.79  $  2.77
Extraordinary credit
 resulting from
 previously unrecognized
 tax benefits...........        --            --            --          --      1.10     1.40     1.02
                          --------      --------      --------    --------  --------  -------  -------
Net income..............  $   3.58      $   3.03(b)   $   4.24(b) $   4.81  $   4.95  $  5.19  $  3.79
                          ========      ========      ========    ========  ========  =======  =======
EARNINGS PER COMMON
 SHARE-ASSUMING FULL
 DILUTION
Income before
 extraordinary credit...  $   3.56      $   3.01      $   4.21    $   4.78  $   3.84  $  3.74  $  2.77
Extraordinary credit
 resulting from
 previously unrecognized
 tax benefits...........       --            --            --          --       1.10     1.37     1.02
                          --------      --------      --------    --------  --------  -------  -------
Net income..............  $   3.56      $   3.01(b)   $   4.21(b) $   4.78  $   4.94  $  5.11  $  3.79
                          ========      ========      ========    ========  ========  =======  =======
STOCK DATA
Dividends declared per
 common share...........  $   1.05      $  0.975      $   1.30    $   1.20  $   1.00  $  0.60  $    --
Book value per common
 share(c)...............     38.69         34.99         35.88       30.78     27.21    23.31    18.43
Average number of common
 shares outstanding at
 period end (in
 thousands).............   357,343       347,297       348,603     218,880   213,364  210,319  185,537
CONSOLIDATED BALANCE
 SHEET DATA(C)
Loans (net of unearned
 income and allowance
 for credit losses).....  $124,767      $128,441      $124,523    $ 86,368  $ 85,765  $75,861  $69,022
Total assets............   187,109       186,574       180,646     115,509   110,728   98,764   94,647
Deposits................   140,969       140,805       137,883      94,067    92,321   81,186   77,150
Long-term debt..........    14,008        13,936        14,326       3,101     2,648    2,699    2,380
Subordinated capital
 notes..................       933         2,070         2,069       1,277     1,283    1,376    1,438
Total shareholders'
 equity.................    16,805        14,892        15,488       8,063     6,419    5,534    4,149
RETURN ON AVERAGE
Total assets............      1.05%(d)      0.85%(d)      0.90%       0.99%     1.04%    1.14%    0.76%
Total shareholders'
 equity.................     12.11  (d)    11.55  (d)    11.84       15.78     18.68    23.10    20.02
AVERAGE TOTAL
 SHAREHOLDERS' EQUITY TO
 AVERAGE TOTAL ASSETS...      8.71%         7.39%         7.60%       6.25%     5.55%    4.91%    3.81%

- -------
(a) This financial information reflects the effects of the merger with Security Pacific Corporation ("SPC") subsequent to its consummation on April 22, 1992.
(b) Earnings and earnings per share were affected by the net effect of nonrecurring items, including the accrual of restructuring expenses related to the merger with SPC and a net gain on the sale of the payroll processing business of Bank of America National Trust & Savings Association ("Bank of America"). If the nonrecurring items had been excluded from the results of operations, net income would have been $1,194 million and $1,682 million for the nine months ended September 30, 1992 and the year ended December 31, 1992, respectively. In addition, earnings per common and common equivalent share would have been $3.61 and earnings per common share, assuming full dilution, would have been $3.58 for the nine months ended September 30, 1992, while earnings per common and common equivalent share would have been $4.85 and earnings per common share, assuming full dilution, would have been $4.81 for the year ended December 31, 1992.
(c) As of period end.
(d) Percentages for the nine-month periods ended September 30, 1992 and 1993 were annualized for purposes of comparison.

             LIBERTY CONSOLIDATED HISTORICAL SUMMARY FINANCIAL DATA
                                  (UNAUDITED)

                          NINE MONTHS ENDED
                            SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                          ----------------------     -------------------------------------------------
(DOLLAR AMOUNTS IN
THOUSANDS, EXCEPT PER       1993          1992         1992       1991      1990      1989      1988
SHARE DATA)               --------      --------     --------   --------  --------  --------  --------
CONSOLIDATED SUMMARY OF
 OPERATIONS
Interest income.........  $ 15,022      $ 17,923     $ 23,343   $ 26,921  $ 28,292  $ 25,854  $ 21,429
Interest expense........     6,086         8,072       10,595     13,793    15,133    14,039    10,327
                          --------      --------     --------   --------  --------  --------  --------
Net interest income.....     8,936         9,851       12,748     13,128    13,159    11,815    11,102
Provision for credit
 losses.................       270           255        1,770        236       210       195       625
                          --------      --------     --------   --------  --------  --------  --------
Net interest income
 after provision for
 credit losses..........     8,666         9,596       10,978     12,892    12,949    11,620    10,477
Noninterest income......     3,079         2,915        4,324      3,991     3,356     2,895     2,802
Noninterest expense.....    12,314        12,010       16,655     15,712    14,955    13,624    11,918
                          --------      --------     --------   --------  --------  --------  --------
Income (loss) before
 income taxes and
 cumulative effect of
 change in accounting
 principle..............      (569)          501       (1,353)     1,171     1,350       891     1,361
Provision (credit) for
 income taxes...........       (92)          161         (131)       308       344       159       256
                          --------      --------     --------   --------  --------  --------  --------
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............      (477)          340       (1,222)       863     1,006       732     1,105
Extraordinary credit
 resulting from
 cumulative effect of
 change in accounting
 principle..............       469           --           --         --        --        --        --
                          --------      --------     --------   --------  --------  --------  --------
Net income (loss).......  $     (8)     $    340     $ (1,222)  $    863  $  1,006  $    732  $  1,105
                          ========      ========     ========   ========  ========  ========  ========
EARNINGS (LOSS) PER
 COMMON SHARE
Income (loss) before
 income taxes and
 cumulative effect of
 change in accounting
 principle..............  $  (0.61)     $   0.44     $  (1.58)  $   1.19  $   1.49  $   1.08  $   1.65
Cumulative effect of
 change in accounting
 principle..............      0.60           --           --         --        --        --        --
                          --------      --------     --------   --------  --------  --------  --------
Net income (loss).......  $  (0.01)     $   0.44     ($  1.58)  $   1.19  $   1.49  $   1.08  $   1.65
                          ========      ========     ========   ========  ========  ========  ========
STOCK DATA
Dividends declared per
 common share...........  $   0.00      $   0.20     $   0.20   $   0.20  $   0.20  $   0.20  $   0.20
Book value per common
 share(a)...............     24.78         26.80        24.78      26.56     25.74     24.46     23.63
Average number of common
 shares outstanding.....   775,890       775,685      775,719    726,211   676,408   672,500   669,750
CONSOLIDATED BALANCE
 SHEET DATA(A)
Loans (net of unearned
 income and allowance
 for credit losses).....  $215,628      $235,613     $231,206   $225,326  $216,960  $189,538  $184,002
Total assets............   302,958       334,748      325,868    313,711   318,623   299,061   265,708
Deposits................   270,392       284,421      277,721    286,612   292,309   275,554   243,149
Long-term debt..........    10,589        24,414       23,805        --        --        --        --
Subordinated capital
 notes..................       --          1,000        1,000      1,000     2,500     2,500     2,500
Total shareholders'
 equity.................    19,223        20,793       19,230     20,594    17,421    16,513    15,823
RETURN ON AVERAGE
Total assets............     (0.01)%(b)     0.14%(b)    (0.38)%     0.28%     0.33%     0.26%     0.45%
Total shareholders'
 equity.................     (0.06) (b)     2.21 (b)    (5.95)      4.59      6.00      4.52      7.23
AVERAGE TOTAL
 SHAREHOLDERS' EQUITY
 TO AVERAGE TOTAL
 ASSETS.................      6.29%         6.46%        6.40%      6.13%     5.57%     5.84%     6.26%

- --------
(a) As of period end.
(b) Percentages for the nine-month periods ended September 30, 1992 and 1993 were annualized for purposes of comparison.

                LIBERTY PRO FORMA EQUIVALENT PER SHARE DATA

                                (UNAUDITED)

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,      YEAR ENDED
                                                   1993        DECEMBER 31, 1992
                                             ----------------- -----------------
Earnings (loss) per common share
 Historical (a)............................       $ 0.23            $ (1.58)
 Pro forma equivalents (b):
 Earnings per Common and Common Equivalent
  Share....................................         2.30               2.72
 Earnings per Common Share--Assuming Full
  Dilution.................................         2.28               2.70
Dividends per common share
 Historical................................         0.00               0.20
 Pro forma equivalent (b)..................         0.67               0.83
Book value per common share at period end
 Historical (a)............................        25.02              24.78
 Pro forma equivalent (b)..................        24.81              23.01

- --------

(a) Excludes nonrecurring expenses related to the Merger.

(b) Based on BAC historical amounts, which approximate BAC pro forma combined amounts. BAC historical amounts were multiplied by a conversion ratio of 0.64135, which represents $28.54 divided by BAC's Common Stock price at November 30, 1993 of $44.50. The actual conversion ratio may differ from the ratio above based on the Market Value of BAC Common Stock.

                                  INTRODUCTION

GENERAL

  This Proxy Statement/Prospectus is being furnished to Liberty Shareholders in connection with the solicitation of proxies by the Board of Directors of Liberty for use at the Meeting which is to be held on February 9, 1994 and at any adjournments or postponements of such Meeting. The Meeting will be held at 2:00 p.m., Hawaiian Standard Time, at the offices of Liberty, 99 North King Street, Honolulu, Hawaii.

PROPOSALS

  The purpose of the Meeting is to consider and vote upon the Merger Agreement and the transactions contemplated thereby.

RECORD DATE AND VOTING RIGHTS

  Only holders of record of Liberty Common Stock at the close of business on December 30, 1993 (the "Record Date") will be entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, there were approximately 782,390 shares of Liberty Common Stock outstanding. Each such share of Liberty Common Stock will be entitled to one vote.

  Liberty has granted to BAC the Warrant dated as of October 8, 1993 to purchase, under certain circumstances, 24.3% of the number of shares of Liberty Common Stock outstanding after issuance (19.6% of the number of shares of Liberty Common Stock outstanding after exercise). BAC is not entitled to vote the shares subject to the Warrant until the Warrant is exercised. See "THE MERGER--The Warrant."

  In order to induce BAC to enter into the Merger Agreement and consummate the Merger, Lawrence S.L. Ching, Chairman of the Board and a director of Liberty; John E. Finney, a director of Liberty; Kenneth K. Lau, a director of Liberty; Reuben K.S. Zane, a director and Corporate Secretary of Liberty; Lillian Tom Loo; Taihook Associates; Watumull Brothers, Ltd.; and Zane and Zane, Inc. entered into the Voting Agreements with BAC. The Voting Agreements provide that an aggregate of 269,112 shares of Liberty Common Stock held by them will be voted in favor of the Merger Agreement and against any proposal that would delay or impede the Merger. Such shares represent approximately 34.4% of the total number of shares of Liberty Common Stock issued and outstanding on the Record Date. See "THE MERGER--The Voting Agreements." As of the Record Date, all of Liberty's directors and executive officers held in the aggregate approximately 44.3% of the outstanding Liberty Common Stock entitled to notice of, and to vote at, the Meeting. BAC and Liberty anticipate that each of Liberty's directors and executive officers will vote in favor of the proposal to approve the Merger Agreement and in favor of the Merger.

SHAREHOLDER VOTE REQUIRED

  The approval of the Merger Agreement requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Liberty Common Stock entitled to vote at the Meeting. Each Liberty Shareholder is entitled to one vote for each share of Liberty Common Stock which he or she owns. Approval of the Merger Agreement by Liberty Shareholders is a condition to the Merger.

PROXIES

  Each properly completed proxy returned in time for voting at the Meeting will be voted in accordance with the instructions indicated on the proxy, or, if no instructions are provided, will be voted FOR the proposal to approve the Merger Agreement and the transactions contemplated thereby and in favor of the Merger. In connection with any other business to come properly before the Meeting, each proxy will be voted in the judgment of the persons named in the proxy. The filing of a proxy shall also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the Meeting.

  A Liberty Shareholder may revoke a proxy at any time before it is voted by filing with the Corporate Secretary of Liberty either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Such filing shall be made to the attention of Reuben K.S. Zane at Liberty's executive offices, located at 99 North King Street, Honolulu, Hawaii 96817. Attendance at the Meeting will not of itself constitute revocation of a proxy.

  LIBERTY SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF LIBERTY STOCK CERTIFICATES WILL BE MAILED TO EACH LIBERTY SHAREHOLDER AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. See "THE MERGER--Rights of Dissenting Shareholders."

OTHER MATTERS

  The cost of the solicitation of proxies will be borne by Liberty. In addition to solicitation by mail, directors, officers and regular employees of Liberty may solicit proxies personally or by telefax or telephone, but will not be entitled to receive additional compensation for such services.

                                   THE MERGER

GENERAL

  The following description of the material aspects of the Merger does not purport to be a complete description thereof and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix B and incorporated herein by reference. All Liberty Shareholders are urged to read the Merger Agreement carefully in its entirety. Liberty Shareholders are being asked to approve the Merger Agreement and the Merger at the Meeting.

BACKGROUND OF AND REASONS FOR THE MERGER

  Liberty's Board of Directors, with the advice of its financial advisor, has concluded that the terms of the Merger are fair to and in the best interests of Liberty's Shareholders. In evaluating the terms of the Merger, the Board of Directors considered a variety of factors, including the value of the consideration that Liberty Shareholders will receive in exchange for their shares of Liberty Common Stock; the recent historical and anticipated future market performance of, and dividends payable on, BAC Common Stock; the impact of the Merger upon Liberty's depositors, customers and employees; the long-term prospects for Liberty in a rapidly changing banking and financial services industry; the anticipated ability of the combined entity to provide competitive and comprehensive services in the market area; the compatibility of the respective businesses and management philosophies of Liberty and BAC; and the financial terms of other recent business combinations in the financial services industry. In addition, the Liberty Board of Directors considered the opinion rendered by Montgomery, as further described below, to the effect that the consideration, taken as a whole, to be received by Liberty Shareholders, other than dissenting Liberty Shareholders, in the Merger is fair from a financial point of view to the Liberty Shareholders.

  Liberty's Board of Directors also considered the current economic environment of Hawaii, the trend toward consolidation of financial institutions, the increasing regulatory pressures and the anticipated benefits to Liberty of being affiliated with a larger bank holding company structure, including greater access to capital.

  The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Liberty and BAC. The following is a brief discussion of the events that led to the execution of the Merger Agreement.

  In July 1992, BAC acquired H.F. Holdings, Inc. and its subsidiary, HonFed Bank, a federal savings bank with 29 branches located in Hawaii. BAC's banking operations in Hawaii are now doing business as Bank of America Hawaii and are a division of FSB. Subsequent to that acquisition, BAC became interested in increasing its market share in Hawaii in order to improve profitability through achieving greater economies of scale. In March 1993, the Liberty Board of Directors engaged Montgomery to act as its financial advisor in connection with the possible sale or merger of Liberty. During the second quarter of 1993, Montgomery assisted Liberty in soliciting and reviewing various offers of interest. When BAC was contacted by Montgomery, it responded that it was interested in a possible transaction with Liberty. On July 8, 1993, BAC submitted to Liberty through Montgomery a non-binding indication of interest in the acquisition of Liberty. On July 13, 1993, the Liberty Board of Directors began negotiations with BAC.

  In July and August 1993, representatives of BAC and FSB conducted due diligence examinations of Liberty. Based upon those examinations, representatives of BAC and Liberty negotiated the terms of a proposed definitive merger agreement, including the payment of the Stock Consideration or under certain circumstances the payment of Cash Consideration, the treatment of outstanding Company Options, whether to utilize the services of Liberty's executive management after the Merger and the value to be given to certain specific Liberty assets.

  The BAC Board of Directors met on August 2, 1993, and the FSB Board of Directors met on August 23, 1993 to review the status of negotiations of a definitive merger agreement. Each board voted unanimously to continue negotiations and to pursue a definitive agreement with Liberty. The FSB Board of Directors also authorized a special committee of the board (the "FSB Committee") to approve, if appropriate, the terms of the final Merger Agreement. By October 4, 1993 negotiations on the Merger Agreement were substantially completed, therefore, the BAC Board of Directors and the FSB Committee met on that date and, after consideration of all factors deemed relevant, each determined that the Merger would be in the best interest of its shareholders and unanimously approved the Merger Agreement and the transactions related thereto.

  On October 5, 1993, the members of the Board of Directors of Liberty present at the board meeting unanimously approved the Merger Agreement and the transactions related thereto.

FAIRNESS OPINION

  Pursuant to an engagement letter dated May 1, 1993 (the "Engagement Letter"), Liberty engaged Montgomery to act as its financial advisor in connection with advising Liberty concerning opportunities for the sale of Liberty and participating on Liberty's behalf in negotiations resulting from those opportunities. Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Liberty selected Montgomery as its financial adviser on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the banking and investment communities.

  At the October 5, 1993 meeting of Liberty's Board of Directors, Montgomery delivered its oral opinion, subsequently confirmed in writing on December 2, 1993, that the consideration to be received by the Liberty Shareholders, other than dissenting Liberty Shareholders, in the Merger is fair to the Liberty Shareholders from a financial point of view. No limitations were imposed by Liberty on Montgomery with respect to the investigations made or procedures followed in rendering its opinion. THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE LIBERTY BOARD OF DIRECTORS IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION IS ADDRESSED TO THE LIBERTY BOARD OF DIRECTORS ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LIBERTY SHAREHOLDER AS TO HOW SUCH LIBERTY SHAREHOLDER SHOULD VOTE AT THE MEETING.

  In connection with its opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to Liberty and BAC including the consolidated financial statements for recent years and interim periods to June 30, 1993, and certain other relevant financial and operating data relating to Liberty and BAC made available to Montgomery from published sources and from the internal records of Liberty; (ii) reviewed the Merger Agreement;
(iii) reviewed certain historical market prices and trading volumes of BAC Common Stock as reported by the NYSE; (iv) compared Liberty and BAC from a financial point of view with certain other companies in the financial services industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions that Montgomery deemed to be comparable, in whole or in part, to the Merger and Liberty; (vi) reviewed and discussed with representatives of the management of Liberty and BAC certain information of a business and financial nature regarding Liberty and BAC, furnished to Montgomery by Liberty and BAC, including financial forecasts and related assumptions of Liberty; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Liberty's counsel; (viii) reviewed and discussed the assets to be held in the Liquidating Trust with representatives of management of Liberty; and (ix) performed such other analyses and examinations as Montgomery deemed appropriate.

  In connection with its review, Montgomery did not independently verify any of the foregoing information, and relied on such information and assumed such information was complete and accurate in all material respects. With respect to the financial forecasts for Liberty provided to Montgomery by Liberty's management, Montgomery assumed for purposes of its opinion that they were reasonably prepared on bases reflecting the best available estimates and judgments of Liberty's management at the time of preparation as to the future financial performance of Liberty and that they provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there were no material changes in Liberty's or BAC's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Montgomery. Montgomery relied on advice of counsel to Liberty as to all legal matters with respect to Liberty, the Merger and the Merger Agreement. In addition, Montgomery did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Liberty or BAC, nor was Montgomery furnished with any such appraisals. Further, Montgomery's opinion was based on economic, monetary and market conditions existing as of October 8, 1993.

  Set forth below is a brief summary of the report presented by Montgomery to the Liberty Board on October 5, 1993 in connection with its opinion.

 Comparable Company Analysis

  Using public and other available information, Montgomery compared certain financial ratios of Liberty (including the ratio of net income to average total assets ("return on average assets"), the ratio of net income to average total equity ("return on average equity"), the ratio of average equity to average assets, the ratio of noninterest expense to the sum of net interest income and other income ("cost control") and certain credit ratios) for each of the years ended December 31, 1988, 1989, 1990, 1991 and 1992 and for the six months ended June 30, 1993, to a national proxy group consisting of 13 selected national banks which Montgomery considered comparable to Liberty (the "National Bank Proxy Group"), to a western bank proxy group consisting of approximately 50 banks located in the Western region of the United States (the "Western Bank Proxy Group"), and to BAC. The following table summarizes certain results of the comparison of Liberty to the proxy groups and to BAC:

                                              NATIONAL BANK WESTERN BANK
                                    LIBERTY    PROXY GROUP  PROXY GROUP   BAC
                                    --------  ------------- ------------ -----
     Return on Average Assets
       Six Months Ended June 30,
        1993.......................     0.10%      1.15%        0.71%     1.06%
       Year Ended 1992............. Negative       0.98%        0.63%     0.90%
       Year Ended 1991.............     0.28%      0.84%        0.71%     0.99%
       Year Ended 1990.............     0.33%      0.84%        1.03%     1.04%
       Year Ended 1989.............     0.27%      0.18%        1.06%     1.14%
       Year Ended 1988.............     0.45%      1.11%        0.86%     0.76%
     Return on Average Equity
       Six Months Ended June 30,
        1993.......................     1.70%     15.24%        9.07%    12.35%
       Year Ended 1992............. Negative      15.54%        8.54%    11.84%
       Year Ended 1991.............     4.58%     13.84%       10.02%    15.78%
       Year Ended 1990.............     6.00%     14.79%       15.22%    18.68%
       Year Ended 1989.............     4.55%      2.64%       16.08%    23.10%
       Year Ended 1988.............     7.23%     18.83%       13.19%    20.02%
     Average Equity to Average
      Assets
       Six Months Ended June 30,
        1993.......................     6.12%      6.85%        7.78%     8.59%
       Year Ended 1992.............     6.40%      6.11%        7.41%     7.60%
       Year Ended 1991.............     6.13%      6.04%        7.05%     6.25%
       Year Ended 1990.............     5.57%      5.72%        6.77%     5.55%
       Year Ended 1989.............     5.84%      6.05%        6.55%     4.91%
       Year Ended 1988.............     6.26%      6.04%        6.33%     3.81%
     Cost Control
       Six Months Ended June 30,
        1993.......................   103.00%     59.90%       71.50%    63.35%
       Year Ended 1992.............    97.55%     61.90%       67.30%    64.58%
       Year Ended 1991.............    93.10%     62.49%       64.70%    61.08%
       Year Ended 1990.............    90.60%     60.79%       62.40%    62.99%
       Year Ended 1989.............    92.60%     59.74%       62.80%    63.81%
       Year Ended 1988.............    85.70%     57.72%       65.30%    70.81%

  No company used in the analysis is identical to Liberty or BAC. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

 Analysis of Selected Bank and Thrift Merger Transactions

  Montgomery reviewed the consideration paid in recently announced transactions whereby certain banks and thrifts were acquired. Specifically, Montgomery reviewed 92 transactions involving acquisitions of banks in the Western region of the United States (including Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming) announced since January 1990, acquisitions of 48 selected California banks announced since February 1986, and acquisitions of 5 selected Hawaiian banks and thrifts announced since November 1989, emphasizing the transactions involving the acquisitions of the Hawaiian banks and thrifts. The selected acquisitions of the Hawaiian banks and thrifts included CB Bancshares' announced acquisition of International Holding Capital Corp., First Hawaiian, Inc.'s acquisition of Pioneer Fed BanCorp, BAC's acquisition of HF Holdings, Inc., First Hawaiian, Inc.'s acquisition of First Interstate of Hawaii, and Bancorp Hawaii, Inc.'s acquisition of FirstFed America (collectively, the "Hawaii Focus Group"). For each bank and thrift acquired in such transactions, Montgomery compiled figures illustrating, among other things, the return on average equity, return on average assets and nonperforming assets to total assets. For each such transaction Montgomery compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of book value) to core deposits, purchase price to book value and purchase price to last twelve-months' ("LTM") earnings.

  The figures for the acquired western region banks, selected California banks and the Hawaii Focus Group yielded (i) median return on average equity of 11.04%, 13.00% and 13.09%, respectively, (ii) median return on average assets of 0.88%, 0.89% and 1.07%, respectively, and (iii) median nonperforming assets to total assets of 1.48%, 0.93% and 1.02%, respectively. In comparison, Montgomery determined that for the six months ended June 30, 1993, Liberty's return on average equity was 1.70%, its return on average assets was 0.10%, and its nonperforming assets to total assets were 2.66%.

  The figures for the western region bank, California bank and Hawaii Focus Group transactions yielded (i) a median percentage of premium to core deposits of 5.48%, 7.24% and 6.92%, respectively, (ii) a ratio of purchase price to book value of 1.59, 1.76 and 1.51, respectively, and (iii) a ratio of purchase price to LTM earnings of 12.3, 15.6 and 14.7, respectively. For purposes of comparing these transactions to the Merger, Montgomery considered the Stock Consideration and/or Cash Consideration having a total value of $28.54 per share of Liberty Common Stock, and the additional value of up to $2.91 per share of Liberty Common Stock which may be received by Liberty Shareholders from the Liquidating Trust. Using the two values of $28.54 and $31.45 per share of Liberty Common Stock, Montgomery determined that the consideration to be received by the Liberty Shareholders in the Merger represented a percentage of premium to core deposits of 1.14% and 2.02%, respectively, a ratio of price to book value of
1.14 and 1.26, respectively, and a ratio of price to estimated 1994 earnings per share of 38.2 and 42.1, respectively.

  No other company or transaction used in the above analysis as a comparison is identical to Liberty, BAC or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Liberty, BAC and the Merger are being compared.

 Contribution Analysis

  Montgomery analyzed the contribution of each of Liberty and BAC to, among other things, common equity and net income of the proforma combined companies for the years ended December 31, 1991 and 1992 and for the six-month period ended June 30, 1993. This analysis showed, among other things, that based on proforma combined balance sheets and income statements for Liberty and BAC as of December 31, 1991 and 1992 and as of June 30, 1993, Liberty would have contributed 0.30%, 0.15% and 0.14%, respectively, of the common equity, and for the year ended December 31, 1991 and for the six months ended June 30, 1993, Liberty would have contributed 0.08% and 0.02%, respectively, of the net income of the combined companies. For the year ended December 31, 1992, Liberty reported a net loss. Assuming all Liberty Shareholders are paid the Stock Consideration with a Market Value of $40.63 for BAC Common Stock, the Liberty Shareholders would own approximately 0.16% of the combined companies, based on fully-diluted shares outstanding on June 30, 1993.

 Dilution Analysis

  Using estimates prepared by Liberty management for Liberty and analysts' estimates for BAC, Montgomery compared the calendar years 1993 and 1994 estimated earnings per share of Liberty Common Stock and BAC Common Stock to the calendar years 1993 and 1994 estimated earnings per share of the common stock of the proforma combined companies. Based on such analysis and assuming all Liberty Shareholders are paid Stock Consideration with a Market Value of $40.63, the proposed transaction would be dilutive to BAC's earnings per share in 1993, prior to projected cost savings, and accretive to Liberty's earnings per share in the amount of $3.29 per Liberty share for 1993 and $3.03 per Liberty share for 1994.

  The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the Liberty Board or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Liberty Board. In addition, Montgomery may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Liberty or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

  In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Liberty or BAC. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the consideration to be received by Liberty Shareholders in the Merger and were provided to the Liberty Board in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the management of Liberty. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

  As described above, Montgomery's opinion and presentation to the Liberty Board were among the many factors taken into consideration by the Liberty Board in making its determination to approve the Merger.

  Pursuant to the Engagement Letter, Liberty has paid Montgomery a $25,000 retainer, which will be credited against any fee to be paid to Montgomery pursuant to the Engagement Letter. Pursuant to the Engagement Letter, Montgomery may be paid a fee equal to the greater of $200,000 or 1.5% of the total consideration involved in the Merger. Upon delivery of Montgomery's oral opinion, Liberty became obligated to pay Montgomery one-half of the fee. If the Merger is consummated, Liberty will be obligated to pay Montgomery the remainder of the fee. Liberty has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, Liberty has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

  In the ordinary course of its business, Montgomery actively trades equity securities of BAC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In 1991 and 1992, Montgomery provided investment banking services to BAC relating to certain branch deposit and asset sale transactions necessary for the consummation of the merger of SPC into BAC, for which it received a fee of $2,327,063.73. Montgomery did not perform any services for BAC during 1993. In January 1994, Montgomery was engaged by BAC to provide investment banking advisory services for a fee not expected to exceed $1,500,000. Such services do not include finding or informing BAC of potential merger or acquisition candidates.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF LIBERTY

  THE BOARD OF DIRECTORS OF LIBERTY HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF LIBERTY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS OF LIBERTY UNANIMOUSLY RECOMMENDS THAT THE LIBERTY SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND IN FAVOR OF THE MERGER.

TERMS OF THE MERGER

  Under the terms of the Merger Agreement, Liberty will be merged with and into FSB, with FSB as the surviving entity, and unless the Market Value is less than $40.00 and BAC elects to pay Cash Consideration for all or part of the purchase price, all outstanding shares of Liberty Common Stock, excluding any Dissenting Shares, will, without any action on the part of the holders thereof, be converted into the right to receive BAC Common Stock. As a result of the Merger, Liberty Shareholders, other than those who duly exercise dissenters' rights (as described below, see "--Rights of Dissenting Shareholders"), will become stockholders of BAC.

  The Merger will become effective at the time the Articles of Merger with respect to the Merger are filed with the OTS, provided that all requirements of applicable law to legally effect the Merger are fulfilled. The Merger Agreement provides that the filing of the Articles of Merger with respect to the Merger will occur on a date to be agreed to by the parties to the Merger Agreement, or, in the absence of such an agreement, on the last business day of the month in which the last of the Regulatory Approvals (as hereinafter defined, see "-- Conditions to the Merger") necessary for the Merger have been obtained and all applicable waiting periods have expired, but no later than the Termination Date (as hereinafter defined, see "--Termination of the Merger Agreement").

  (1) Stock Consideration and Cash Consideration. At the Effective Time, each share of Liberty Common Stock, other than Dissenting Shares, will be converted into the right to receive the Stock Consideration and/or the Cash Consideration generally determined as follows: (i) if the Market Value is greater than or equal to $40.00, each Liberty Shareholder will receive the number of shares of BAC Common Stock as is determined by multiplying the number of shares of Liberty Common Stock owned of record by such Liberty Shareholder by $28.54 and dividing the resulting product by the Market Value; and (ii) if the Market Value is less than $40.00, each Liberty Shareholder will receive, at the option of BAC: (A) shares of BAC Common Stock calculated pursuant to (i) above, (B) Cash Consideration equal to $28.54 for each share of Liberty Common Stock owned of record by such Liberty Shareholder at such time, or (C) a combination thereof.

  If the Market Value is less than $40.00, BAC has the option, but not the obligation, to pay Cash Consideration for all or any portion of the purchase at the rate of $28.54 per share of Liberty Common Stock. In exercising such option, BAC will elect the option that it believes to be in its best interests. A vote FOR the approval of the Merger Agreement will be deemed to be an agreement to receive Cash Consideration in lieu of BAC Common Stock for all or a portion of the purchase, should the Market Value be less than $40.00 and BAC exercise its option to pay Cash Consideration. SEE "--FEDERAL INCOME TAX CONSEQUENCES" FOR THE SIGNIFICANT DIFFERENCES IN THE FEDERAL INCOME TAX EFFECTS OF RECEIVING CASH VERSUS STOCK IN THE MERGER.

  It is intended that the Merger shall constitute a tax-free reorganization to the extent that the Liberty Shareholders receive the Stock Consideration in the Merger. Any payment of cash to Liberty Shareholders, either as Cash Consideration, upon the exercise of dissenters' rights or in lieu of fractional shares, will be taxable to the extent of any gain realized by Liberty Shareholders. See "--Federal Income Tax Consequences." Any amount deemed received by Liberty Shareholders upon the transfer of assets to the Liquidating Trust will be taxable to the extent of any gain realized by Liberty Shareholders.
See "--Liquidating Trust."

  (2) Cash in Lieu of Fractional Shares. No certificates for fractional shares of BAC Common Stock will be issued; in lieu thereof, each Liberty Shareholder otherwise entitled to a fractional share will receive an amount in cash equal to the product determined by multiplying such fraction by the Market Value of one share of BAC Common Stock and will have no other rights with respect to such fractional share.

  (3) Capitalization Changes. If BAC shall at any time during the ten trading days when the Market Value is determined pay or distribute any stock dividend, stock distribution, stock split, reverse stock split, extraordinary dividend or partial or liquidating distribution, then the BAC Common Stock price of $40.00 per share under which BAC shall have the option to pay Cash Consideration for all or a portion of the purchase will forthwith be proportionally increased or decreased as the case may be. Notwithstanding the foregoing, no such adjustment shall occur with respect to any cash dividend declared or paid during such period, provided no other cash dividend has been declared and paid during the same calendar quarter.

  (4) Exchange of Stock Certificates. As soon as practicable after the Effective Time, Chemical Trust Company of California (the "Exchange Agent") will mail or otherwise make available to all Liberty Shareholders a form letter of transmittal, together with instructions for the exchange of the certificates that prior to the Effective Time represented Liberty Common Stock for certificates representing BAC Common Stock. LIBERTY SHAREHOLDERS SHOULD NOT SEND IN THEIR LIBERTY COMMON STOCK CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT. LIBERTY SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY. Upon valid surrender to the Exchange Agent of a certificate that prior to the Effective Time represented Liberty Common Stock, together with a letter of transmittal, duly executed, and any other required documents, the holder surrendering such certificates will be entitled to receive in exchange therefor certificates representing the Stock Consideration (together with cash in lieu of fractional shares, if any), or, if applicable, the Cash Consideration to which he or she is entitled in accordance with the terms of the Merger Agreement as described above. No holder of certificates that prior to the Effective Time represented Liberty Common Stock will be entitled to receive any securities or payments in exchange therefor until valid surrender of such holder's certificates is made.

  Each certificate that prior to the Effective Time represented shares of Liberty Common Stock (other than Dissenting Shares) will, on and after the Effective Time, evidence for all corporate purposes only the right to receive the Stock Consideration (together with cash in lieu of fractional shares, if any) or, if applicable, the Cash Consideration payable in accordance with the terms of the Merger Agreement.

  All BAC Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. No distributions or dividends paid upon shares of BAC Common Stock after the Effective Time will be paid to holders of Liberty Common Stock until such holders have surrendered their certificates that, prior to the Effective Time, represented Liberty Common Stock, at which time accumulated dividends and distributions since the Effective Time, without interest, will be paid.

LIQUIDATING TRUST

  Immediately prior to the Effective Time, certain assets on the books of Liberty will be transferred into a liquidating trust (the "Liquidating Trust") formed by Liberty for the benefit of the Liberty Shareholders, excluding Liberty Shareholders who exercise dissenters' rights. The trust assets shall consist of an amount up to $50,000 (as specified below), a loan participation with respect to a non-performing extension of credit, and all proceeds and income from investment and reinvestment in respect thereof (collectively, the "Trust Property"). Since October 8, 1993 and prior to the Effective Time, all principal payments received by Liberty in connection with the Trust Property shall be accounted for separately and shall be placed into the Liquidating Trust. Consent of a third party may be required to transfer the Trust Property to the Liquidating Trust. Such consent has not yet been obtained, but cannot be unreasonably withheld.

  The Liquidating Trust will be established by Liberty for the sole purpose of holding the Trust Property on behalf of the former Liberty Shareholders, excluding Liberty Shareholders who exercise dissenters' rights, ("Beneficiaries"), enforcing the rights of the Beneficiaries in the Trust Property, collecting the income thereon, liquidating and distributing the Trust Property to the Beneficiaries, and taking such other action as is necessary to conserve and protect the Trust Property. Operation of the Liquidating Trust is governed by the terms of a Liquidation Trust Agreement (the "Trust Agreement") to be entered into by and between Liberty and one or more persons who will serve as trustee ("the Trustees").

  The Trustees shall receive and hold all the Trust Property and shall, at least annually, distribute to Beneficiaries on a pro rata basis any cash received as the result of any recoveries of principal of and interest on the Trust Property or any proceeds from the sale or investment of the Trust Property in excess of a reasonable amount to meet contingent liabilities, including reserves. The Liquidating Trust shall terminate upon payment to the Beneficiaries of all of the Trust Property or on the third anniversary of the Trust Agreement, whichever occurs first; provided, however, that upon approval of a majority of the Trustees, the Trust Agreement may be extended, for a period not to exceed an additional three years.

  If at the time the Trust is terminated, any Trust Property is distributable to a missing Beneficiary, the Trustees shall deposit such Trust Property with the appropriate official of the State of Hawaii in accordance with the escheat laws of Hawaii concerning the disposition of assets distributable to unknown or unlocated shareholders of a corporation upon the dissolution of the corporation.

  The value of the Trust Property to be transferred into the Liquidating Trust will be its fair market value at the time of transfer. As of September 30, 1993, the net book value (book value less reserves) of the Trust Property as reflected on the books of Liberty was $2,287,591. In addition, an amount up to $50,000 shall be placed in the Liquidating Trust, which shall be used to pay fees of the Liquidating Trust. Accordingly, if the Trust Property distributed to Beneficiaries was based on the net book value reflected on the books of Liberty as of September 30, 1993, each Beneficiary could receive, on a pro rata basis, up to $2.91 per share of Liberty Common Stock held. However, because net book value is not necessarily indicative of the fair market value of the Trust Property and because the Trust Property will be valued at the time of transfer, no assurance can be given as to the value, if any, of the Trust Property which may be available for distribution to Beneficiaries.

  For federal income tax purposes, Liberty's transfer of the Trust Property to the Liquidating Trust will be treated as if Liberty distributed the Trust Property directly to the Beneficiaries, followed by a deemed transfer of such property by the Beneficiaries to the Liquidating Trust.

  The Liquidating Trust is intended to be treated as a grantor trust for federal income tax purposes. Accordingly, each Beneficiary will be subject to tax on his or her share of any income, deduction, or credit of the Liquidating Trust as if such Beneficiary directly received the item of income, deduction, or credit (even if the amount is not currently distributed to the Beneficiary). Thus, interest payments received by the Liquidating Trust on any debt obligation held by the Liquidating Trust will be taxable as ordinary income to each Beneficiary when received or accrued by the Liquidating Trust, depending on the Beneficiary's method of accounting.

  In the event the Liquidating Trust acquires the loan participation at a discount, the Liquidating Trust and the Beneficiaries will be subject to the "market discount" rules. Under these rules, each Beneficiary will recognize accrued market discount as principal payments are collected on the debt obligation, or when the debt obligation is disposed of. Such market discount generally is treated as interest income taxable at ordinary income rates. Generally, a debt obligation will have market discount equal to the excess (if any) of the principal amount of the debt obligation over the trust's tax basis in the debt obligation (which will be the fair market value of the debt obligation on the date the debt obligation is transferred to the Liquidating Trust). If principal on a debt obligation is received by the Liquidating Trust in one lump sum, all accrued market discount will be recognized when and if the debt obligation is collected.

  EACH LIBERTY SHAREHOLDER IS STRONGLY ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE TAX TREATMENT OF THE RECEIPT OF HIS OR HER SHARE OF ANY INCOME, DEDUCTION OR CREDIT OF THE LIQUIDATING TRUST.

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to various conditions. No assurance can be given as to whether such conditions will be satisfied, or waived by the party permitted to do so. Accordingly, there can be no assurance that the Merger will be completed. In the event that conditions to the Merger remain unsatisfied and the Merger has not been effected on or before the Termination Date, the Merger Agreement may be terminated by any party to the Merger Agreement provided the terminating party is not in default under the Merger Agreement. See "--Termination of the Merger Agreement."

  (1) Conditions to the Obligations of All Parties. The consummation of the Merger is conditioned upon the approval of the Merger Agreement by the affirmative vote of at least 66 2/3% of the outstanding shares of Liberty Common Stock entitled to vote at the Meeting.

  The obligations of all parties to the Merger Agreement to proceed with the Merger are also subject to various other conditions, including, without limitation, the following: (i) the Merger and the transactions contemplated by the Merger Agreement must not violate any order, decree or judgment of any court or governmental body having competent jurisdiction, and no law, rule or regulation shall have been adopted by any such body that prohibits or enjoins the Merger Agreement or the transactions contemplated thereby; and (ii) no action, suit, or proceeding before any court or governmental authority may be pending or threatened challenging the legality of the Merger or the transactions contemplated by the Merger Agreement or seeking to restrain their consummation.

  (2) Additional Conditions. The obligations of BAC and FSB to proceed with the Merger and the transactions contemplated by the Merger Agreement are also subject to various other conditions, including without limitation, the following: (i) the representations and warranties of Liberty and its subsidiary, Liberty Properties, Inc., contained in the Merger Agreement must be true and correct in all material respects on and as of the Closing Date; (ii) Liberty must perform and satisfy in all material respects all covenants and conditions required by the Merger Agreement to be performed and satisfied by it; (iii) BAC and FSB must receive certain certificates, opinions of counsel and other documents; (iv) unless the Market Value is less than $40.00 and BAC elects to pay Cash Consideration such that cash and interests in the Liquidating Trust constitute a majority of the purchase price in the Merger, BAC and FSB must receive an opinion from tax counsel to BAC as to the tax-free status of the Merger; (v) all of the Company Options must be exercised or cancelled or purchased by Liberty; (vi) Liberty must cause the amendment or termination on terms satisfactory to BAC of any employee benefit or other plans designated by BAC; (vii) Liberty must obtain the consent, approval or other authorization from each of its landlords and all other parties from whom consent is required in order to permit FSB to occupy each of Liberty's branch premises, and to operate such branches as branches of FSB immediately following the Effective Time; (viii) Liberty must have entered into agreements with specified service providers with regard to the continuation or termination, as the case may be, of such services subsequent to the Effective Time; (ix) the written resignation and release of claims of a specified officer of Liberty shall have been obtained by Liberty; (x) Liberty must have transferred to the Liquidating Trust certain specified assets; and (xi) there must not have been any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other occurrences, developments and events, a materially adverse effect upon the business, operations, properties or financial condition of Liberty.

  The obligations of Liberty to proceed with the Merger and the transactions contemplated by the Merger Agreement are also subject to various other conditions, including without limitation, the following: (i) the representations and warranties of BAC and FSB contained in the Merger Agreement must be true and correct in all material respects on and as of the Closing Date; (ii) BAC and FSB must perform and satisfy in all material respects all covenants and conditions required by the Merger Agreement to be performed and satisfied by them; (iii) Liberty must receive various certificates and opinions of counsel; and (iv) unless the Market Value is less than $40.00 and BAC elects to pay Cash Consideration such that cash and interests in the Liquidating Trust constitute a majority of the purchase price in the Merger, Liberty must receive an opinion from tax counsel to BAC, reasonably satisfactory to Liberty, as to the tax-free status of the Merger. See "--Federal Income Tax Consequences--(1) Tax Opinion."

  BAC and FSB, on the one hand, and Liberty, on the other hand, have made various representations and warranties to each other with respect to, among other things, capitalization, ownership of subsidiaries, financial statements and public disclosure material furnished in connection with the proposed Merger. Liberty has made certain other representations and warranties to BAC and FSB with respect to, among other things, compliance with applicable laws, contracts and commitments, real and personal property, the absence of material adverse changes, litigation, undisclosed liabilities, insurance, taxes, labor, employment and employee benefit matters, hazardous materials, loans and allowance for credit losses.

  BAC and FSB, on the one hand, and Liberty, on the other hand, have undertaken various covenant obligations in the Merger Agreement, with respect to, among other things, obtaining all required Regulatory Approvals and all other consents and approvals required for the Merger and taking various other actions in connection with the Merger.

  (3) Regulatory Approvals. Consummation of the Merger will require the approval of, or in certain instances, waivers or other actions by or filings with, the FRB, the Hawaii Commissioner and the OTS. Collectively, the foregoing governmental approvals, actions and waivers and all other required governmental approvals are sometimes referred to herein as the "Regulatory Approvals." It is a condition to the obligations of Liberty to proceed with the Merger and the other transactions contemplated by the Merger Agreement that all Regulatory Approvals necessary for the consummation of the Merger be obtained. In addition, it is a condition to the obligations of BAC and FSB to proceed with the Merger and the other transactions contemplated by the Merger Agreement that all Regulatory Approvals necessary for the consummation of the Merger be obtained without the imposition of any condition that BAC in good faith determines to be burdensome upon the conduct of the business of BAC, FSB or the business of Liberty as conducted at the time such approvals are granted or as reasonably anticipated to be conducted in the future. If any such condition is imposed, the Merger Agreement permits BAC to terminate the Merger Agreement. There can be no assurance that all Regulatory Approvals will be obtained or that such Regulatory Approvals will not impose a condition that will enable BAC and FSB to terminate the Merger Agreement.

BUSINESS PENDING THE MERGER

  Liberty Shareholders will retain their equity interest in Liberty until the Effective Time. The Merger Agreement provides that, until the Effective Time, Liberty will conduct its affairs only in the ordinary course of business consistent with prudent banking practice and in accordance with applicable laws, including, without limitation, using all reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to preserve its relationships and goodwill with all persons having business dealings with it.

  (1) Certain Actions. In addition, under the Merger Agreement, Liberty has agreed, unless BAC otherwise consents in writing, to among other things (i) refrain from declaring or paying any dividend on, or making any other distribution on or purchasing or redeeming any shares of Liberty capital stock, except for purchases of Company Options; (ii) refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except for shares issued or to be issued upon the exercise of Company Options outstanding on the date of the Merger Agreement;
(iii) refrain from closing or relocating any branch office, or acquiring or selling or agreeing to acquire or sell, any branch office or deposit liabilities, and otherwise consult with and seek the advice of BAC with respect to basic policies relating to branching, site location and relocation; (iv) not enter into, amend or terminate any material contract or agreement, except in the ordinary course of business; (v) not increase the compensation payable or to become payable by Liberty or its subsidiary to any of their respective officers, directors, employees or agents, other than normal cost-of-living, merit and regularly scheduled increases (provided, however, that Liberty is not prohibited from funding any employee benefit or other plan or making any payments to beneficiaries under such plans in the ordinary course of business, consistent with past practice and in compliance with such plans); (vi) not establish any new employee benefit plan or make any material modification of any currently existing employee benefit plan; (vii) not amend the charter documents, bylaws or other organizational documents of Liberty; (viii) not change accounting principles or methods, except as required to comply with generally accepted accounting principles or as required by FDIC regulations; (ix) not sell, transfer or otherwise dispose of any properties or assets material to Liberty or its subsidiary except in the ordinary course of business; (x) not foreclose upon or otherwise acquire any real property subject to hazardous materials or any nonresidential property prior to receipt and approval by BAC of a Phase I environmental review for the property; (xi) not change its deposit account interest rate pricing policies or its loan pricing policies except interest rate changes which are made in the ordinary course of business and consistent with past practices; and (xii) not deviate from policies and procedures existing as of the date of the Merger Agreement with respect to (A) classification of assets; and (B) accrual of interest on assets, except as otherwise required by the provisions of the FDIC or the Division of Financial Institutions of the Department of Commerce and Consumer Affairs of the State of Hawaii (the "Hawaii Division").

  (2) Acquisition Proposals. Liberty has agreed that it will not, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate, or encourage or, except as otherwise required in the opinion of its counsel, Lillick & Charles, in order for its Board of Directors to fulfill its fiduciary duties, participate in any negotiation in respect of, or cooperate with any proposal for, a merger or other business combination involving Liberty or for the acquisition of a controlling equity interest in, or a substantial portion of the assets of, Liberty (an "Acquisition Proposal"). Liberty has agreed to notify BAC promptly in the event any information is requested from, or any inquiry with respect to such an Acquisition Proposal is received by, Liberty and to provide BAC with a reasonably detailed description thereof.

  Liberty has further agreed that (i) no Acquisition Proposal may be accepted, approved, adopted or recommended by the Board of Directors of Liberty or presented by Liberty, or by its Board of Directors or management, to the Liberty Shareholders for vote or approval by written consent, and no such meeting of shareholders may be called by Liberty or noticed for purposes of taking shareholder action with respect to any Acquisition Proposal; (ii) the Board of Directors of Liberty may not rescind the approval of the Merger Agreement or any of the transactions contemplated thereby; and (iii) except as otherwise required by any governmental authority having jurisdiction with respect to a party, Liberty may not prepare or assist in the preparation of or file or assist in the filing of any notice or application to any governmental authority pertaining to or seeking approval of any change in control incident to or which would result from any Acquisition Proposal. See "--The Warrant."

AMENDMENT OF THE MERGER AGREEMENT

  The Merger Agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the Meeting. To the extent permitted under applicable law, any such waiver or amendment or supplement may be made without further approval of the Liberty Shareholders.

TERMINATION OF THE MERGER AGREEMENT

  (1) Termination Provisions. If the Merger has not been consummated by July 1, 1994 (the "Termination Date"), then at any time thereafter any party not in default can terminate the Merger Agreement by giving written notice to the other parties thereto, unless the Merger Agreement has been extended by mutual consent.

  The Merger Agreement also may be terminated at any time prior to the Effective Time, whether before or after approval by the Liberty Shareholders, as follows: (i) by mutual consent of the parties to the Merger Agreement; (ii) by any party upon expiration of 15 days after the FRB, OTS, Hawaii Commissioner or any other regulatory body having jurisdiction over the Merger denies in writing any approval, consent, qualification or ruling necessary for consummation of the Merger; (iii) after 30 days prior notice has been given by BAC or FSB to Liberty of a material breach by Liberty of the Merger Agreement or of the failure by Liberty to satisfy any condition to the Merger, or of a material misrepresentation by Liberty in respect of (or of a material breach of) any warranty or representation contained in the Merger Agreement, provided that such termination shall have no effect if Liberty fully and completely corrects the grounds for termination specified in such notice prior to the expiration of the notice period or the Termination Date, whichever first occurs; or (iv) after 30 days prior notice has been given by Liberty to BAC and FSB of a material breach by BAC or FSB of the Merger Agreement or of the failure by either of them to satisfy any condition to the Merger, or of a material misrepresentation by either of them in respect of (or of a material breach of) any warranty or representation contained in the Merger Agreement, provided that such termination shall have no effect if BAC or FSB fully and completely corrects the grounds for termination specified in such notice prior to the expiration of the notice period or the Termination Date, whichever first occurs.

  (2) Effect of Termination. If the Merger Agreement is terminated for any of the foregoing reasons, there shall be no liability as a result thereof on the part of the parties to the Merger Agreement or the directors, officers, employees or agents of any of them, except in the case of termination described in (iii) or (iv) above as the result of a breach of the Merger Agreement or any misrepresentation thereunder.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  (1) Certain Employment Agreements. Pursuant to the terms of the Merger Agreement, Liberty has agreed to amend the employment contract between Liberty and Donald M.S. Young to provide for Mr. Young's employment as Senior Vice President through the Closing Date, and thereafter to permit, without cause or notice, termination of the contract at any time without penalty.

  (2) Stock Options. The Merger Agreement provides that as a condition of closing the Merger, all Company Options granted under Liberty's Incentive Stock Option Plan ("Option Plan") must be exercised by the optionee and/or the option must be cancelled by Liberty (if it is permitted to do so) or the shares thereunder must be purchased by Liberty. The Board of Directors of Liberty intends to amend its Option Plan and the related stock option agreements accordingly.

  If an optionee elects not to exercise his or her options and receive shares of Liberty Common Stock which would then be exchanged in the Merger and the Company Option cannot be cancelled by Liberty, Liberty will purchase the Company Option for a price equal to an amount no greater than the difference between the exercise price and $28.54 multiplied by the number of shares represented by such Company Option.

  Mr. Buchman, President and Chief Executive Officer of Liberty, has an outstanding Company Option to purchase 6,000 shares of Liberty Common Stock at an exercise price of $14.875 per share. Mr. Lawrence S.L. Ching, Chairman of the Board of Liberty, has an outstanding Company Option to purchase 3,000 shares at an exercise price of $24.40 per share and an outstanding Company Option to purchase 1,000 shares at an exercise price of $22.00. If both of these individuals elected not to exercise their Company Options, Liberty would be obligated to purchase the shares thereunder for an aggregate amount of approximately $101,000. Any such payments will be deemed to be costs associated with the Merger.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material federal income tax consequences of the Merger and certain other federal income tax aspects of the BAC Common Stock to be received by Liberty Shareholders pursuant to the Merger. The summary is included for general information only and is based entirely upon the Internal

Revenue Code of 1986 (as amended, the "Code"), regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Liberty Shareholders set forth herein.

  (1) Tax Opinion. The consummation of the Merger is subject to the condition, unless waived in accordance with the terms of the Merger Agreement, that Liberty and BAC receive an opinion of tax counsel to BAC to the effect that the Merger as contemplated by the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Code. The receipt of such opinion is expressly conditioned upon (i) Liberty Shareholders receiving a majority of their consideration pursuant to the Merger Agreement in the form of BAC Common Stock and (ii) the receipt by tax counsel of certain factual representations certified by (A) authorized officers of BAC, FSB and Liberty and (B) each Liberty Shareholder who owns 5% or more of the outstanding Liberty Common Stock at any time during the period commencing with the date of this Proxy Statement/Prospectus and ending with the Closing Date.

  Such an opinion of counsel may be subject to conditions stated therein and will also rely upon the facts set forth or referred to therein, including facts stated by a responsible officer or officers of Liberty, BAC and FSB. An opinion of counsel is not binding upon the IRS or the courts. Because the IRS is not expected to issue a ruling on the tax effects of the Merger, and no such ruling has been requested, it is expected that the tax opinion will be delivered as described herein.

  As a tax-free reorganization, the Merger will result in the following federal income tax consequences to Liberty Shareholders:

    (i) A Liberty Shareholder will recognize no gain or loss as a result of the exchange of his or her Liberty Common Stock for shares of BAC Common Stock pursuant to the Merger except that any gain realized on the exchange (as measured by the difference between the amount realized by such Liberty Shareholder pursuant to the Merger and such Liberty Shareholder's tax basis in the Liberty Common Stock exchanged) will be recognized to the extent of
  (A) any cash received and (B) the fair market value of his or her beneficial interest in the Liquidating Trust as of the date of its distribution to such Liberty Shareholder (hereinafter, amounts described in (A) and (B) will be referred to as "boot"). Any recognized gain will be treated as short- or long-term gain for federal income tax purposes depending upon such Liberty Shareholders' holding period for the Liberty Common Stock exchanged, provided that the shares are held as capital assets and provided further that the payment does not have the effect of a dividend distribution. (See, however, (iv), below, regarding the treatment of cash in lieu of fractional shares.) Generally, a distribution of boot will not have the effect of a dividend distribution if (A) it reduces, by more than 20%, the Liberty Shareholder's interest in BAC which the Liberty Shareholder would have acquired if the exchange was entirely for BAC Common Stock or (B) it results in a meaningful reduction in the Liberty Shareholder's proportionate interest in BAC. (In this regard, the IRS has ruled that a partial redemption of a minority shareholder's deminimus interest in a publicly held corporation which reduces the shareholder's voting rights and his or her future participation in the earnings of the business is not essentially equivalent to a dividend, even though the redemption does not reduce the shareholder's interest in the corporation by more than 20%.) Because the determination of whether a payment of boot will be treated as having the effect of a dividend distribution will generally depend upon the circumstances of each Liberty Shareholder, Liberty Shareholders should consult their tax advisors with respect to the characterization of boot received in the Merger.

    (ii) The tax basis of the shares of BAC Common Stock received by each of the Liberty Shareholders in the Merger (including, for this purpose, fractional shares settled in cash) will, in each case, equal the tax basis of the shares of Liberty Common Stock surrendered in exchange therefor, (A) decreased by (i) the fair market value of any property (other than BAC Common Stock) received, (ii) any cash received and (iii) the amount of loss, if any, recognized on the exchange; and (B) increased by (i) the amount treated as a dividend and (ii) the amount of gain, if any, recognized on the exchange (not including any portion of such gain which was treated as a dividend).

    (iii) The holding period of the shares of BAC Common Stock received by the holders of Liberty Common Stock in the Merger will include the period during which the Liberty Common Stock was held by such Liberty
  Shareholders, provided that such shares of Liberty Common Stock were held as capital assets on the date of the Merger.

    (iv) The payment of cash in lieu of fractional shares interests of BAC Common Stock will be treated as if the fractional shares had been distributed as part of the exchange and then redeemed by BAC. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Such amounts will be treated as capital gain, provided that the stock redeemed is held as a capital asset on the date of the Merger.

    (v) Any Liberty Shareholder who exercises dissenters' rights and receives a cash payment in exchange for his or her shares of Liberty Common Stock will be treated as having received a distribution in redemption of his or her shares of Liberty Common Stock. If, as a result of the redemption, the Liberty Shareholder does not actually or constructively own any shares of BAC Common Stock, such Liberty Shareholder will recognize short- or long-term capital gain or loss for federal income tax purposes depending upon the Liberty Shareholder's holding period for the Liberty Common Stock, measured by the difference between the Liberty Shareholder's basis in such shares and the amount of cash received, provided that the shares are held as capital assets.

  (2) Tax Consequences to Liberty Shareholders should the Merger not be a Tax-Free Reorganization. If the Merger is not a tax free reorganization because, for example, BAC elects to pay Cash Consideration for a majority of the shares of Liberty Common Stock, the Merger will be taxable to the Liberty Shareholders. In that case, each Liberty Shareholder will recognize gain or loss measured by the difference between (i) the amount realized by such Liberty Shareholder pursuant to the Merger (including (A) amounts deemed received upon transfer of property to the Liquidating Trust and (B) consideration in the form of BAC Common Stock) and (ii) such Liberty Shareholder's tax basis in the Liberty Common Stock exchanged. Such gain or loss will be treated as short-term or long-term capital gain depending upon such Liberty Shareholder's holding period for the shares of Liberty Common Stock exchanged, provided that the shares are held as a capital asset.

  (3) Treatment of the Liquidating Trust to Liberty Shareholders. See "-- Liquidating Trust."

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE WITH OR WITHOUT RETROACTIVE EFFECT AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THIS DISCUSSION MAY NOT BE APPLICABLE TO A LIBERTY SHAREHOLDER WHO ACQUIRED SHARES OF LIBERTY COMMON STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. EACH LIBERTY SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH LIBERTY SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

THE WARRANT

  In order to facilitate the transactions contemplated by, and in consideration of BAC's entry into, the Merger Agreement, Liberty issued the Warrant to BAC on October 8, 1993. The Warrant entitles the holder to purchase up to 195,985 newly issued shares of Liberty Common Stock (equal to 24.3% of the number of shares outstanding immediately following such issuance and 19.6% of the number of shares of Liberty

Common Stock that would be outstanding immediately after exercise), subject to an antidilution adjustment in the event of any subsequent issuance of Liberty Common Stock other than the 21,625 shares subject to existing Company Options. The exercise price of the Warrant is $25.05 per share, subject to an antidilution adjustment in the event of (i) any change in the Liberty Common Stock by reason of a stock dividend, stock split, reverse stock split, reclassification, recapitalization, reorganization or other similar event or
(ii) any issuance, or agreement to issue, by Liberty of any shares of Liberty Common Stock at a price less than the exercise price of the Warrant. Such exercise price represents the book value of Liberty Common Stock on the date the Warrant was granted.

  The Warrant may be exercised in whole or in part only after the occurrence of a "Triggering Event." A Triggering Event means the occurrence of any of the following events: (i) prior to the termination of the Merger Agreement, any person or group of persons, other than BAC or any of its subsidiaries, shall have commenced a bona fide tender or exchange offer for 10% or more of the outstanding shares of Liberty Common Stock; (ii) prior to the termination of the Merger Agreement, the acquisition by any person or group of persons, other than BAC or any of its subsidiaries, of the beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Liberty Common Stock; (iii) prior to the termination of the Merger Agreement, the filing of an application or notice, other than by BAC or any of its subsidiaries, under Hawaii law, the federal Change in Bank Control Act, the federal Bank Holding Company
Act, the federal Bank Merger Act, or Section 14(d) of the Exchange Act with respect to the acquisition or proposed acquisition of 10% or more of the outstanding shares of Liberty Common Stock; (iv) prior to the termination of the Merger Agreement, (A) the failure of the Liberty Shareholders to approve the Merger Agreement at a meeting called to consider such Merger Agreement, if such meeting shall have been preceded by the public announcement by any person or group of persons (other than BAC or any of its subsidiaries) of a bona fide offer or bona fide proposal to acquire, merge or consolidate with Liberty; or
(B) the acceptance by Liberty's Board of Directors of, or the public recommendation by the Liberty Board of Directors that the Liberty Shareholders accept, an offer or proposal from any person or group of persons (other than BAC or any of its subsidiaries) to acquire 10% or more of the outstanding shares of Liberty Common Stock or of the consolidated assets of Liberty; or (v) the occurrence of any of the events described in (i), (ii), (iii) or (iv) (without regard to the provision that such event occur prior to the termination of the Merger Agreement) within six months following the termination of the Merger Agreement if such termination is preceded by the occurrence of any event or circumstance which would permit BAC (but not Liberty) to terminate the Merger Agreement due to Liberty's material breach of a representation or warranty or of a covenant contained in the Merger Agreement.

  If prior to the termination of the Merger Agreement any Triggering Event shall have occurred, the holder of the Warrant may, at its election, tender the Warrant to Liberty, and, in such event, Liberty must within two business days pay to the holder in immediately available funds the difference between (A) the highest per share price paid or offered by such person or group for any shares of Liberty Common Stock and (B) the exercise price of the Warrant, multiplied by the total number of shares subject to the Warrant less the number of shares, if any, as to which the Warrant has theretofore been exercised. Such payment extinguishes all other rights of BAC under the Warrant.

  The Warrant provides that BAC may transfer the Warrant, any shares of Liberty Common Stock issuable upon the exercise thereof, or any interest in the Warrant or such shares: (i) at any time, without the written consent of Liberty, to a direct or indirect wholly owned subsidiary of BAC; (ii) following the occurrence of a Triggering Event, in one or more transactions exempt from the registration requirements of Section 5 of the Securities Act or in any transaction subject to the registration requirements of Section 5 of the Securities Act. The Warrant also requires Liberty, if requested by BAC after a Triggering Event, to file and keep current a registration statement under the Securities Act covering the Warrant and the shares issuable upon the exercise thereof for a period ending 24 months from the date of the request in order to permit the sale or other disposition of the Warrant or such shares; provided that Liberty is not required to prepare and file any such registration statement in connection with any proposed sale of Liberty Common Stock held by BAC under circumstances in which Liberty's counsel renders an opinion that no such registration is required under the Securities Act.

  The right to require Liberty to prepare, file and keep current a registration statement may only be exercised by request of BAC to Liberty.

  Liberty made certain representations and warranties to BAC in the Warrant, including that Liberty would not, by amendment of its Articles of Incorporation or Bylaws (including amendments which would adversely affect the voting or other rights of shares issuable pursuant to exercise of the Warrant), agree to a reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be performed by Liberty under the Warrant.

  The Warrant, and the rights to acquire shares of Liberty Common Stock pursuant thereto, expire upon the first to occur of (i) the consummation of the Merger; (ii) the mutual consent of Liberty and BAC to terminate the Warrant;
(iii) the expiration of a six-month period after the termination of the Merger Agreement, unless a Triggering Event has occurred; (iv) the expiration of a 24-month period following the occurrence of a Triggering Event; or (v) following the occurrence of the Triggering Event, any termination by Liberty of the Merger Agreement due to a material misrepresentation or breach of covenant by BAC or FSB under the Merger Agreement, so long as the misrepresentation or breach is not attributable to the existence of the Triggering Event.

  The Warrant could have the effect of discouraging persons who now or prior to the Effective Time might be interested in acquiring all of or a significant interest in Liberty from considering or proposing such an acquisition, even if such persons were prepared to pay more consideration per share for Liberty Common Stock than the consideration per share payable under the Merger Agreement.

THE VOTING AGREEMENTS

  To induce BAC to enter into the Merger Agreement and to consummate the Merger the following Liberty Shareholders entered into Voting Agreements with BAC:
Lawrence S.L. Ching, Chairman of the Board and a director of Liberty; John E. Finney, a director of Liberty; Kenneth K. Lau, a director of Liberty; Reuben K.S. Zane, Corporate Secretary and a director of Liberty; Lillian Tom Loo; Taihook Associates; Watumull Brothers, Ltd.; and Zane and Zane, Inc. The Voting Agreements require, among other things, that the 269,112 shares of Liberty Common Stock owned by such persons individually will be voted (i) in favor of the Merger Agreement and (ii) against any proposal or transaction that would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Such shares represent approximately 34.4% of the total number of shares of Liberty Common Stock issued and outstanding on the Record Date. The Voting Agreements provide that the signatories may not transfer their shares of Liberty Common Stock or any interest therein subject to the related irrevocable proxy. The Voting Agreements provide that their terms are binding upon any person to whom legal or beneficial ownership of such shares of Liberty Common Stock may pass by operation of law or otherwise and will extend to any shares of Liberty Common Stock acquired by the signatories after the execution thereof. BAC and Liberty anticipate that Liberty's other directors and executive officers will vote in favor of the Merger Agreement.

ACCOUNTING TREATMENT

  The Merger will be accounted for by BAC under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16"). Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Closing Date. Income of the combined company will not include income (or loss) of Liberty prior to the Closing Date.

LISTING AND RESALE OF BAC COMMON STOCK

  (1) Listing on Stock Exchanges. BAC has agreed to list the shares of BAC Common Stock to be issued pursuant to the Merger on the New York and Pacific Stock Exchanges, subject to notice of issuance. Applications for such listings will soon be filed. BAC also intends to list such shares on the Chicago, London and Tokyo Stock Exchanges.

  (2) Restrictions on Resale by Affiliates. The BAC Common Stock issuable in connection with the Merger has been registered under the Securities Act, but this registration does not cover resales by any Liberty Shareholder who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Liberty at the time the Merger Agreement is submitted to the Liberty Shareholders for approval ("Affiliates"). Affiliates may not sell shares of BAC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, in accordance with Paragraph (d) of Rule 145 promulgated thereunder or pursuant to an exemption from registration under the Securities Act. Certain Affiliates of Liberty have entered into letter agreements with BAC, pursuant to which such Affiliates have represented to BAC that, among other things, they have been advised regarding their potential status as Affiliates and the corresponding restrictions such status imposes on the resale of the BAC Common Stock received by them in the Merger.

EXPENSES OF THE MERGER

  The Merger Agreement provides generally that the parties thereto will each pay their respective fees and expenses in connection with the Merger, whether or not the Merger is consummated, except as otherwise provided below. The parties estimate that the aggregate fees and expenses in connection with the Merger will be approximately $485,000, excluding fees paid to Montgomery.

  In the event that the Merger Agreement is terminated (i) by mutual consent of the parties, (ii) due to the failure to obtain any Regulatory Approval, or
(iii) due to the failure to consummate the Merger on or before the Termination Date, then each party shall bear its own costs and expenses relating to the preparation, filing, shipping and distribution of the Registration Statement and this Proxy Statement/Prospectus and to the pursuit of the Regulatory Approvals, except for printing costs, which shall be divided equally between Liberty and BAC.

  A termination of the Merger Agreement due to the material misrepresentation in respect of or material breach of or material failure to satisfy any warranty, representation, covenant or agreement therein by any party thereto, shall not relieve any party of any liability for breach of the Merger Agreement or constitute a waiver of any remedy available for such breach or misrepresentation. In such event, the prevailing party shall be entitled to reasonable attorneys' fees and expenses.

OPERATIONS AFTER THE MERGER

  Upon consummation of the Merger, the separate corporate existence of Liberty will cease and FSB will continue as the surviving entity. All rights, franchises and interests of Liberty and every type of property of Liberty, except for the assets transferred prior to the Effective Time to the Liquidating Trust, will be transferred to and vested in FSB. All liabilities and obligations of Liberty will be assumed by FSB, as the surviving corporation. The Board of Directors of FSB prior to the Merger will continue to serve as the Board of Directors of FSB upon consummation of the Merger.

RIGHTS OF DISSENTING LIBERTY SHAREHOLDERS

  Shareholders of Liberty who wish to dissent and obtain payment for their shares are entitled to certain rights under Sections 415-80 and 415-81 of the Hawaii Business Corporations Act (the "Act"). A shareholder wishing to dissent must file with Liberty, prior to the vote on the Merger, written notification that the shareholder elects to be paid the fair value for his or her shares and must refrain from voting such shares in approval of the action. A shareholder who fails in either respect shall acquire no right to payment for the shares under either Section 415-80 or Section 415-81 of the Act. Sections 415-80 and 415-81 are reprinted in their entirety as Appendix A to this Proxy Statement/Prospectus. Please note that all references in Sections 415-80 and 415-81 and in this section to a "shareholder" are to the record holder of dissenting shares of Liberty Common Stock. A person or persons having a beneficial interest in shares of Liberty Common Stock held of record in the name of another person or persons, such as a broker or nominee, and wishing to exercise dissenters' rights should act promptly to cause the shareholder of record properly to follow the steps summarized below and in a timely manner to perfect dissenters' rights with respect to such shares.

            IMPORTANT DETAILS CONCERNING THESE REQUIREMENTS ARE SET
               FORTH BELOW; FAILURE TO TAKE THESE ACTIONS TIMELY
                    AND PROPERLY WILL RESULT IN THE LOSS OF
                              DISSENTERS' RIGHTS.

  The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by Appendix A. This discussion and Appendix A should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so since failure to comply with the procedures set forth in Sections 415-80 and 415-81 will result in the loss of dissenters' rights.

  If the Merger is consummated, those shareholders of Liberty who elect to exercise their dissenters' rights and who properly and timely perfect such rights will be entitled to receive the fair value in cash of their shares. Such cash payment would be in lieu of the amount of the BAC Common Stock which they would otherwise receive pursuant to the Merger Agreement and any amounts distributed from the Liquidating Trust. Pursuant to Sections 415-80 and 415-81 of the Act, such fair value means the value of the shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable.

  Liberty will mail to those shareholders of record who submitted a written notice of intention to demand dissenters' rights and who refrained from voting their shares in approval of the Merger, a notice that the required shareholder approval of the Merger was obtained (the "Notice of Approval"). The Notice of Approval shall: (1) state where and when a demand for payment must be sent and share certificates must be deposited in order to obtain payment; (2) supply a form for demanding payment which includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and (3) be accompanied by a copy of Sections 415-80 and 415-81 of the Act.

  The determination by Liberty of the fair value of Liberty Common Stock is not binding on its shareholders, and if a dissenting shareholder chooses not to accept the offer, he or she has the right during a period of 30 days following the mailing of the Notice of Approval to mail to Liberty the dissenter's own estimate of fair value and any accrued interest thereon, and demand payment therefor. However, not more than 60 days after receiving any such notice of demand for payment, Liberty may file an appropriate court petition requesting that the fair value of the shares and interest thereon be determined by the court. All dissenters, wherever resident, whose demands have not been settled shall be made parties to these proceedings and any such court determination would be binding on such dissenting shareholders.

  ANY HOLDER OF RECORD OF LIBERTY COMMON STOCK WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST MAKE WRITTEN DEMAND UPON LIBERTY WITHIN 30 DAYS AFTER THE DATE ON WHICH THE NOTICE OF APPROVAL WAS MAILED TO SUCH SHAREHOLDER THAT LIBERTY PAY SUCH SHAREHOLDER IN CASH THE FAIR VALUE OF HIS OR HER DISSENTING SHARES. Such demand should be sent to Liberty Bank, 99 North King Street, Honolulu, Hawaii 96817, Attention: President/Chief Executive Officer. Such written demand must state the number of shares held of record by such shareholder and the number of shares which such shareholder demands Liberty purchase for cash. A PROXY CARD DIRECTING A VOTE AGAINST THE MERGER IS NOT SUFFICIENT TO MEET THE REQUIREMENTS FOR A WRITTEN DEMAND. SUCH WRITTEN DEMAND AND THE SHAREHOLDER'S SHARE CERTIFICATE(S) MUST BE RECEIVED BY LIBERTY WITHIN 30 DAYS AFTER THE DATE ON WHICH THE NOTICE OF APPROVAL WAS MAILED TO SUCH SHAREHOLDER.

  If the shareholder votes in favor of the Merger (either in person or by proxy) or if Liberty does not receive such shareholder's written demand within 30 days after the Notice of Approval was mailed to the shareholder (or if the shareholder otherwise fails to comply in a timely manner with the procedures of Sections 415-80 and 415-81 as described herein or contained in Appendix A), such shareholder shall be bound by the terms of the Merger Agreement and shall lose the right as a dissenter to receive the fair value of his or her shares in cash. Any shares which lose their status as dissenting shares shall be, or be deemed to have been, converted into the right to receive shares of BAC Common Stock as provided in the Merger Agreement.

  If, within 60 days after the date set for demanding payment and depositing certificates, Liberty has not consummated the Merger and remitted payment to dissenting shareholders, Liberty shall return any certificates that have been deposited. Immediately upon consummation of the Merger, or upon receipt of demand for payment if the Merger already has been consummated, Liberty shall remit to dissenters who have properly made their demand and deposited their certificates, the amount which Liberty estimates to be the fair value of the shares, with interest if any has accrued.

  If Liberty fails to remit as set forth above or if the dissenter believes that the amount remitted is less than the fair value, or that the interest is not correctly determined, the dissenter may send to Liberty his or her own estimate of the value of the shares or of the interest, and demand payment of the deficiency. If the dissenter does not file such an estimate within 30 days after Liberty's mailing of the remittance, the dissenter shall be entitled to no more than the amount remitted.

  Within 60 days of receiving notice from a dissenting shareholder that he or she is in disagreement with the fair value of Liberty Common Stock in accordance with the terms of Sections 415-80 and 415-81 of the Act, Liberty may file an action in an appropriate court in the County of Honolulu, Hawaii asking for a determination of the fair value of the shares, or may intervene in any other action arising from the same issues. The court may appoint one or more persons as appraisers to recommend a decision on the question of fair value. Dissenters shall be entitled to discovery in the same manner as parties in other civil suits. Any party to the action may appeal from the judgment of such action.

  A failure on the part of Liberty to file suit in the time frame specified above following notification from a dissenting shareholder of a fair value which differs from Liberty's offer will result in the requirement of Liberty to pay such dissenting shareholder(s) the amount(s) so requested.

  The cost of such action(s) may be assessed or apportioned as the court considers fair. Fees and expenses of counsel and expert witnesses of dissenting shareholders will be assessed against Liberty, except if such actions by shareholders were deemed in noncompliance with the requirements of Sections 415-80 and 415-81, or the fair value requested by the dissenting shareholders or the actions of any dissenter should be deemed to be arbitrary, vexatious or in bad faith with respect to their rights under Sections 415-80 and 415-81, then such costs may be apportioned against such dissenters as the court deems appropriate.

  The foregoing summarizes certain provisions of Sections 415-80 and 415-81 of the Act but shareholders of Liberty considering exercising their rights under those sections should read in full Sections 415-80 and 415-81, and should consult their own legal advisors. The receipt of cash payment for dissenting shares will result in recognition of gain or loss for federal income tax purposes by such dissenting shareholders. See "--Federal Income Tax Consequences."

                            BANKAMERICA CORPORATION

  BAC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated in the State of Delaware in 1968. BAC, through its banking and other subsidiaries, provides banking and financial services throughout the United States and in selected overseas markets to consumers and business customers including corporations, governments and other institutions.

  Bank of America became a subsidiary of BAC on April 1, 1969. Bank of America began business in San Francisco, California, as Bank of Italy in 1904 and adopted its present name in 1930. The capital stock of Bank of America is, and is expected to continue to be, the principal asset of BAC.

  On April 22, 1992, SPC was merged with and into BAC. SPC's principal subsidiary, Security Pacific National Bank, was also merged with and into Bank of America on that date.

  BAC also owns all of the capital stock of Seafirst Corporation ("Seafirst"), a registered bank holding company whose principal asset is the capital stock of Seattle-First National Bank ("SFNB"). SFNB is a national banking association headquartered in the State of Washington. As part of the SPC merger into BAC, Security Pacific Bank Washington, formerly Rainier National Bank, was merged with and into SFNB.

  BAC has further expanded its presence in the western United States through several acquisitions beginning in 1989. For example, in July 1992, BAC acquired H.F. Holdings, Inc. and its subsidiary HonFed Bank, a federal savings bank with 30 branches in Hawaii, which BAC now operates as Bank of America Hawaii, a division of FSB. As a result of these acquisitions, BAC's subsidiaries now operate approximately 2,000 branches in ten states.

  BAC continues to explore opportunities for possible acquisitions of financial institutions and related businesses, including those involving failed institutions held by federal agencies, as well as other independent entities. In some cases, BAC may submit binding or non-binding bids in competition with other interested parties. Generally, BAC does not make any public announcement about any acquisition opportunity on which it may be bidding or for which it may be negotiating until an agreement has been signed or an announcement has been made by a regulatory agency.

  BAC's principal executive offices are located at 555 California Street, San Francisco, California 94104 (telephone (415) 622-3530).

                         RECENT FINANCIAL DEVELOPMENTS

  Set forth below is unaudited information with respect to the results of operations for the first nine months of 1993, and unaudited balance sheet information as of September 30, 1993, with respect to BAC. The information set forth for BAC reflects the analysis by BAC's management with respect to BAC's results of operations and balance sheet. Information with respect to Liberty's unaudited consolidated financial statements as of and for the period ended September 30, 1993 is included in Liberty's Amended and Restated Quarterly Report on Form F-4 for the period ended September 30, 1993 which accompanies this Proxy Statement/Prospectus as Appendix D.

BAC

  BAC's earnings for the first nine months of 1993 were $1,458 million, or $3.58 per common share, compared with $1,019 million, or $3.03 per common share, in the same period last year. Earnings for the first nine months of 1992 were reduced by nonrecurring and certain other items, primarily related to the merger with SPC ("SPC Merger"), which is discussed below. Excluding these nonrecurring and certain other items, earnings for the first nine months of 1992 totaled $1,194 million, or $3.61 per common share.

  The five organizational units that contributed the most to BAC's total earnings for the first nine months of 1993 were U.S. Division, Seafirst, Residential Lending Division, California Retail Banking Division, and Asia Division. Together, these units accounted for approximately two-thirds of BAC's earnings for that period. The diversity of BAC's franchise was demonstrated by the fact that no single organizational unit contributed more than 20% to BAC's earnings for that period.

  Economists generally agree that a recovery is underway in most regions of the nation. However, economic weakness, especially in California, which is one of BAC's more significant markets, continues to constrain growth in BAC's overall business volume. Management believes that as long as economic uncertainties persist, BAC's ongoing results of operations will continue to be affected.

 Results of Operations

                       CONSOLIDATED SUMMARY OF OPERATIONS

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1993     1992
(IN MILLIONS)                                                 -------- --------
Interest income.............................................. $  8,751 $  8,542
Interest expense.............................................    3,175    3,755
                                                              -------- --------
  Net interest income........................................    5,576    4,787
Provision for credit losses..................................      610      730
                                                              -------- --------
  Net interest income after provision for credit losses......    4,966    4,057
Noninterest income...........................................    3,154    2,637
Noninterest expense..........................................    5,552    4,862
                                                              -------- --------
  Income before income taxes.................................    2,568    1,832
Provision for income taxes...................................    1,110      813
                                                              -------- --------
  Net income................................................. $  1,458 $  1,019*
                                                              ======== ========

- --------
   *Earnings were affected by the net effect of nonrecurring items, including the accrual of restructuring expenses related to the SPC Merger and a net gain on the sale of the payroll processing business of Bank of America. If the nonrecurring items had been excluded from the results of the operations, net income would have been $1,194 million.

  Taxable-equivalent net interest income totaled $5,592 million for the first nine months of 1993, up $790 million from $4,802 million during the same period in 1992. This increase was primarily due to SPC Merger-related increases in average earning assets. For the first nine months of 1993, BAC's net interest margin was 4.76%, up from 4.65% for the same period last year.

  Noninterest income for the first nine months of 1993 included $38 million of nonrecurring income representing previously unrecognized post-SPC Merger 1992 earnings of Bank of America (Asia) Limited, formerly Security Pacific Asia Bank, Ltd. ("SPABL"), which was recognized during the first quarter of 1993. Noninterest income for the first nine months of 1992 included a nonrecurring gain of $157 million related to the sale of Bank of America's payroll processing business. Excluding nonrecurring items, noninterest income for the first nine months of 1993 increased $636 million over the amount reported in the same period in 1992, primarily due to increased revenues from fees and commissions, resulting from SPC Merger-related growth in the volume of existing fee-generating services, as well as higher trading-related income and other noninterest income.

                              NONINTEREST INCOME

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1993      1992
(IN MILLIONS)                                                 --------  --------
Fees and Commissions
  Deposit account fees....................................... $    896  $    748
  Credit card fees...........................................      259       256
  Trust fees.................................................      222       150
  Other fees and commissions.................................      815       673
                                                              --------  --------
                                                                 2,192     1,827
Trading Related
  Net trading account related................................      198       113
  Foreign exchange trading related...........................      270       206
                                                              --------  --------
                                                                   468       319
Other
  Net securities gains.......................................       45        10
  Net gain (loss) on sales of subsidiaries and operations....       (4)      156
  Net gain on sales of assets*...............................       61        88
  Other income...............................................      392       237
                                                              --------  --------
                                                                   494       491
                                                              --------  --------
                                                                $3,154  $  2,637
                                                              ========  ========

- --------
*Net gain on sales of assets includes gains and losses from disposition of loans, premises and equipment, and certain other assets.

  Total fees and commissions, the largest component of noninterest income, amounted to $2,192 million for the first nine months of 1993, up $365 million from the corresponding period in 1992. This increase was largely due to higher revenues from deposit account fees and other fees and commissions. Included in other fees and commissions for the first nine months of 1993 were $137 million of loan servicing fees and $71 million of mutual fund commissions, up from $96 million and $19 million, respectively, from the same period last year. Also contributing to the growth in total fees and commissions for the first nine months of 1993 over the corresponding period in 1992 were higher revenues from trust fees. These increases in fees and commissions primarily resulted from SPC Merger-related growth in the volume of transactions and the number of deposit accounts.

  Trading-related noninterest income for the first nine months of 1993 grew $149 million over the same period in 1992, primarily due to the expansion of BAC's customer base in selected global markets and to favorable positions taken during periods of increased volatility in the first half of 1993.

  Other noninterest income for the first nine months of 1993 included the first-quarter recognition of nonrecurring income related to the consolidation of SPABL, while other noninterest income for the first nine months of 1992 included the second-quarter 1992 gain on the sale of Bank of America's payroll processing business. Excluding these nonrecurring gains, other noninterest income increased $122 million for the first nine months of 1993 over the first nine months of 1992, primarily due to higher venture capital gains and growth in income from assets pending disposition, as well as to higher net securities gains. The aggregate effect of these increases was partially offset by a lower net gain on sales of assets.

  Noninterest expense for the first nine months of 1993 included $26 million of nonrecurring additional salary expense related to a special recognition award given to employees in the third quarter of 1993. Noninterest expense for this period also included additional employee benefits expense related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and additional amortization of intangibles due to the adoption of SFAS No. 109, "Accounting for Income Taxes," as well as the incremental ongoing operating expenses related to the First Gibraltar Bank, FSB ("FGB") transaction concluded in February 1993. During the first nine months of 1992, total noninterest expense included nonrecurring SPC Merger-related restructuring charges of $410 million and net additions to operating loss reserves, primarily related to legal matters, of $62 million. Excluding nonrecurring items and net additions to operating loss reserves, noninterest expense for the first nine months of 1993 increased $1,136 million over the same period in 1992, largely due to the SPC Merger.

                              NONINTEREST EXPENSE

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1993     1992
(IN MILLIONS)                                                 -------- --------
Salaries..................................................... $  2,157 $  1,845
Employee benefits............................................      435      368
Occupancy....................................................      502      400
Equipment....................................................      436      374
Amortization of intangibles..................................      306      147
Communications...............................................      249      220
Regulatory fees and related expenses.........................      235      191
Professional services........................................      195      141
Net expense related to other real estate.....................      142       39
Merger-related restructuring expense.........................        9      410
Other expense................................................      886      727
                                                              -------- --------
                                                              $  5,552 $  4,862
                                                              ======== ========

  Salaries and employee benefits ("personnel expense") totaled $2,592 million for the first nine months of 1993, an increase of $379 million from the corresponding period in 1992. Excluding the nonrecurring special employee recognition award and the additional employee benefits expense related to the adoption of SFAS No. 106 discussed earlier, personnel expense for the first nine months of 1993 was $319 million higher than the amount reported for the first nine months of 1992. Personnel expense for the first nine months of 1992 reflected higher staff levels resulting from the SPC Merger and other 1992 acquisitions for only the months subsequent to their respective consummation dates.

  BAC's staff level on a full-time-equivalent ("FTE") basis was approximately 80,200 in September 1993, compared with approximately 83,500 in September 1992. The decrease in BAC's FTE staff level since September 1992 was largely due to branch divestitures, consolidations and other staff reductions, partially offset by the FGB transaction. BAC had approximately 98,000 employees in September 1993.

  Amortization of intangibles was $306 million for the first nine months of 1993, compared with $147 million for the first nine months of 1992. Amortization of intangibles for the first nine months of 1992 reflected amortization of goodwill and identifiable intangibles related to the SPC Merger and other 1992 acquisitions for only the months subsequent to their respective consummation dates, and did not include the effect of the first-quarter 1993 adoption of SFAS No. 109, as discussed above.

  As a result of the SPC Merger, BAC expects to achieve reductions in certain operating expenses through consolidation of certain operations and elimination of redundant costs. SPC Merger-related operating expenses for purposes of making the reduction estimates do not include items such as regulatory fees and related expenses, amortization of intangibles, and net expense related to other real estate. In addition, SPC Merger-related operating expense reductions exclude the effects of operating expenses of acquisitions completed subsequent to the announcement of the SPC Merger, as well as the effects of operating expenses related to post-SPC Merger growth in certain operations.

  BAC realized SPC Merger-related operating expense reductions of approximately $748 million during the first nine months of 1993. Management continues to expect that by the end of the second twelve-month period following the consummation of the SPC Merger, SPC Merger-related operating expense reductions will have increased to an ongoing annual rate of approximately $1.2 billion. BAC recently announced expected staff level reductions of 3,000 to 3,750 positions by the end of 1994. Many of these reductions are expected to result from the elimination of open positions. Some of these reductions are SPC Merger-related and will help BAC achieve its $1.2 billion objective.

  The year-to-date effective tax rates as of September 30, 1993 and 1992 were 43.2% and 44.4%, respectively. These effective tax rates are not comparable since BAC prospectively adopted SFAS No. 109 on January 1, 1993, and the year-to-date 1993 tax provision includes the effect of enacted federal tax legislation signed into law in August 1993.

 Balance Sheet Analysis.

                        CONSOLIDATED BALANCE SHEET DATA

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1993          1992
(IN MILLIONS)                                         ------------- ------------
Loans (net of unearned income)(a)....................   $124,767      $124,523
Allowance for credit losses..........................      3,715         3,921
In-substance repossessions...........................        893         1,186
Real estate acquired in satisfaction of debt.........        589           652
Assets pending disposition...........................      1,606         4,240
Goodwill, net........................................      4,097         3,929
Identifiable intangibles, net........................      2,249         1,640
Total assets(b)......................................    187,109       180,646
Deposits.............................................    140,969       137,883
Long-term debt.......................................     14,008        14,326
Subordinated capital notes...........................        933         2,069
Total liabilities....................................    170,304       165,158
Total stockholders' equity...........................     16,805        15,488

- --------
(a) Includes loan outstandings related to highly leveraged transactions of $2,126 million and $2,572 million at September 30, 1993 and December 31, 1992, respectively.
(b) Includes loan outstandings and other interest-bearing assets on nonaccrual status of $3,035 million and $4,049 million at September 30, 1993 and December 31, 1992, respectively.

  Total assets increased $6.5 billion between December 31, 1992 and September 30, 1993 primarily due to a $5.1 billion combined increase in securities held for investment and securities available for sale, caused primarily by the acquisition of securities in connection with the first-quarter FGB transaction, and a $4.4 billion increase in trading account assets. Partially offsetting these increases were a $2.6 billion decrease in assets pending disposition and a $1.4 billion decrease in cash and due from banks.

  Earning assets totaled $160.0 billion, or 86% of total assets, at September 30, 1993, up $10.0 billion from $150.0 billion, or 83% of total assets, at year-end 1992. This increase was primarily due to the increases in securities held for investment, securities available for sale, and trading account assets.

  Assets pending disposition totaled $1.6 billion at September 30, 1993, compared with $4.2 billion at December 31, 1992. Assets pending disposition excluding loans held for sale in the normal course of business decreased $2.6 billion during the first nine months of 1993, primarily due to continuing sales and paydowns of such assets, including the sale of $0.7 billion of real-estate-related assets to a partnership controlled by The Morgan Stanley Real Estate Fund, L.P. ("MSREF"), as discussed below. Also contributing to this decrease were the reclassification of $0.5 billion of tax effects from assets pending disposition to deferred income taxes in connection with the first-quarter adoption of SFAS No. 109 and to the previously discussed decision not to sell SPABL. Of the reclassified net tax effects, $0.3 billion related to assets sold in connection with the MSREF transaction.

  The transaction in which subsidiaries of BAC sold certain assets pending disposition excluding loans held for sale in the normal course of business to a partnership controlled by MSREF occurred on June 30, 1993. These assets were recorded at $707 million immediately prior to the sale. Substantially all of the assets purchased by the partnership were acquired in connection with the SPC Merger.

  At September 30, 1993, total intangible assets, net of accumulated amortization, amounted to $6.3 billion, including net goodwill of $4.1 billion and net identifiable intangibles of $2.2 billion. At December 31, 1992, total intangible assets, net of accumulated amortization, amounted to $5.6 billion, including net goodwill of $3.9 billion and net identifiable intangibles of $1.7 billion. The largest component of identifiable intangibles at September 30, 1993 and December 31, 1992 was core deposit intangibles ("CDI"), which totaled $1.8 billion and $1.3 billion, respectively.

  Identifiable intangibles increased between December 31, 1992 and September 30, 1993 mostly due to the reclassification of $715 million of purchase-accounting-related net tax effects to deferred income taxes in connection with BAC's first-quarter adoption of SFAS No. 109, as well as to the first-quarter addition of $158 million of CDI, primarily due to the FGB transaction. These increases in identifiable intangibles were partially offset by adjustments recorded during the first nine months of 1993, including valuation refinements related to other acquisitions and reversals attributable to second-quarter branch divestitures. In addition, amortization of $175 million was recorded during the first nine months of 1993.

  Goodwill increased between year-end 1992 and September 30, 1993 primarily due to the first-quarter addition of $265 million resulting from the finalization of the purchase-accounting process for the SPC Merger, as well as the addition of $135 million, primarily related to the FGB transaction. These additions were partially offset by a second-quarter net reduction of $65 million related to valuation refinements of certain assets acquired and liabilities assumed from SPC, and to a lesser extent, by purchase accounting refinements related to other acquisitions. In addition, amortization of $131 million was recorded during the first nine months of 1993.

  During the first nine months of 1993, interest-bearing deposits in foreign offices increased $4.8 billion, while total deposits in domestic offices decreased $1.4 billion, partially reflecting a shift in BAC's funding sources. The increase in interest-bearing deposits in foreign offices was primarily due to expansion in selected global markets and to the previously discussed consolidation of SPABL.

 Loans.

  BAC's loan portfolio totaled $124.8 billion at September 30, 1993, up slightly from $124.5 billion at December 31, 1992. The increase in total loans between December 31, 1992 and September 30, 1993 was largely due to an increase in foreign loans, primarily resulting from the previously-discussed consolidation of SPABL effective January 1, 1993, and the FGB transaction. The increase in foreign loans was partially offset by decreases in most categories of domestic loans, including the reclassification of approximately $0.8 billion of net tax effects to deferred income taxes in connection with BAC's first-quarter adoption of SFAS No. 109.

  At both September 30, 1993 and December 31, 1992, domestic consumer loans represented the largest component of BAC's total loan portfolio, accounting for 49% and 50%, respectively. At September 30, 1993, domestic commercial loans accounted for 35% of total loan outstandings, down from 36% at year-end 1992, while foreign loans increased to 16% of total loan outstandings from 14% at year-end 1992.

  Domestic consumer loan outstandings totaled $61.2 billion at September 30, 1993, down $0.9 billion from year-end 1992. This decline was primarily due to decreases of $1.5 billion in installment loans and $1.0 billion in credit card loans, partially offset by increases in consumer loans secured by first mortgages on residential properties and individual lines of credit of $1.3 billion and $0.4 billion, respectively. Installment loans decreased primarily due to high levels of paydowns during the second and third quarters of 1993, while credit card loans declined mostly due to high levels of paydowns during the first quarter. Although consumer loan paydowns continued at relatively high levels throughout the first nine months of 1993, the rate of originations in the residential real estate sector outpaced the level of paydowns in the second and third quarters of 1993.

  During the first nine months of 1993, BAC's consumer loan delinquency ratios (the percentage of loan outstandings in each portfolio that are past due 60 days or more) continued at relatively high levels, primarily reflecting economic weakness in the U.S., particularly in parts of California. At September 30, 1993, the delinquency ratio on residential real estate loans was 2.36%, up from 1.93% at December 31, 1992. However, the delinquency ratio on credit cards declined 71 basis points since year-end 1992 to 2.48% at September 30, 1993.

  At September 30, 1993, domestic commercial loans totaled $43.9 billion, down $1.5 billion from December 31, 1992, primarily as a result of a continued low demand for loans among qualified borrowers reflecting the weakened U.S. economy. This decline consisted of decreases in most categories of domestic commercial loans, partially offset by an increase in loans for purchasing or carrying securities.

  At September 30, 1993, domestic commercial and industrial loans totaled $20.1 billion, compared with $21.6 billion at December 31, 1992. Commercial and industrial loans accounted for 16% and 17% of total loans at September 30, 1993 and December 31, 1992, respectively.

  Included in commercial and industrial loans is BAC's portfolio of highly leveraged transactions ("HLT"). At September 30, 1993, BAC's HLT portfolio totaled $2.1 billion, or 1.7% of total loan outstandings, down from $2.6 billion, or 2.1% of total loan outstandings, at year-end 1992. In addition, at September 30, 1993, unfunded HLT commitments totaled $1.0 billion and HLT loans on nonaccrual status totaled $190 million.

  At September 30, 1993, commercial loans secured by real estate totaled $9.2 billion and construction and development loans totaled $4.4 billion, down from $9.9 billion and $5.8 billion, respectively, at December 31, 1992. Commercial loans secured by real estate and construction and development loans accounted for 7% and 4%, respectively, of BAC's total loan portfolio at September 30, 1993, compared with 8% and 5% at December 31, 1992.

  At September 30, 1993, BAC's foreign loans totaled $19.7 billion, up 15% from $17.1 billion at December 31, 1992. This increase was primarily due to increases in other foreign loans in connection with the previously discussed first-quarter consolidation of SPABL. Also contributing to the increase in foreign loans since year-end 1992 was growth in foreign commercial and industrial loans.

 Allowance for Credit Losses.

  The allowance for credit losses at September 30, 1993 was $3,715 million, or 2.98% of loan outstandings, compared with $3,921 million, or 3.15%, at December 31, 1992. At September 30, 1993, BAC's ratio of the allowance for credit losses to total nonaccrual assets was 122%, up from 97% at December 31, 1992. In addition, BAC's ratio of the allowance for credit losses to nonaccrual assets exclusive of those related to restructuring countries increased to 131% at September 30, 1993 from 101% at year-end 1992.

  Net credit losses for the first nine months of 1993 were $860 million, up $76 million from the amount reported for the same period in 1992. This increase resulted largely from lower net credit recoveries related to loans to borrowers in restructuring countries and higher net credit losses on other consumer loans and commercial and industrial loans, partially offset by lower net credit losses on construction and development loans.

  Net credit losses in the domestic consumer portfolio, the largest component of BAC's net credit losses, amounted to $575 million for the nine months ended September 30, 1993, up $25 million from the amount reported in the same period in 1992. This increase was primarily related to an increase in net credit losses on other consumer loans, partially offset by a decrease in net credit losses on credit card outstandings.

  Net credit losses in the domestic commercial loan portfolio for the nine months ended September 30, 1993 totaled $318 million, down $21 million from the amount reported for the same period of 1992. This decrease was primarily related to lower net credit losses related to construction and development loans, partially offset by higher net credit losses on commercial and industrial loans.

  Nonaccrual Assets, Restructured Loans, and Loans Past Due 90 days or More and
                            Still Accruing Interest.

  At September 30, 1993, nonaccrual assets were $3,035 million, down $1,014 million, or 25%, from $4,049 million at December 31, 1992. Nonaccrual assets related to restructuring countries were $345 million at September 30, 1993, down from $375 million at December 31, 1992, mainly due to sales of loans.

  Nonaccrual assets other than those related to restructuring countries totaled $2,690 million at September 30, 1993, down $984 million, or 27%, from $3,674 million at December 31, 1992. This decrease was largely due to improvements in most segments of the credit portfolio, particularly in the construction and development loan, commercial and industrial loan, and foreign asset portfolios. Decreases due to improvements in credit quality were partially offset by a growth in nonaccrual consumer loans reflecting continued weakness in the residential real estate market.

  The improvement in BAC's credit quality during the first nine months of 1993 was also reflected in BAC's nonperforming assets ratios. At September 30, 1993, the ratio of nonaccrual loans to total loans was 2.42%, down from 3.25% at December 31, 1992. In addition, the ratio of total nonperforming assets (comprised of nonaccrual assets, in-substance repossessions ("ISR"), and real estate acquired in satisfaction of debt) to total assets declined 85 basis points since year-end 1992 to 2.41% at September 30, 1993.

 In-Substance Repossessions and Real Estate Acquired in Satisfaction of Debt.

  At September 30, 1993, ISRs, which consist primarily of loans secured by construction and development properties, totaled $893 million, down 25% from $1,186 million at December 31, 1992. The aggregate carrying value of ISRs represented approximately 51% and 55% of the aggregate contractual amount of the related loans at September 30, 1993 and December 31, 1992, respectively. Real estate acquired in satisfaction of debt amounted to $589 million at September 30, 1993, down from $652 million at year-end 1992. The net decline in ISRs and real estate acquired in satisfaction of debt resulted primarily from sales, paydowns and the reclassification of net tax effects to deferred income taxes in connection with BAC's previously discussed first-quarter adoption of SFAS No. 109, as well as from write-downs due to subsequent declines in the fair values of certain properties. These reductions were partially offset by transfers from loans upon foreclosure or in-substance repossession.

 Liquidity.

  Liquid assets consist of cash and due from banks, interest-bearing deposits in banks, federal funds sold, securities purchased under resale agreements, trading account assets, and securities available for sale. At September 30, 1993, liquid assets totaled $28.9 billion, up $4.1 billion from $24.8 billion at December 31, 1992. This growth in liquid assets included increases in trading account assets, federal funds sold, and securities available for sale of $4.4 billion, $1.0 billion, and $0.9 billion, respectively, partially offset by decreases in all other categories of BAC's liquid assets.

 Capital.

  At September 30, 1993, total stockholders' equity was $16.8 billion, up from $15.5 billion at December 31, 1992. This increase in total stockholders' equity was largely attributable to earnings net of preferred and common dividends, as well as to the issuance of common stock valued at $125 million in connection with the first-quarter 1993 FGB transaction. BAC's ratio of total stockholders' equity to total assets was 8.98% at September 30, 1993, up from 8.57% at December 31, 1992.

  Common stockholders' equity was $13.8 billion at September 30, 1993, up from $12.5 billion at December 31, 1992. BAC's ratio of common stockholders' equity to total assets was 7.39% at September 30, 1993, up from 6.92% at December 31, 1992.

  BAC and its domestic banking subsidiaries are subject to risk-based capital regulations. The Federal Reserve Board has established guidelines that call for a minimum 8% total risk-based capital ratio, including a Tier 1 capital ratio of 4%. Beginning in 1993, bank holding companies that had acquired CDI and certain other identifiable intangibles subsequent to February 19, 1992 were required to deduct such intangibles from Tier 1 capital.

  At September 30, 1993, BAC's total and Tier 1 risk-based capital ratios were 11.60% and 7.19%, respectively, up from 11.48% and 6.82%, at December 31, 1992. However, the Tier 2 capital ratio at September 30, 1993 was down 25 basis points from December 31, 1992, reflecting a reduction in Tier 2 capital resulting from the redemption of a portion of BAC's subordinated debt. BAC's Tier 1 leverage ratio was 6.42% and 6.37%, respectively, at September 30, 1993 and December 31, 1992.

  Due to BAC's adoption of SFAS No. 109 in the first quarter of 1993, CDI and other identifiable intangibles that are normally deducted from Tier 1 capital under the current guidelines were $516 million higher at September 30, 1993, with a corresponding increase in deferred taxes. The federal banking regulators have not issued final capital regulations on the adoption of SFAS No. 109 and are currently considering whether such increased intangibles should be deducted from capital. Management believes that the increased amounts of CDI and other identifiable intangibles resulting from the adoption of SFAS No. 109 do not pose a risk to BAC's capital and should not be deducted from capital in determining capital ratios. Pending final resolution of this issue by the banking regulators, such amounts have not been deducted from capital in determining the September 30, 1993 capital ratios mentioned above.

LIBERTY

  Liberty's unaudited consolidated financial statements as of and for the period ended September 30, 1993 are incorporated by reference from Liberty's Amended and Restated Quarterly Report on Form F-4 for the period ended September 30, 1993 which accompanies this Proxy Statement/Prospectus as Appendix D.

                        DESCRIPTION OF BAC CAPITAL STOCK

GENERAL

  BAC's authorized capital stock consists of 700,000,000 shares of BAC Common Stock, par value $1.5625 per share, and 70,000,000 shares of preferred stock, without par value ("BAC Preferred Stock"). At October 31, 1993, there were approximately 357,593,000 shares of BAC Common Stock outstanding and 49,397,457 shares of BAC Preferred Stock outstanding.

  Descriptions of the material terms of BAC's capital stock are set forth below. Such descriptions are not complete and are subject in all respects to the Delaware General Corporation Law and BAC's Certificate of Incorporation, including the certificates of designation pursuant to which the outstanding shares of BAC Preferred Stock were issued.

BAC COMMON STOCK AND RIGHTS

  The description of the BAC Common Stock should be read carefully by the Liberty Shareholders because, unless BAC elects to pay only the Cash Consideration under the circumstances described in "THE MERGER--Terms of the Merger" at the Effective Time, the issued and outstanding shares of Liberty Common Stock will be converted into rights to receive shares of BAC Common Stock.

  Subject to any prior rights of the BAC Preferred Stock then outstanding, holders of BAC Common Stock are entitled to such dividends as may be declared from time to time by BAC's Board of Directors out of the funds legally available therefor.

  Each holder of BAC Common Stock is entitled to one vote for each share owned by him or her on all matters submitted to a vote of the shareholders of BAC. Such shares are not entitled to any cumulative voting rights. In the event of any liquidation, dissolution or winding up of BAC, the holders of BAC Common Stock are entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities subject to the prior rights, if any, of holders of BAC Preferred Stock. Holders of BAC Common Stock have no preemptive or other subscription or conversion rights. BAC Common Stock is not subject to redemption and the outstanding shares are, and the shares issued in connection with the Merger will be, fully paid and nonassessable.

  Each share of BAC Common Stock, including those to be issued to Liberty Shareholders in connection with the Merger, is accompanied by one preferred share purchase right (a "BAC Right"). Each BAC Right entitles the registered holder to purchase from BAC one one-hundredth of a share of Cumulative Participating Preferred Stock, Series E, without par value (the "BAC Series E Preferred"), of BAC, at a price of $50 per one one-hundredth of a preferred share (the "BAC Rights Purchase Price"), subject to adjustment. The description and terms of the BAC Rights are set forth in a Rights Agreement (the "BAC Rights Agreement") between BAC and Manufacturers Hanover Trust Company of California (now Chemical Trust Company of California), as Rights Agent (the "BAC Rights Agent"), as amended by Amendment No. 1 to the BAC Rights Agreement dated as of August 11, 1991.

  Certificates for shares of BAC Common Stock issued in connection with the Merger will contain a notation incorporating the BAC Rights Agreement by reference.

  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (a "BAC Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding BAC Common Stock, or (ii) 10 business days (or such later date as may be determined by action of the BAC Board of Directors prior to such time as any person becomes a BAC Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummations of which would result in the beneficial ownership by a person or group of persons of 20% or more of such outstanding BAC Common Stock (the earlier of such dates being called the "BAC Distribution Date"), the BAC Rights will be evidenced by the certificates representing BAC Common Stock. In addition, the BAC Rights Agreement provides that, until the BAC Distribution Date, the BAC Rights will be transferred with and only with shares of BAC Common Stock.

  The BAC Rights are not exercisable until the BAC Distribution Date.

  BAC Series E Preferred purchasable upon exercise of the BAC Rights will be redeemable by BAC at a formula price. Each share of BAC Series E Preferred will be entitled to an aggregate dividend of 100 times the dividend declared per share of BAC Common Stock. In the event of liquidation, the holders of the BAC Series E Preferred will be entitled to a minimum preferential liquidation payment of $100 per share, plus accrued and unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per share of BAC Common Stock. Each share of BAC Series E Preferred will have 100 votes, voting together with shares of BAC Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of BAC Common Stock are exchanged, each share of BAC Series E Preferred will be entitled to receive 100 times the amount received per share of BAC Common Stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the BAC Series E Preferred's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of BAC Series E Preferred purchasable upon exercise of each BAC Right should approximate the value of one share of BAC Common Stock.

  In the event that BAC is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a BAC Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the BAC Right. In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of the outstanding shares of BAC Common Stock (unless such person increased its beneficial ownership from less than 20% to 80% or more of the outstanding shares of BAC Common Stock by a purchase pursuant to a tender offer for all of the shares of BAC Common Stock for cash), proper provisions shall be made so that each holder of a BAC Right, other than BAC Rights beneficially owned by such person or group of affiliated or associated persons (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of BAC Common Stock having a market value of two times the exercise price of the BAC Right.

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of BAC Common Stock, the Board of Directors of BAC may redeem the BAC Rights in whole, but not in part, at a price of $0.001 per BAC Right (rounded upward for each holder to the nearest $0.01). In addition, the BAC Rights may be subject to automatic redemption in certain circumstances upon approval of the majority of the outstanding shares of BAC Common Stock entitled to vote thereon at a special meeting to be held in connection with certain acquisition offers.

  On August 11, 1991, BAC and the BAC Rights Agent executed Amendment No. 1 to the BAC Rights Agreement ("Amendment No. 1"), which (i) permitted the merger with SPC to be consummated without triggering a distribution under the BAC Rights Agreement and (ii) made certain other technical changes to the BAC Rights Agreement.

  Copies of the BAC Rights Agreement and Amendment No.1 have been filed with the SEC as an exhibit to a Registration Statement on Form 8-A dated April 13, 1988, and as an exhibit to the amendment to such Registration Statement filed on Form 8 dated August 20, 1991, respectively.

  The foregoing description of the material terms of the BAC Common Stock and the BAC Rights does not purport to be a complete description of all of the terms of the BAC Common Stock and the BAC Rights and is qualified in its entirety by reference to the terms of the BAC Common Stock and the BAC Rights, which are incorporated herein by reference and are set forth in full in Article Fourth of BAC's Certificate of Incorporation and the BAC Rights Agreement, respectively.

OUTSTANDING PREFERRED STOCK

  Under BAC's Certificate of Incorporation, the BAC Board of Directors is authorized without further stockholder action to provide for the issuance of up to 70,000,000 shares of BAC Preferred Stock in one or more series with such voting powers, full or limited, and with such designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issue thereof adopted by the BAC Board of Directors.

  As of October 31, 1993, BAC had outstanding 5,178,000 shares of Cumulative Adjustable Preferred Stock, Series A (the "BAC Series A Preferred"), 3,546,100 shares of Cumulative Adjustable Preferred Stock, Series B (the "BAC Series B Preferred"), 7,250,000 shares of 9 5/8% Cumulative Preferred Stock, Series F (the "BAC Series F Preferred"), 4,998,357 shares of 6 1/2% Cumulative Convertible Preferred Stock, Series G (the "BAC Series G Preferred"); 11,250,000 shares of 9% Cumulative Preferred Stock, Series H (the "BAC Series H Preferred"); 200,000 shares of 11% Preferred Stock, Series I (the "BAC Series I Preferred"); 400,000 shares of 11% Preferred Stock, Series J (the "BAC Series J Preferred"); 14,600,000 shares of 8 3/8% Cumulative Preferred Stock, Series K (the "BAC Series K Preferred"); 800,000 shares of 8.16% Cumulative Preferred Stock, Series L (the "BAC Series L Preferred"); 700,000 shares of 7 7/8% Cumulative Preferred Stock, Series M (the "BAC Series M Preferred"); and 475,000 shares of 8 1/2% Cumulative Preferred Stock, Series N (the "BAC Series N Preferred"). The holders of all outstanding series of BAC Preferred Stock rank on parity with each other, and prior to the holders of the BAC Common Stock, with respect to dividends and liquidation.

  If the equivalent of six quarterly dividends payable on any series of the BAC Preferred Stock are in default (whether or not declared or consecutive), the holders of all outstanding series of BAC Preferred Stock, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment.

  Except as provided below, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the BAC Preferred Stock, voting as a single class without regard to series, will be required (i) for any amendment of the BAC Certificate of Incorporation (or any certificate supplemental thereto providing for the capital stock of BAC) or Bylaws that will materially and adversely change the preferences, privileges, rights or powers of the BAC Preferred Stock, but in any case in which one or more, but not all series of BAC Preferred Stock would be so affected as to their preferences, privileges, rights or powers, only the consent of holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, shall be required or (ii) to issue any class of stock that shall have preference as to dividends or distribution of assets over any outstanding series of BAC Preferred Stock. So long as the dividends thereon have been paid, shares of BAC Series I Preferred and BAC Series J Preferred have no voting power, except that the vote or consent of holders of at least two-thirds of all outstanding shares of BAC Series I Preferred and BAC Series J Preferred, each voting separately as a class, is required to authorize any amendment to BAC's Certificate of Incorporation or to the Certificate of Designations for the BAC Series I Preferred and BAC Series J Preferred, respectively; provided, however, that any increase or decrease in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase or decrease in the amount of authorized shares or issued shares of the BAC Series I Preferred and BAC Series J Preferred or of any other series of preferred stock, in each case ranking on a parity with or junior to such series of the BAC Series I Preferred and BAC Series J Preferred with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the powers, preferences, privileges or rights of the BAC Series I Preferred and BAC Series J Preferred.

  In the event of voluntary or involuntary liquidation, dissolution or winding up of BAC, the holders of BAC Preferred Stock are entitled to receive out of the assets of BAC available for distribution to shareholders, before any distribution of assets is made to holders of BAC Common Stock, an amount equal to the stated value per share, plus accrued and unpaid dividends. Except as required by law, the holders of BAC Preferred Stock are not entitled to vote except under limited circumstances. The BAC Preferred Stock is not convertible into shares of other capital stock, except for the BAC Series G Preferred Stock. The BAC Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of BAC to repurchase or retire the BAC Preferred Stock.

  BAC Series A Preferred. The BAC Series A Preferred has a stated value of $50.00 per share. The BAC Series A Preferred provides for cumulative dividends payable quarterly at adjustable rates based on the discount rates and average yields of certain United States government securities. The BAC Series A Preferred is subject to redemption, in whole or in part, at the option of BAC, at $50.00 per share plus accrued and unpaid dividends.

  BAC Series B Preferred. The BAC Series B Preferred has a stated value of $100.00 per share. The BAC Series B Preferred provides for cumulative dividends payable quarterly at adjustable rates based on the discount rates and average yields of certain United States government securities. The BAC Series B Preferred is subject to redemption, in whole or in part, at the option of BAC, at $100.00 per share, plus accrued and unpaid dividends.

  BAC Series F Preferred. The BAC Series F Preferred has a stated value of $25.00 per share. The BAC Series F Preferred provides for cumulative dividends payable quarterly at the rate of 9 5/8% per annum calculated as a percentage of the stated value. The BAC Series F Preferred is subject to redemption, in whole or in part, at the option of BAC at $25.00 per share on and after April 15, 1996, plus accrued and unpaid dividends.

  BAC Series G Preferred. The BAC Series G Preferred has a stated value of $50.00 per share. The BAC Series G Preferred provides for cumulative dividends payable quarterly at the rate of 6 1/2% per annum calculated as a percentage of the stated value. The BAC Series G Preferred is subject to redemption, in whole or in part, at the option of BAC at $51.95 per share beginning May 31, 1995, at decreasing prices thereafter through May 30, 2001, and at $50 per share thereafter, in each case plus accrued and unpaid dividends.

  The BAC Series G Preferred is convertible, at any time, unless previously redeemed, into BAC Common Stock at a conversion rate of 1.09649 shares of BAC Common Stock for each share of BAC Series G Preferred (equivalent to a conversion price of $45.60 per share of BAC Common Stock). The conversion rate is protected by customary antidilution provisions.

  BAC Series H Preferred. The BAC Series H Preferred has a stated value of $25.00 per share. The BAC Series H Preferred provides for cumulative dividends payable quarterly at the rate of 9% per annum calculated as a percentage of the stated value. The BAC Series H Preferred is subject to redemption, in whole or in part, at the option of BAC at $25.00 per share on and after January 15, 1997, plus accrued and unpaid dividends.

  BAC Series I Preferred. The BAC Series I Preferred has a stated value of $500.00 per share. The BAC Series I Preferred provides for cumulative dividends payable quarterly at a rate of 11% per annum calculated as a percentage of the stated value. The BAC Series I Preferred is subject to redemption, in whole or in part, at the option of BAC at $527.50 per share beginning September 30, 1995, at decreasing prices thereafter through September 29, 2000, and at $500.00 per share thereafter, in each case plus accrued and unpaid dividends.

  BAC Series J Preferred. The BAC Series J Preferred has a stated value of $500.00 per share. The BAC Series J Preferred provides for cumulative dividends payable quarterly at a rate of 11% per annum calculated as a percentage of the stated value. The BAC Series J Preferred is subject to redemption, in whole or in part, at the option of BAC at $527.50 per share beginning March 31, 1996, at decreasing prices thereafter through March 30, 2001, and at $500.00 per share thereafter, in each case plus accrued and unpaid dividends.

  BAC Series K Preferred. The BAC Series K Preferred has a stated value of $25.00 per share. The BAC Series K Preferred provides for cumulative dividends payable quarterly at a rate of 8 3/8% per annum calculated as a percentage of the stated value. The BAC Series K Preferred is subject to redemption, in whole or in part, at the option of BAC on or after February 15, 1997, at $25.00 per share plus accrued and unpaid dividends.

  BAC Series L Preferred. The BAC Series L Preferred has a stated value of $500.00 per share. The BAC Series L Preferred provides for cumulative dividends payable quarterly at a rate of 8.16% per annum calculated as a percentage of the stated value. The BAC Series L Preferred is subject to redemption, in whole or in part, at the option of BAC on or after July 13, 1997, at $500.00 per share plus accrued and unpaid dividends.

  BAC Series M Preferred. The BAC Series M Preferred has a stated value of $500.00 per share. The BAC Series M Preferred provides for cumulative dividends payable quarterly at a rate of 7 7/8% per annum calculated as a percentage of the stated value. The BAC Series M Preferred is subject to redemption, in whole or in part, at the option of BAC on or after September 30, 1997, at $500.00 per share plus accrued and unpaid dividends.

  BAC Series N Preferred. The BAC Series N Preferred has a stated value of $500.00 per share. The BAC Series N Preferred provides for cumulative dividends payable quarterly at a rate of 8 1/2% per annum calculated as a percentage of the stated value. The BAC Series N Preferred is subject to redemption, in whole or in part, at the option of BAC on or after December 15, 1997, at $500.00 per share plus accrued and unpaid dividends.

          COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF BAC AND LIBERTY

  At the Effective Time, unless the Market Value is less than $40.00 and BAC elects to pay only the Cash Consideration in the Merger under the limited circumstances described herein, Liberty Shareholders, other than dissenting Liberty Shareholders, will become holders of BAC Common Stock, and their rights as stockholders will be determined by the Delaware General Corporation Law and by BAC's Certificate of Incorporation and Bylaws. The following is a brief summary of all material differences in the rights of Liberty Shareholders and the holders of BAC Common Stock under their respective Certificate or Articles of Incorporation, Bylaws and statutory provisions. The summary does not purport to be a complete description of the differences between the statutory and other rights of Liberty Shareholders and holders of BAC Common Stock and is qualified in its entirety by reference to the Hawaii Business Corporations Act (the "Act"), the Delaware General Corporation Law, the case law decided under those statutes and the Articles of Incorporation and Bylaws of Liberty and the Certificate of Incorporation and Bylaws of BAC.

SPECIAL MEETINGS OF SHAREHOLDERS; ACTION BY CONSENT

  Section 415-28 of the Act provides that special meetings of shareholders for any purpose or purposes may be called by the Board of Directors or by the holders of not less than one-tenth of all the shares entitled to vote at the meeting. Holders of BAC Common Stock do not have the right to call special meetings.

  The Delaware General Corporation Law provides that, unless otherwise restricted in the Articles or Certificate of Incorporation or the Bylaws, a valid action of shareholders by written consent in lieu of action taken at a meeting of shareholders requires the consent of the percentage of shareholders whose vote would be required at the meeting (but not less than a majority of the then-outstanding shares) to accomplish the same action. BAC's Certificate of Incorporation prohibits stockholder action by written consent and requires that any stockholder action be taken at a meeting of shareholders.

  Actions without a meeting by Liberty Shareholders are governed by Section 415-145 of the Act, which provides that any action which may be taken at a meeting of shareholders may be taken by written consent if such consent sets forth the action so taken and is signed by all of the shareholders entitled to vote on the action. Because Liberty's Articles and Bylaws are silent as to this matter, the provisions of the Act control.

NOTICE OF SHAREHOLDER BUSINESS

  Under the BAC Bylaws, a stockholder must give 30 to 60 days' prior notice to BAC's Corporate Secretary of any business the stockholder wishes to bring before a meeting of shareholders for a vote. The notice must contain a brief description of the business, the reason for conducting such business at the meeting, the name and address of the stockholder proposing the business, the class and number of shares of BAC stock the stockholder owns and any material interest of the stockholder in the business.

  Liberty's Articles of Incorporation and Bylaws are silent as to the manner in which a Liberty Shareholder may bring a matter before a meeting of shareholders for a vote. Liberty Shareholders wishing to present a proposal must comply with the provisions of FDIC Regulations set forth at Title 12 of the Code of Federal Regulations, Part 335.211, including, but not limited to, receipt by Liberty of a proposal to be submitted at an annual meeting of the shareholders not less than 90 days in advance of a date corresponding to the date of Liberty's proxy statement released to shareholders in connection with the previous year's annual meeting of shareholders.

NOTICE OF DIRECTOR NOMINATIONS

  Under the BAC Bylaws, a stockholder must give 30 to 60 days' prior notice to BAC's Corporate Secretary if the stockholder wishes to nominate any person for election as a BAC director at BAC's annual meeting of shareholders. The notice must contain the following: with respect to each person the stockholder wishes to nominate, all information relating to the person required to be disclosed in solicitations for proxies for election pursuant to Regulation 14A under the Exchange Act; the name and address of the stockholder making the nomination; and the class and number of shares of BAC stock the stockholder owns.

  Liberty's Articles of Incorporation and Bylaws are silent as to the manner in which nominations for members of the Board of Directors may be made. However, it has been Liberty's practice since 1983 to delegate to an ad hoc nominating committee composed of members of Liberty's Board of Directors the functions of recommending and screening potential candidates for nomination to the Board of Directors of Liberty. The committee also will consider nominations for directors made by Liberty Shareholders, which nominations should be in writing, signed by the proposing shareholder(s), and submitted by mail or personal delivery to Liberty's President on or before the date by which shareholder proposals are to be submitted.

VOTING RIGHTS

  Under the Delaware General Corporation Law, stockholders only possess cumulative voting rights in the election of directors if the corporation's Certificate of Incorporation specifically provides such rights. BAC's Certificate of Incorporation does not provide for cumulative voting rights in the election of directors, which means that the holders of a majority of the shares of BAC Common Stock entitled to vote for the election of directors can elect all of the directors.

  Notwithstanding any provision contained in a corporation's Articles of Incorporation or Bylaws, unless the corporation's securities are registered pursuant to the Exchange Act, and are either listed on a national securities exchange or traded over-the-counter on the National Market of NASDAQ, shareholders of Hawaii corporations possess cumulative voting rights under
Section 415-33 of the Act. Since Liberty's Common Stock is not listed on a national securities exchange or traded over-the-counter on the National Market of NASDAQ, Liberty Shareholders possess cumulative voting rights.

  Both the Act and the Delaware General Corporation Law afford holders of the outstanding shares of a class of securities the right to vote as a class on certain amendments to the corporation's Articles or Certificate of Incorporation which affect the class, whether or not such holders are entitled to vote thereon by the terms of the Articles or Certificate of Incorporation.

LIQUIDATION RIGHTS

  Liberty amended its Articles of Incorporation in 1991 to permit the issuance of preferred as well as Liberty Common Stock. Liberty's Board of Directors, however, has not authorized any issuance of any class of stock other than the Liberty Common Stock. In the event of liquidation of Liberty, the holders of the Liberty Common Stock are entitled to share ratably in the assets of Liberty remaining after proper provision is made for unpaid liabilities. BAC's capital structure, on the other hand, consists of both Preferred Stock and Common Stock. In the event of liquidation of BAC, the holders of all shares of BAC Preferred Stock of all series shall be entitled to be paid in full the liquidation preferences established for such series without priority between the different series, plus accrued but unpaid dividends, prior to any payment to the holders of BAC Common Stock, but after proper provision is made for unpaid liabilities. After payment of such unpaid liabilities and the preferences and dividends to the holders of the BAC Preferred Stock, the holders of the BAC Common Stock shall be entitled to share ratably in all remaining assets of BAC to be distributed.

REMOVAL OF DIRECTORS

  The Articles of Incorporation and Bylaws of Liberty are silent as to the manner in which directors may be removed. Therefore, the provisions of the Act control. The Act allows the removal of a director from office by the vote of shareholders owning not less than a majority of the outstanding shares entitled to vote in the election of directors. The Act does not permit shareholders to remove a director by less than a majority percentage shareholder vote nor does it permit the Board of Directors to remove another director from office by any percentage vote.

  Under the Delaware General Corporation Law, a director may be removed with or without cause by the vote of a majority of the outstanding shares entitled to vote upon the election of directors.

TRANSACTIONS INVOLVING DIRECTORS AND OFFICERS

  Under the Act, a corporation has the power to contract and transact business with its directors and officers, provided that (i) the fact of the relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of the interested director or directors; or (ii) the fact of the relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify the contract or transaction by vote or written consent; or (iii) the contract or transaction is fair and reasonable to the corporation.

  Under the Delaware General Corporation Law, a corporation may contract or transact business with its directors and officers without stockholder approval of such action if, in the judgment of the directors, such action may reasonably be expected to benefit the corporation.

DISSENTERS' OR APPRAISAL RIGHTS

  The Act provides that any shareholder has the right to dissent from any merger, consolidation or exchange to which the corporation is a party and receive the fair value of his or her shares in cash as of the day prior to the consummation of the merger, consolidation or exchange and exclusive of any appreciation or depreciation of value arising from such action unless such exclusion would be otherwise inequitable.

  The Delaware General Corporation Law does not require dissenters' rights of appraisal with respect to (i) the sale, lease or exchange of all or substantially all of the assets of a corporation, (ii) a merger by a corporation, the shares of which are either listed on a national securities exchange or held by more than 2,000 shareholders, if such shareholders receive shares of the surviving corporation or of a listed or widely held corporation, or (iii) shareholders of a corporation surviving a merger if no vote of such shareholders is required to approve the merger in the circumstances described in (i), (ii) and (iii) below under "--Approval of Certain Business Combinations."

INSPECTION OF SHAREHOLDER LEDGER

  The Act generally provides that any shareholder shall be entitled, upon demand, to inspect in person or by agent or attorney during usual business hours the stock ledger of the corporation and to obtain a certified transcript of anything contained therein to any shareholder applying therefor provided that the shareholder pays a reasonable charge for the preparation of the certified transcript.

  The Delaware General Corporation Law allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. The stockholders' list also must be open to inspection by any stockholder for a period of at least ten days prior to, and during the whole time of, any meeting of stockholders, such inspection being for any purpose germane to the meeting.

DIVIDEND RIGHTS

  Both Liberty Shareholders and BAC stockholders are entitled to receive dividends as and when declared by their respective Boards of Directors out of funds legally available for the payment of such dividends. The Act restricts the payment of dividends to shareholders if, after giving effect to the payment thereof, (i) the corporation would be unable to pay its debts as they become due; or (ii) total assets would be less than the sum of total liabilities plus the amounts required to satisfy any liquidation preference.

  Section 412:3-403 of the Code of Financial Institutions of the State of Hawaii under which Liberty as a bank is regulated further restricts the payment of dividends if the dividends would serve to reduce the capital and surplus of Liberty below $5,000,000, or generally, if the Hawaii Commissioner should so restrict such payment. Liberty also has agreed with the FDIC to refrain from declaring and paying cash dividends without the FDIC's prior consent.

  The Delaware General Corporation Law permits the payment of dividends out of paid-in and earned surplus or out of net profits for the current and preceding fiscal years. Capital may not be reduced under Delaware law unless the assets of the corporation remaining after such reduction are sufficient to pay any debts of the corporation for which payment has not been otherwise provided.

  The payment of dividends by Liberty is also dependent upon the statutory and regulatory limitations imposed on Liberty as a banking company. Under Hawaii law, dividends of Hawaii state-chartered banks must be declared from the retained earnings of such banks, subject to certain prescribed accounting adjustments, and only to the extent that such dividends would not reduce the banks' capital and surplus below $5,000,000. BAC's subsidiary banks also have statutory and regulatory limitations on the payment of dividends. In addition, BAC has outstanding various series of Preferred Stock with various dividend rates fixed for each series. Dividends on BAC Preferred Stock, when and as declared by the Board of Directors, are payable in cash on a quarterly basis on such dates as may be fixed by the Board of Directors. Such dividends are cumulative. After full cumulative dividends on the outstanding BAC Preferred Stock of all series have been paid for the current dividend period and all prior dividend periods, BAC may declare dividends, out of legally available funds, on the BAC Common Stock in the discretion of the Board of Directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Both Hawaii and Delaware corporations are permitted to adopt a provision in their charter documents eliminating the monetary liability of a director to the corporation or its stockholders for certain breaches of duty. Liberty's Articles of Incorporation and BAC's Certificate of Incorporation limit their respective directors' monetary liability to the extent permitted by law. In addition, Liberty's Articles of Incorporation indemnify directors, officers, employees and agents of Liberty to the extent permitted by Hawaii law and allow the purchase of insurance by Liberty for itself and indemnifiable persons against liabilities and expenses, whether or not Liberty would have had the power to indemnify under Hawaii law. BAC's Bylaws authorize indemnification of directors, officers and employees of BAC to the fullest extent authorized by Delaware law, which also permits a corporation to purchase insurance for indemnifiable persons against liabilities and expenses, whether or not such corporation would have had the power to indemnify under Delaware law.

  The BAC Bylaws do not specify procedures for establishing entitlement to indemnification. Under Delaware law, such a determination may generally be made by the Board of Directors, independent legal counsel or the shareholders. Delaware law does not specify different procedures following a change in control.

  The Act is similar to Delaware law as far as indemnity is concerned, and Liberty's Articles of Incorporation contain the broadest indemnity possible under Hawaii law. The procedures to be followed to permit indemnification are as stated in Hawaii law, and such a determination is made generally by the Board of Directors, independent legal counsel or the shareholders.

  Under the BAC Bylaws, BAC must advance expenses incurred by a director, officer, employee or agent in defending an action prior to final disposition of such action. Officers and directors, but not employees and agents, are required to give an undertaking to repay amounts advanced if it is ultimately determined that they were not entitled to be indemnified.

  Hawaii law and Liberty's Articles of Incorporation permit the advancement of expenses by appropriate action of the Board of Directors, but in all cases, such advance whether made to a director, officer, employee or agent of Liberty must be repaid if it is ultimately determined that such person was not entitled to be indemnified. Liberty has an agreement with a former officer to indemnify such officer and to undertake his defense so long as independent counsel determines that indemnification would be appropriate under Liberty's Articles of Incorporation.

  The SEC has expressed its opinion that the indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

POTENTIAL "ANTI-TAKEOVER" PROVISIONS

  Liberty has no provisions in its Articles of Incorporation or Bylaws or otherwise that are intended to have an anti-takeover effect with the exception of the ability to issue authorized preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Liberty. The Board of Directors may authorize the issuance of a class or series of preferred stock to which the Board may grant rights, preferences and privileges that could discourage or make more difficult an attempt to obtain control of Liberty through a merger, tender offer or proxy contest. The Act subjects certain "share acquisitions" by an "acquiring person" to a one-year moratorium unless certain conditions are met. These provisions are similar to, but more restrictive in certain areas than, Section 203 of the Delaware General Corporation Law discussed below (e.g., the "acquiring person" threshold is 10% rather than 15%).

  The provisions of the BAC Certificate of Incorporation and Bylaws described above under "Notice of Stockholder Business," "Notice of Director Nominations" and "Special Meetings of Stockholders; Action by Consent" may make it more difficult to effect a change in control of BAC and may discourage or deter a third party from attempting a takeover. In addition, under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

  Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that a person becomes an "interested stockholder." With certain exceptions, an "interested stockholder" is a person who owns 15% or more of the corporation's outstanding voting stock, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the previous three years or is an affiliate or associate of that person.

  The three-year moratorium imposed on business combinations by Section 203 does not apply if:

    (i) prior to a person becoming an interested stockholder, the Board of Directors approves the business combination or the transaction which resulted in the person becoming an interested stockholder, or

    (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender offer), or

    (iii) on or after the date a person becomes an interested stockholder, the board approves the business combination and it is also approved at a meeting by two-thirds of the voting stock not owned by the interested stockholder.

  Section 203 has the effect of encouraging potential acquirors to negotiate with target companies. It also discourages certain potential acquirors unwilling to comply with its provisions.

  BAC has in place a Preferred Share Purchase Rights Plan that may also have the effect of encouraging potential acquirors to negotiate with it and may also discourage potential acquirors in certain circumstances. SEE "DESCRIPTION OF BAC CAPITAL STOCK--BAC Common Stock and Rights."

APPROVAL OF CERTAIN BUSINESS COMBINATIONS

  The Delaware General Corporation Law generally provides that an agreement of merger or consolidation or a sale of all or substantially all of the assets of a corporation must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The Hawaii Code of Financial Institutions generally provides that an agreement of merger or consolidation or a sale of all or substantially all of the assets of a financial institution, if approved by the Hawaii Commissioner and by the holders of at least 66 2/3% of the outstanding shares entitled to vote at a meeting of stockholders, will be authorized. Under Hawaii law, if a class of shares is entitled to vote thereon as a class, the plan must be approved by the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class and of the total shares entitled to vote. A class of shares is entitled to vote as a class if the plan of merger or consolidation contains any provision which, if contained in a proposed amendment to the corporation's Articles of Incorporation, would entitle such class of shares to vote as a class. Although permitted to be issued in Liberty's Articles of Incorporation, Liberty has only one class of stock issued and outstanding: Liberty Common Stock. Delaware law does not require the separate vote of each class of stock unless the Certificate of Incorporation of the corporation so provides.

  Neither Hawaii nor Delaware law requires a vote of the stockholders of the surviving corporation to approve a merger, unless its Articles or Certificate of Incorporation provides otherwise, if (i) the agreement of merger does not amend in any respect the surviving corporation's Articles or Certificate of Incorporation; (ii) each share of the corporation's stock outstanding immediately prior to the effective date is to be an identical outstanding or treasury share of the surviving corporation after the effective date; and (iii) the number of shares of the surviving corporation's common stock to be issued or delivered in the merger plus the number of shares of common stock into which any other securities to be issued or delivered in the merger are initially convertible does not exceed 20% of its common stock outstanding immediately prior to the effective date of the merger.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

  BAC's book value per share, cash dividends per share and income per share for the fiscal year ended December 31, 1992 and any interim period between December 31, 1992 and the date of this Proxy Statement/Prospectus would not be materially affected if such financial statements were presented on a pro forma basis to reflect the acquisition of Liberty using the purchase method of accounting and hence no such pro forma presentation is made in this Proxy Statement/Prospectus.

                   CAPITALIZATION OF BANKAMERICA CORPORATION

  The consolidated capitalization of BAC at September 30, 1993 and the adjusted consolidated capitalization of BAC after giving effect to the Merger is set forth below.

                                                          HISTORICAL AS ADJUSTED(A)
                                                          ---------- -------------
(DOLLAR AMOUNTS IN MILLIONS)
Long-term Debt:
 Senior Debt
  BAC....................................................  $ 9,331      $ 9,331
  Subsidiary Obligations.................................      362          362
                                                           -------      -------
                                                             9,693        9,693
                                                           -------      -------
 Subordinated Debt
  BAC....................................................    4,315        4,315
  Subsidiary Obligations.................................      --           --
                                                           -------      -------
                                                             4,315        4,315
                                                           -------      -------
    Total Long-Term Debt.................................  $14,008      $14,008
                                                           =======      =======
Subordinated Capital Notes (b)...........................  $   933      $   933
                                                           =======      =======
Preferred Stock (authorized: 70,000,000 shares; issued
 49,397,457 shares)......................................  $ 2,979      $ 2,979
                                                           =======      =======
Common Shareholders' Equity:
  Common Stock, par value $1.5625 (authorized:
   700,000,000 shares; issued 357,910,924 shares
   (historical), 358,426,577 shares (as adjusted))(c)....  $   559      $   560
  Additional paid-in capital(c)..........................    7,094        7,116
  Retained earnings......................................    6,187        6,187
  Common stock in treasury, at cost (568,002 shares).....      (14)         (14)
                                                           -------      -------
    Total Common Shareholders' Equity....................  $13,826      $13,849
                                                           =======      =======
      Total Capitalization of BAC........................  $31,746      $31,769
                                                           =======      =======

- --------
(a) Subsequent to September 30, 1993, the capitalization of BAC and its consolidated subsidiaries has been affected by various issuances, redemptions, repurchases and maturities which are not reflected in this table.
(b) Issuances of common and preferred stock of $718 million have been dedicated to retire or redeem subordinated capital notes. BAC intends to dedicate the remaining amounts required to retire or redeem all of these notes by their respective maturities.

(c) Pursuant to the Merger Agreement, each share of Liberty Common Stock will be converted into a number of shares of BAC Common Stock based upon an exchange ratio of shares of BAC Common Stock for each share of Liberty Common Stock unless the Market Value is less than $40.00 and BAC elects to pay all or part of the purchase price in cash. For purposes of this capitalization table, it was assumed that no cash will be paid and common stock and additional paid-in capital were adjusted based on BAC Common Stock market price of $44.50 at November 30, 1993 and the issuance of 515,653 shares of BAC Common Stock.

                                    EXPERTS

  The consolidated financial statements of BAC and subsidiaries for the year ended December 31, 1992, appearing in BAC's Annual Report on Form 10-K have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of SPC and subsidiaries as of December 31, 1991 and 1990 and for each of the years in the three year period ended December 31, 1991, appearing in SPC's Annual Report on Form 10-K for the year ended December 31, 1991, which was incorporated by reference as an exhibit to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1992, have been incorporated herein in reliance upon the report of KPMG Peat Marwick, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference from Liberty's Annual Report on Form F-2 for the year ended December 31, 1992 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of BAC Common Stock offered hereby will be passed upon for BAC by Michael J. Halloran, Executive Vice President and General Counsel of BAC. As of November 30, 1993, Mr. Halloran had a direct or indirect interest in 1,873 shares of BAC Common Stock and had options to purchase 52,832 additional shares, of which 21,166 options were exercisable.

  Certain legal matters relating to tax aspects of the Merger will be passed upon for BAC by Raymond W. McKee, Senior Vice President and General Tax Counsel of Bank of America. As of November 30, 1993, Mr. McKee did not own any shares of BAC Common Stock, but had options to purchase 18,444 additional shares, of which 6,558 shares were exercisable.

  Certain legal matters relating to the Merger will be passed upon for Liberty by Lillick & Charles, San Francisco, California.

                                 OTHER MATTERS

  The Board of Directors of Liberty is not aware of any other business to be presented at the Meeting other than the matters described in this Proxy Statement/Prospectus. If any other matter should properly come before the Meeting, the persons named as proxies on the accompanying proxy card will have the discretionary authority to vote the shares of Liberty Common Stock represented by proxy in accordance with the discretion and judgment of the person or persons voting the proxies as to the best interests of Liberty and Liberty Shareholders.

  The cost of the solicitation of proxies will be borne by Liberty. In addition to solicitation by mail, directors, officers and regular employees of Liberty may solicit proxies personally or by telegraph or telephone but will not be entitled to receive additional compensation for such services.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Ernst & Young is engaged as Liberty's independent accountants for the current year and were for the most recently completed fiscal year.

  Representatives from the accounting firm of Ernst & Young will be present at the Meeting of Liberty Shareholders, will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  If the Merger is consummated within the period currently contemplated (assuming all conditions, including the approval of the Merger Agreement by the Liberty Shareholders at the Meeting, are met), the Liberty Shareholders will become holders of BAC Common Stock prior to the next scheduled Annual Meeting of Stockholders of BAC. Holders of BAC Common Stock must submit proposals to BAC for formal consideration at the 1994 Annual Meeting of Stockholders of BAC on or before November 28, 1994. In the event that the Merger is not consummated on or before the 1994 Annual Meeting of Shareholders of Liberty, Liberty Shareholders must submit proposals to Liberty for formal consideration at the 1994 Annual Meeting of Shareholders of Liberty, such proposals to be received by Liberty a reasonable time before the solicitation is made.

                                                                      APPENDIX A

                            HAWAII REVISED STATUTES

  (S)415-80 Right of shareholders to dissent. (a) Any shareholder of a corporation shall have the right to dissent from, and to obtain payment for his shares in the event of, any of the following corporate actions:

    (1) Any plan of merger or consolidation to which the corporation is a party, except as provided in subsection (c);

    (2) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

    (3) Any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

    (4) Any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

      (A) Alters or abolishes a preferential right of the shares;

      (B) Creates, alters, or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

      (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

      (D) Excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate his votes, except as the right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

    (5) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws, or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

  (b)(1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person, and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and section 415-31 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

  (c) The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of the corporation is not necessary to authorize the merger.

  (d) A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

  (S)415-81 Rights of Dissenting Shareholders. (a) As used in this section:

    "Dissenter" means a shareholder or beneficial owner who is entitled to and does assert dissenters' rights under section 415-80, and who has performed every act required up to the time involved for the assertion of such rights.

    "Corporation" means the issuer of the shares held by the dissenter before the corporate action, or the successor by merger or consolidation of that issuer.

    "Fair value" of shares means their value immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless such exclusion would be inequitable.

    "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at such rate as is fair and equitable under all of the circumstances.

  (b) If a proposed corporate action which would give rise to dissenters' rights under section 415-80(a) is submitted to a vote at a meeting of shareholders, the notice of meeting shall notify all shareholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this section, and shall be accompanied by a copy of sections 415-80 and 415-81 of this chapter.

  (c) If the proposed corporate action is submitted to a vote at a meeting of shareholders, any shareholder who wishes to dissent and obtain payment for the shareholder's shares must file with the corporation, prior to the vote, a written notice of intention to demand that the shareholder be paid fair compensation for the shareholder's shares if the proposed action is effectuated and shall refrain from voting the shareholder's shares in approval of such action. A shareholder who fails in either respect shall acquire no right to payment for the shareholder's shares under this section or section 415-80.

  (d) If the proposed corporate action is approved by the required vote at a meeting of shareholders, the corporation shall mail a further notice to all shareholders who gave due notice of intention to demand payment and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment for their shares a notice of the adoption of the plan of corporate action. The notice shall: (1) state where and when a demand for payment must be sent and certificates of certificated shares must be deposited in order to obtain payment; (2) inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received;
(3) supply a form for demanding payment which includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and (4) be accompanied by a copy of sections 415-80 and 415-81 of this chapter. The time set for the demand and deposit shall be not less than thirty days from the mailing of the notice.

  (e) A shareholder who fails to demand payment, or fails (in the case of certificated shares) to deposit certificates, as required by a notice pursuant to subsection (d) shall have no right under this section or section 415-80 to receive payment for the shareholder's shares. If the shares are not represented by certificates, the corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action, or the release of restrictions under the terms of subsection (f). The dissenter shall retain all other rights of a shareholder until these rights are modified by effectuation of the proposed corporate action.

  (f)(1) Within sixty days after the date set for demanding payment and depositing certificates, if the corporation has not effectuated the proposed corporate action and remitted payment for shares pursuant to paragraph (3), it shall return any certificates that have been deposited, and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (2) When uncertificated shares have been released from transfer restrictions, and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of subsection (d), with like effect.

  (3) Immediately upon effectuation of the proposed corporate action, or upon receipt of demand for payment if the corporate action has already been effectuated, the corporation shall remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount which the corporation estimates to be the fair value of the shares, with interest if any has accrued. The remittance shall be accompanied by:

    (A) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than sixteen months before the date of remittance, together with the latest available interim financial statements;

    (B) A statement of the corporation's estimate of fair value of the shares; and

    (C) A notice of the dissenter's right to demand supplemental payment, accompanied by a copy of sections 415-80 and 415-81 of this chapter.

  (g)(1) If the corporation fails to remit as required by subsection (f), or if the dissenter believes that the amount remitted is less than the fair value of the dissenter's shares, or that the interest is not correctly determined, the dissenter may send the corporation the dissenter's own estimate of the value of the shares or of the interest, and demand payment of the deficiency.

  (2) If the dissenter does not file such an estimate within thirty days after the corporation's mailing of its remittance, the dissenter shall be entitled to no more than the amount remitted.

  (h)(1) Within sixty days after receiving a demand for payment pursuant to subsection (g), if any such demands for payment remain unsettled, the corporation shall file in an appropriate court a petition requesting that the fair value of the shares and interest thereon be determined by the court.

  (2) An appropriate court shall be a court of competent jurisdiction in the county of this State where the registered office of the corporation is located. If, in the case of a merger or consolidation or exchange of shares, the corporation is a foreign corporation without a registered office in this State, the petition shall be filed in the county where the registered office of the domestic corporation was last located.

  (3) All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the petition shall be served on each such dissenter; if a dissenter is a nonresident, the copy may be served on the dissenter by registered or certified mail or by publication as provided by law.

  (4) The jurisdiction of the court shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or in any amendment thereof. The dissenters shall be entitled to discovery in the same manner as parties in other civil suits.

  (5) All dissenters who are made parties shall be entitled to judgment for the amount by which the fair value of their shares is found to exceed the amount previously remitted, with interest.

  (6) If the corporation fails to file a petition as provided in paragraph (1) of this subsection, each dissenter who made a demand and who has not already settled the dissenter's claim against the corporation shall be paid by the corporation the amount demanded by the dissenter, with interest, and may sue therefor in an appropriate court.

  (i)(1) The costs and expenses of any proceeding under subsection (h), including the reasonable compensation and expenses of appraisers appointed by the court, shall be determined by the court and assessed against the corporation, except that any part of the costs and expenses may be apportioned and assessed as the court may deem equitable against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious, or not in good faith.

  (2) Fees and expenses of counsel and of experts for the respective parties may be assessed as the court may deem equitable against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this section, and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section and section 415-80.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and should not be assessed against the corporation, it may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

  (j)(1) Notwithstanding the foregoing provisions of this section, the corporation may elect to withhold the remittance required by subsection (f) from any dissenter with respect to shares of which the dissenter (or the person on whose behalf the dissenter acts) was not the beneficial owner on the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action. With respect to such shares, the corporation shall upon effectuating the corporate action, state to each dissenter its estimate of the fair value of the shares, state the rate of interest to be used (explaining the basis thereof), and offer to pay the resulting amounts on receiving the dissenter's agreement to accept them in full satisfaction.

  (2) If the dissenter believes that the amount offered is less than the fair value of the shares and interest determined according to this section, the dissenter may within thirty days after the date of mailing of the corporation's offer, mail the corporation the dissenter's own estimate of fair value and interest, and demand their payment. If the dissenter fails to do so, the dissenter shall be entitled to no more than the corporation's offer.

  (3) If the dissenter makes a demand as provided in paragraph (2), the provisions of subsections (h) and (i) shall apply to further proceedings on the dissenter's demand.

                                                                      APPENDIX B


                          PLAN AND AGREEMENT OF MERGER

                                     AMONG

                            BANKAMERICA CORPORATION

                              BANK OF AMERICA, FSB

                                      AND

                                  LIBERTY BANK

                          DATED AS OF OCTOBER 8, 1993

                                  AND FORM OF

                                MERGER AGREEMENT

                                     AMONG

                            BANKAMERICA CORPORATION

                              BANK OF AMERICA, FSB

                                      AND

                                  LIBERTY BANK

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
RECITALS..................................................................   1
I. THE MERGER.............................................................   1
  1.1  Merger Agreement...................................................   1
  1.2  Consideration......................................................   1
  1.3  Dissenters.........................................................   2
  1.4  Letters of Transmittal.............................................   2
  1.5  Shares Held in Treasury............................................   2
  1.6  Surrender of Company Stock Certificates............................   2
  1.7  BAC Warrant........................................................   3
II. THE CLOSING...........................................................   3
  2.1  The Closing........................................................   3
  2.2  Effective Time.....................................................   3
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................   3
  3.1  Organization, Etc..................................................   3
  3.2  Binding Effect.....................................................   4
  3.3  Capitalization.....................................................   4
  3.4  Financial Statements and Reports...................................   4
  3.5  Books and Records; Other Information...............................   5
  3.6  Subsidiary and CSI Investment......................................   5
  3.7  Properties; Contracts..............................................   6
  3.8  Compliance with Laws...............................................   8
  3.9  Material Contract Defaults.........................................   8
  3.10 Absence of Certain Changes.........................................   8
  3.11 Litigation.........................................................   9
  3.12 Contingent Liabilities.............................................   9
  3.13 Taxes..............................................................   9
  3.14 Employee Benefit Plans; ERISA......................................  11
  3.15 Broker's and Finder's Fees.........................................  13
  3.16 Labor Relations....................................................  13
  3.17 Registration Statement and Regulatory Applications.................  14
  3.18 Insurance..........................................................  14
  3.19 Employment and Similar Agreements; Obligations Upon Change in
   Control................................................................  14
  3.20 Offices and Branches...............................................  15
  3.21 Hazardous Materials................................................  15
  3.22 Certain Interests..................................................  15
  3.23 Loans..............................................................  16
  3.24 Investment Securities..............................................  16
  3.25 Allowance for Losses...............................................  16
  3.26 Accounting Records.................................................  16
  3.27 Disclosure.........................................................  17
IV. REPRESENTATIONS AND WARRANTIES OF BAC AND FSB.........................  17
  4.1  Organization, Etc..................................................  17
  4.2  Binding Effect.....................................................  17
  4.3  Capitalization.....................................................  18
  4.4  Financial Statements and Reports...................................  18
  4.5  FSB Stock Ownership................................................  18
  4.6  Absence of Certain Changes.........................................  18
  4.7  Registration Statement and Regulatory Applications.................  18

                                                                           PAGE
                                                                           ----
V. COVENANTS OF THE COMPANY, BAC AND FSB..................................  19
  5.1  Preparation of Registration Statement and Applications for Required
   Consents...............................................................  19
  5.2  Pursuit of Approvals...............................................  19
  5.3  Other Consents.....................................................  20
  5.4  Activities Pending Closing.........................................  20
  5.5  Access to Information..............................................  21
  5.6  Confidentiality....................................................  21
  5.7  Meeting of Shareholders............................................  21
  5.8  BAC and FSB Board Approvals; FSB Shareholder Approval..............  22
  5.9  Investment Management Contract.....................................  22
  5.10 Stock Listing......................................................  22
  5.11 Notification.......................................................  22
  5.12 Indemnification....................................................  22
  5.13 No Shopping........................................................  22
  5.14 Future Information.................................................  22
  5.15 Company Options....................................................  23
  5.16 Inventory of Furniture, Fixtures and Equipment.....................  23
  5.17 Directors and Officers Liability Insurance.........................  23
  5.18 Certain Accounting Adjustments.....................................  24
  5.19 Lease Negotiations.................................................  24
  5.20 Environmental Report...............................................  24
  5.21 Transfer of Loan Participation.....................................  24
  5.22 Certain Employment Agreements......................................  24
  5.23 Stockholder Agreements.............................................  24
  5.24 Company Affiliate Agreements.......................................  25
  5.25 Audit Letter.......................................................  25
VI. CONDITIONS TO CLOSING.................................................  25
  6.1  Conditions to the Company's Obligation to Close....................  25
  6.2  Conditions to BAC's and FSB's Obligation to Close..................  26
VII. TERMINATION..........................................................  29
  7.1  Termination........................................................  29
  7.2  Effect of Termination..............................................  30
VIII. MISCELLANEOUS.......................................................  30
  8.1  Notices............................................................  30
  8.2  Governing Law......................................................  30
  8.3  Entire Agreement...................................................  30
  8.4  Amendments and Waivers.............................................  31
  8.5  Severability.......................................................  31
  8.6  Counterparts.......................................................  31
  8.7  Headings...........................................................  31
  8.8  Survival of Representations and Covenants..........................  31
  8.9  Expenses...........................................................  31
  8.10 Certain Definitions................................................  32
  8.11 Attorneys' Fees....................................................  32
  8.12 Publicity..........................................................  32
  8.13 Binding Effect.....................................................  32
  8.14 Further Action.....................................................  32
  8.15 Third Party........................................................  32
  8.16 Gender; Number.....................................................  32
  8.17 Arbitration........................................................  32

EXHIBITS
    EXHIBIT A--Merger Agreement
    EXHIBIT B--BAC Warrant
    EXHIBIT C--Form of Opinion of Counsel to BAC and FSB
    EXHIBIT D--Form of Opinion of Counsel to the Company
    EXHIBIT E--Form of Stockholder Agreement
    EXHIBIT F--Company Affiliate Agreement
    EXHIBIT G--Tax Representation Letters
    EXHIBIT H--General Release and Settlement Agreement

SCHEDULES
    Schedule 3.3--Incentive Stock Options and Beneficial Ownership
    Schedule 3.4(a)--Financial Statements & Reports: Management Letters
    Schedule 3.4(b)--Financial Statements & Reports: Regulatory Filings
    Schedule 3.6(a)--Other Investments
    Schedule 3.6(b)--CSI Notice
    Schedule 3.7(a)--Real Properties Owned or Leased
    Schedule 3.7(b)--Other Properties and Assets Under Lease
    Schedule 3.7(c)--Material Contracts with Penalty for Termination and
                    Unfunded Loan Commitments
    Schedule 3.7(d)(i)--Employee Insurance Plans
    Schedule 3.7(d)(ii)--Indebtedness for Borrowed Money
    Schedule 3.7(d)(iii)--Secrecy and Non Compete Agreements
    Schedule 3.7(d)(iv)--Intellectual Property Licenses
    Schedule 3.7(d)(v)--Capital Expenditure Contracts ($50,000 or More)
    Schedule 3.7(d)(vi)--Service Bureau Contracts
    Schedule 3.7(d)(vii)--Other Contracts ($50,000 or More)
    Schedule 3.7(g)--Contracts for Loan Servicing for Others
    Schedule 3.8(b)--Compliance With Laws
    Schedule 3.8(c)--Compliance With Laws and Regulations
    Schedule 3.10--Increases in Compensation to Officers/Employees
    Schedule 3.11(a)--Litigation and Other Claims
    Schedule 3.11(c)--Court or Regulatory Agency Orders
    Schedule 3.14(a)--Employee Benefit Plans
    Schedule 3.14(c)--Employee Benefit Plans; ERISA Reports and Forms Filed
    Schedule 3.14(d)--Not Qualified Employment Plans
    Schedule 3.18--Insurance Policies
    Schedule 3.19--Employment Agreements
    Schedule 3.20--Offices and Branches
    Schedule 3.22--Director Compensation 12/91--7/93
    Schedule 3.23--Loans
    Schedule 3.24(a)--Investment Securities
    Schedule 3.24(b)--Company Loans Secured by Stock
    Schedule 3.26--Records Retention Policy
    Schedule 5.19(b)--King & Kalakaua Lease Terms
    Schedule 5.21--Transfer of Loan Participation
    Schedule 5.23--Stockholder Agreements

                          PLAN AND AGREEMENT OF MERGER
                                     AMONG
                            BANKAMERICA CORPORATION
                              BANK OF AMERICA, FSB
                                      AND
                                  LIBERTY BANK

  This Plan and Agreement of Merger is entered into as of October 8, 1993 among BankAmerica Corporation, a Delaware corporation ("BAC"), Bank of America, FSB, a federal savings association ("FSB") and Liberty Bank, a Hawaii banking corporation, (the "Company").

                                    RECITALS

  A. The parties hereto desire to effect a business combination pursuant to which Liberty Bank will merge with and into FSB, the shareholders of the Company (the "Shareholders") will receive the consideration provided for herein and FSB shall be the surviving corporation (the "Merger"). The Merger shall be accomplished by an agreement of merger which contains such provisions as are required by applicable law and all regulatory authorities having jurisdiction over the transaction, consistent with the terms specified herein.

  B. The Merger requires certain board of directors, shareholder and regulatory approvals as described herein. The Merger will be effected only after the necessary approvals have been obtained.

  Accordingly, the parties hereto agree as follows:

  I. THE MERGER

  1.1 Merger Agreement. The terms of the Merger are set forth in a Merger Agreement attached hereto as Exhibit A (the "Merger Agreement"). At the Effective Time (as that term is defined in Section 2.2 hereof), appropriate articles of merger will be filed as provided in the Merger Agreement and the transactions contemplated by this Agreement will be consummated. As provided in the Merger Agreement, each share of Company common stock, $5.00 par value (the "Company Common Stock"), outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be cancelled and converted into the right to receive the number of shares of the common stock, $1.5625 par value per share, of BAC (the "BAC Stock") determined as provided in
Section 1.2 hereof.

  1.2 Consideration. As of the Effective Time each share of Company Common Stock, excluding Dissenting Shares (as defined in Section 1.3), outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the Shareholders, be converted into the right to receive shares of BAC Stock. The number of shares of BAC Stock to be issued in connection with the Merger will be determined as follows:

    (a) if the Market Value of BAC Stock is not less than $40.00 per share, each Shareholder of record as of the close of business on the date on which Effective Time occurs will receive such number of shares of BAC Stock as is determined by multiplying the number of shares of Company Common Stock owned of record by such Shareholder at such time by $28.54 and dividing the resulting product by the Market Value; and

    (b) if the Market Value of BAC Stock is less than $40.00 per share each Shareholder will receive, at the option of BAC, either (i) shares of BAC Stock calculated pursuant to Section 1.2(a), (ii) an amount of cash equal to $28.54 for each share of Company Common Stock owned of record by such Shareholder at such time or (iii) a combination thereof.

  As used herein, the "Market Value" will be calculated by dividing (x) the sum of each of the high and low sales prices of BAC Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions on each of the ten trading days immediately preceding the date which is twenty days before the Closing Date by (y) twenty. For purposes of determining Market Value, the term "trading day" shall mean a day on which trading generally takes place on the New York Stock Exchange and on which trading in BAC Stock has not been halted or suspended.

  No fractional shares of BAC Stock shall be issued, but any Shareholder otherwise entitled to receive a fractional share shall receive, in lieu thereof, a cash adjustment for such fraction in an amount equal to the product determined by multiplying such fraction by the Market Value for one full share of BAC stock. In the event of any stock dividend, stock distribution, stock split, reverse stock split, extraordinary dividend or partial or liquidating distribution effected with respect to BAC Stock between the first of such trading days and the last of such trading days, appropriate pro rata adjustments will be made in the foregoing numbers. Nothing in the preceding sentence shall apply to any cash dividend declared or paid during such period, provided no other cash dividend has been declared and paid during the same calendar quarter.

  1.3 Dissenters. A "Dissenter" is a shareholder who is entitled to dissent from corporate action under Hawaii Revised Statutes ("HRS") (S) 415.80 and who exercises that right when and in the manner required by HRS (S) 415.81. Each outstanding share of Company Common Stock that is held by a Dissenter (a "Dissenting Share") shall be converted into the right to receive payment pursuant to HRS (S) 415.81.

  1.4 Letters of Transmittal. Certificates representing Company Common Stock shall be delivered for replacement by certificates evidencing BAC Stock as follows: BAC shall prepare a form (the "Form of Transmittal Letter") pursuant to which each Shareholder shall transmit the certificate or certificates representing such Shareholder's Company Common Stock to BAC for replacement by the consideration provided under Section 1.2 hereof. As promptly as practicable after the final determination of the Market Value, the Form of Transmittal Letter shall be mailed to Shareholders.

  1.5 Shares Held in Treasury. Each share of Company Common Stock outstanding immediately prior to the Effective Time held in the treasury of the Company or by any of its subsidiaries shall be cancelled and no payment shall be made or other consideration delivered in respect thereof.

  1.6 Surrender of Company Stock Certificates.

  (a) Until surrender to Chemical Trust Company of California, as agent to effect the exchange of the Company Common Stock for BAC Stock (the "Exchange Agent"), together with a properly completed and executed Form of Transmittal Letter, each certificate evidencing Company Common Stock (other than Dissenting Shares) shall, on and after the Effective Time, be deemed for all corporate purposes to represent and evidence only the right to receive BAC Stock, or cash, as the case may be, in the amounts and at the times described herein. Until any such certificate evidencing Company Common Stock shall have been so surrendered, the holder of such Company Common Stock shall not have any right to receive any certificates evidencing BAC Stock, or any cash, or any rights as a BAC shareholder by virtue of holding the Company Common Stock. The Exchange Agent shall be authorized to issue BAC Stock for any Company Common Stock certificate which has been lost, stolen or destroyed upon receipt of satisfactory evidence of ownership of the Company Common Stock represented thereby, and after appropriate indemnification. After the Effective Time, no holder of a certificate evidencing shares of Company Common Stock shall be entitled to receive any dividends or other distributions otherwise payable to holders of record of BAC Stock on any date subsequent to the Effective Time, unless such holder is entitled to receive BAC Stock and in such event unless such holder shall have surrendered such holder's certificates evidencing shares of Company Common Stock in exchange for BAC Stock, provided that such surrender shall not deprive such holder of any dividends or distributions to which such holder is entitled as a record holder of Company Common Stock as of a date prior to such surrender. Upon surrender of such certificates, there shall be paid to the holder so surrendering such certificates the amount, without interest, of any cash dividends and any other distributions which theretofore and subsequent to the Effective Time had been distributed on the whole number of shares of BAC Stock into which such Company Common Stock was converted at the Effective Time.

  (b) If any check for cash, including cash in lieu of fractional shares, or any certificate for BAC Stock, is to be issued hereunder in a name other than that in which the certificate(s) for Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall establish the right to receive such shares or cash and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such check or such certificate for such BAC Stock in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  1.7 BAC Warrant. In consideration of BAC's and FSB's entry into this Agreement, the Company agrees to execute and deliver to BAC, simultaneously with its execution and delivery of this Agreement, a warrant to purchase up to 24.3% of the Company Common Stock under certain circumstances (the "BAC Warrant"), such BAC Warrant to be in the form attached hereto as Exhibit B. In connection with the execution and delivery of the BAC Warrant, BAC represents and warrants to the Company that it is acquiring the BAC Warrant (and the Company Common Stock issuable upon the exercise thereof) for its own account and not with a view to the distribution thereof except in a transaction or transactions registered under the Securities Act of 1933, as amended, or otherwise exempt from such registration requirement.

  II. THE CLOSING

  2.1 The Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place on a date to which the Company, BAC and FSB may agree (the "Closing Date"), provided that the absence of an agreement by the parties to the contrary such Closing Date shall be the last business day of the month in which the conditions to Closing set forth in Section 6.1(b) and
(d) and Section 6.2(b) and (d) are satisfied, but in no event shall the Closing Date be later than June 30, 1994. The Closing shall be held at the offices of FSB at 1099 Alakea Street, Honolulu, Hawaii, or at such other place as to which the parties hereto shall agree.

  2.2 Effective Time. On or prior to the Closing Date, appropriately prepared and executed articles of merger with respect to the merger of the Company with and into FSB shall be deposited in the Office of the Hawaii Commissioner of Financial Institutions and the Office of Thrift Supervision (the "OTS") for filing. The date and time of the latest of such filings of the articles of merger with respect to the merger of the Company with and into FSB with the Office of the Hawaii Commissioner of Financial Institutions of the State of Hawaii and the OTS, or such later time as is specified in such filings, is referred to in this Agreement as the "Effective Time." The Effective Time shall occur on the Closing Date.

  III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company makes the following representations and warranties to BAC and FSB, in each case except as otherwise disclosed to BAC and FSB in schedules dated the date hereof and delivered by the Company to BAC and FSB concurrently with the execution of this Agreement.

  3.1 Organization, Etc.

  (a) The Company is a banking corporation duly organized, validly existing and in good standing under the laws of Hawaii. The Company has all requisite corporate power and authority to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.10). The Company has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted under applicable law.

  (b) The Company is an Hawaii banking corporation pursuant to the Hawaii Code of Financial Institutions.

  3.2 Binding Effect. Subject to approval of the Shareholders, this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, by the availability of equitable remedies, and by the discretion of the court or arbitrator before whom a proceeding may be brought. In addition, enforceability may be limited by considerations of public policy under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), due to the inclusion of Section 5.12 in this Agreement. Neither the execution and delivery of this Agreement by the Company, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Company's Charter of Incorporation or Bylaws, or
(ii) constitute or result in the breach of any term, condition or provision of or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which any of its properties or assets may be bound, except such notes, bonds mortgages, indentures, licenses, agreements, leases and other instruments or obligations the violation of which would not have, individually or in the aggregate, a Material Adverse Effect, or (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, subject to obtaining the requisite Regulatory Approvals (as defined in Section 5.2).

  3.3 Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, $25.00 par value per share, of which no shares are issued and outstanding, and 2,000,000 shares of common stock, $5.00 par value per share, of which 775,890 shares are issued and outstanding. The Company has no stock appreciation or similar rights outstanding. Certain officers and key employees of the Company have incentive or compensatory options to purchase Company Common Stock (each, a "Company Option") pursuant to the Company's Incentive Stock Option Plan, as amended. As of the date of this Agreement the aggregate number of shares that such officers and employees could purchase or receive pursuant to Company Options granted under such plan is 28,125. Schedule 3.3 sets forth a description of the exercise or purchase prices, vesting schedules, expiration dates, and amounts of such Company Options. As of the Effective Time, all of the Company Options shall have been exercised by the holder, or cancelled or purchased by the Company pursuant to
Section 5.15. All of the issued and outstanding shares of the Company Common Stock have been validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. All outstanding Company Common Stock has been duly and validly registered pursuant to Section 12(g) of the Exchange Act, which registration is in full force and effect. All of the issued and outstanding shares of Company Common Stock, and all of the Company Options, have been issued, granted and sold in compliance with the Securities Act of 1933, as amended, (the "Securities Act") and the rules and regulations promulgated thereunder, and with all applicable state securities laws, rules and regulations. Other than the Company Options referred to above, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating the Company to issue any additional shares of the Company's capital stock, and no unissued shares of Company Common Stock are subject to any preemptive rights. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in the Company. Except as set forth in Schedule 3.3, as of the date hereof no person holds of record, or to the best knowledge of the Company, beneficially, 5% or more of the outstanding shares of the Company Common Stock.

  3.4 Financial Statements and Reports.

  (a) The Company has delivered to BAC and FSB the Company's audited consolidated statements of financial condition as of December 31, 1992 and 1991, and consolidated statements of operations, statements of cash flows and statements of changes in stockholders' equity for the years ended December 31, 1992, 1991 and 1990, and the Company's unaudited consolidated statements of condition, operations and cash flows and changes in stockholders' equity as of and for the three month period ended March 31, 1993, and the six month period ended June 30, 1993. Such financial statements have been prepared from the books and records of the Company and its sole subsidiary, Liberty Properties, Inc. (the "Subsidiary"), present fairly the financial condition and operating results of the Company and the Subsidiary as of the dates and for the periods indicated and have been prepared in accordance with generally accepted accounting principles and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, consistently applied throughout the periods covered and disclose all liabilities required to be disclosed therein except liabilities which are not, individually or in the aggregate, material to the Company and the Subsidiary taken as a whole. In addition, Schedule 3.4(a) contains a true, correct and complete list of all management letters delivered to the Company or the Subsidiary by Ernst & Young (or any predecessor thereto) relating to the internal controls of the Company or the Subsidiary during any period from and after January 1, 1990. At the time of providing Schedule 3.4(a) to BAC, true, correct and complete copies of all such management letters will be provided to BAC. The Company shall promptly make available to BAC true, correct and complete copies of all other letters delivered to the Company or the Subsidiary by Ernst & Young (or any predecessor) that relate to the results of operations or financial statements of the Company or the Subsidiary during such period.

  (b) No registration statement, information statement, offering circular, proxy statement, schedule or report filed and not withdrawn since January 1, 1990, by the Company or any predecessor with the FDIC, the Division of Financial Institutions of the Department of Commerce and Consumer Affairs of the State of Hawaii (the "Hawaii Division"), under the Exchange Act, FDIC rules and regulations or the HRS, on the date of effectiveness in the case of such registration statements or offering circulars, or on the date of filing in the case of such reports or schedules, or on the date of mailing or the relevant meeting date in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1990, the Company, and any predecessor has filed all documents required to be filed by the Company with the FDIC under the Exchange Act and the Company and any predecessor has filed all documents required to be filed by them with the FDIC, the Board of Governors of the Federal Reserve System (the "FRB") and the Hawaii Division under various federal and state banking laws and regulations, except to the extent that all failures so to file would not, individually or in the aggregate, have a Material Adverse Effect; and all such documents, as finally amended or corrected, complied in all material respects as to form with applicable requirements of law except as set forth in Schedule 3.4(b). Except to the extent stated in the financial statements, all financial statements and related schedules included in the documents referred to in the preceding sentence were prepared in accordance with generally accepted accounting principles or such other regulatory accounting requirements as were applicable thereto, consistently applied throughout the periods covered, and fairly presented the information purported to be shown therein.

  3.5 Books and Records; Other Information. The minute books of the Company and the Subsidiary constitute materially true and accurate records of all meetings and actions taken by the Boards of Directors and shareholders of the Company and the Subsidiary. The copies of the Charter of Incorporation and Bylaws of the Company and the Certificate of Incorporation and Bylaws of the Subsidiary and amendments thereto, delivered to BAC and FSB are true and complete copies, and such Charter of Incorporation, and Certificate of Incorporation and Bylaws are in full force and effect. All documents and other information as to existing facts relating to the Company and the Subsidiary (excluding projections) provided to BAC and FSB by the Company and documents and other information provided to BAC and FSB by Montgomery Securities relating to the Company and the Subsidiary are, taken as a whole, accurate and complete in all material respects.

  3.6 Subsidiary and CSI Investment.

  (a) The Subsidiary is authorized to issue 85,300 shares of common stock, $10.00 par value per share, all of which are issued and outstanding and are owned directly by the Company, free and clear of all security interests, liens, charges and encumbrances. There are no other classes of capital stock of, or equity or other ownership interests in, the Subsidiary, and none of the shares of common stock is held in treasury. The Company has no direct or indirect equity interest or investment in any other firm, corporation, partnership, joint venture or business enterprise, except as set forth in Section 3.6(b) and in Schedule 3.6(a). Schedule 3.6(a) shall for each interest or investment identify the business enterprise, the nature of the interest or investment, the amount and value of the interest or investment, any voting rights resulting therefrom and any other material terms of the interest or investment. The ownership interests of the Company in the Subsidiary are not subject to any legal, contractual or other limitations or restrictions. There are no outstanding options, warrants or other rights to subscribe for or purchase from the Company, the Subsidiary, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock of or other ownership interest in the Subsidiary or (ii) any securities convertible into or exchangeable for any capital stock of or other ownership interest in the Subsidiary. All of the outstanding shares of the capital stock of each class of the Subsidiary have been validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights.

  (b) The Company also owns 22,200 shares of common stock, $1.00 par value per share, which equals 33.33% of all of the issued and outstanding shares of common stock, of Computer Systems International, Ltd. ("CSI"), which shares are owned directly by the Company, free and clear of all security interests, liens, charges and encumbrances. There are no other classes of capital stock of, or equity or other ownership interests in, CSI and none of the shares of common stock of CSI is held in treasury. The ownership interest of the Company in CSI is not subject to any legal, contractual or other limitations or restrictions. All of the shares of CSI owned by the Company have been validly authorized and issued, are fully paid and non assessable and were not issued in violation of any preemptive rights. In particular, the Company acknowledges that various capital and other contributions were made to CSI by the Company as a CSI stockholder in the past. These contributions were not legally required to be made, there is no requirement, contractual or otherwise, that any such contribution be made in the future and the Company has provided written notice to CSI, a copy of which is included in Schedule 3.6(b), advising CSI that no further contributions will be made by the Company.

  3.7 Properties; Contracts.

  (a) The Company or the Subsidiary has good and marketable title to its own properties, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, the real properties used in the business of the Company or the Subsidiary, including the real property reflected in the June 30, 1993 financial statements referred to in Section 3.4(a), free and clear of all security interests, liens, charges or other encumbrances, except those related to real property taxes, local improvement district assessments (if any), easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property. Schedule 3.7(a) lists all real properties owned or leased by the Company or the Subsidiary and shall specify for each whether the Company (i) owns the real property; (ii) leases the real property; (iii) owns the buildings on such property; or (iv) leases the buildings on such property.

  (b) All properties and assets held by the Company or the Subsidiary under lease are held under valid instruments enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance, and except as to such provisions the unenforceability of which would not have a Material Adverse Effect. Schedule 3.7(b) lists all properties and assets held by the Company or the Subsidiary under lease, and a true and correct copy of each such lease has been delivered to BAC and FSB.

  (c) Except for extensions of credit and commitments to extend credit as specified on Schedule 3.7(c), all material contracts and agreements to which the Company or the Subsidiary is a party are terminable without penalty on 90 or fewer days' notice. Schedule 3.7(c) lists all unfunded loan commitments, with single family home loan commitments listed in the aggregate only, outstanding as of the date hereof.

  (d) Except as provided elsewhere herein, Schedule 3.7(d) sets forth a complete and correct list of all of the agreements and other documents in the following classifications to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any material amount of either of their assets is bound; complete and correct copies (in the case of any of the following that are in writing) of each of such agreements and documents, as in effect on the date hereof, have been delivered to BAC and FSB:

    (i) any plan, contract or arrangement providing for insurance for any officer, consultant, director, or employee of the Company or the Subsidiary or members of their families (other than directors' and officers' liability policies);

    (ii) any contract, agreement or instrument evidencing or relating to any outstanding indebtedness of the Company or the Subsidiary for borrowed money (except insured deposits) or the deferred purchase price of property, or any direct or indirect guarantee by the Company or the Subsidiary of any such indebtedness in any such case, in an amount in excess of $50,000, or under which the Company or the Subsidiary has the right or obligation to incur any such indebtedness or guarantee in an amount in excess of $50,000;

    (iii) any secrecy, noncompetition or other agreement that (A) restricts the right of the Company or the Subsidiary to engage in any place in any line of business or (B) would restrict the right of BAC, FSB or any of their subsidiaries to engage in any place in any line of business after the Closing;

    (iv) any license, sublicense or other agreement to which the Company or the Subsidiary is a party (whether as licensor or licensee) relating to "Intellectual Property" that is used in and is material to the business of the Company or the Subsidiary. "Intellectual Property" means patents, patent applications, trade names, trademarks (whether or not registered), trademark applications, service marks (whether or not registered), copyrights (whether registered or unpublished), copyright applications, inventions, processes and other trade secret and proprietary intellectual property, including without limitation proprietary computer software, whether in object or source form;

    (v) any contract, commitment or agreement that involves (A) capital expenditures by the Company or the Subsidiary after June 30, 1993 of more than $50,000 or (B) disposition after June 30, 1993 of any material amount of the assets of the Company or the Subsidiary not in the ordinary course of business consistent with past practice;

    (vi) any contracts with any service bureau providing data processing or other services to the Company; or

    (vii) any other contract, agreement, plan, commitment or instrument (other than real property leases which have been provided to BAC and FSB pursuant to Section 3.7(b) of this Agreement) not of a type covered by or specifically excluded from the coverage of any of the other items of this
  Section 3.7(d) and (A) involving future payment by the Company or the Subsidiary over the life of such contract of more than $50,000 in the aggregate or (B) having a remaining term of more than 12 months and not terminable on less than 90 days' notice.

  There is no breach, violation or default, or allegation or assertion of such, by the Company, the Subsidiary or by any other party under any such contract listed in Schedule 3.7(d) and consummation of the Merger will not result in any such breach, violation or default.

  (e) All buildings and other facilities owned by the Company and the Subsidiary are adequately maintained and are free from defects which could materially interfere with the current or future use of such facilities. All buildings and other facilities leased by the Company or the Subsidiary are maintained in accordance with the applicable lease obligations. All water, sewer, gas, electricity, telephone and other utilities required by law or necessary for the operations of such business are supplied to such buildings and facilities and are presently installed and operating, and all installation and connection charges have been paid in full or accrued. All material assessments for public improvements that have been made against the properties of the Company or the Subsidiary have been paid or provided for, except that in the case of any assessments that are payable in installments, all installments due as of the date hereof have been paid or accrued.

  (f) Except for authorizations given in the ordinary course of business and consistent with existing policies, practices and procedures, no powers of attorney or similar authorizations have been issued by the Company which are outstanding and effective.

  (g) Attached in Schedule 3.7(g) is a list of all loans or other extensions of credit owned in whole or in part by others which are serviced by the Company along with all contracts for the servicing of such loans or extensions of credit.

  3.8 Compliance with Laws.

  (a) Each of the Company or the Subsidiary is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or properties or any of its employees (because of such employee's activities on behalf of it), including, without limitation, those relating to wage and hour, labor and employment practices, equal opportunity, affirmative action and the Immigration Reform and Control Act, the Americans with Disabilities Act, the breach or violation of which could, individually or in the aggregate, have a Material Adverse Effect.

  (b) Except as specified in Schedule 3.8(b), neither the Company nor the Subsidiary has received any notification from any agency or department of any federal, state, local or foreign government or any regulatory authority or the staff thereof asserting that the Company or the Subsidiary is not presently in compliance with any of the statutes, regulations or ordinances that such governmental or regulatory authority enforces, noncompliance with which could have, individually or in the aggregate, a Material Adverse Effect, nor is the Company or the Subsidiary aware of any basis for any such assertion. Except as specified in Schedule 3.8(b), neither the Company nor the Subsidiary is subject to any agreement with any regulatory authority with respect to its assets or business that imposes any material restriction on the conduct of its business. Neither the Company nor the Subsidiary has any material uncorrected deficiency from any federal or state banking regulatory examination report, except with respect to matters, if any, that are specified in Schedule 3.8(b).

  (c) Except as specified in Schedule 3.8(c) for the last three years from the date of this Agreement, the Company has materially complied with all applicable laws and regulations (i) regarding charges, and the waiver of such charges, for checking account overdrafts or checks returned due to insufficient funds, and
(ii) regarding the calculation of interest on loans and deposits.

  3.9 Material Contract Defaults. Neither the Company nor the Subsidiary is in default under any contract, agreement, indenture, mortgage, deed of trust, loan instrument, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits, which default would be likely, individually or in the aggregate for all such defaults, to have a Material Adverse Effect, and, to the best knowledge of the Company and the Subsidiary, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

  3.10 Absence of Certain Changes. There has not been since June 30, 1993:

  (a) any change in the business, financial condition, results of operations or prospects of the Company or the Subsidiary that has had or may reasonably be expected to have, together with all other such changes, a Material Adverse Effect;

  (b) any direct or indirect redemption, purchase, or other acquisition of shares of the Company's capital stock, convertible securities or securities exercisable for capital stock of the Company by the Company or the Subsidiary or any declaration, setting aside or payment of any dividend, except for the purchase of any Company Options pursuant to Section 5.15;

  (c) any increase in the compensation payable or to become payable by the Company or the Subsidiary to any of their respective officers, employees or agents, other than as set forth in employment agreements, a list of which is included in Schedule 3.10 and copies of which have been delivered to BAC and FSB, and normal cost-of-living, merit and regularly scheduled increases;

  (d) any amendment or termination of any note, bond, mortgage, indenture, contract, license, agreement, lease or other instrument or obligation to which the Company or the Subsidiary is a party or by which any of their properties or assets may be bound, other than amendments or terminations which do not and will not, individually or in the aggregate, have a Material Adverse Effect;

  (e) any establishment of any new or material modification of any currently existing Plan (as defined in Section 3.14 hereof);

  (f) except as required by this Agreement, any amendment to the Charter of Incorporation or Bylaws of the Company or the Certificate of Incorporation or Bylaws of the Subsidiary;

  (g) any change by the Company or the Subsidiary in accounting principles or methods, except as required to comply with generally accepted accounting principles or as required by FDIC regulations (in which case timely notice thereof shall have been given to BAC and FSB);

  (h) any disposition by the Company or the Subsidiary of an asset or assets material to the Company and the Subsidiary, except sales of foreclosed properties in the ordinary course of business; or

  (i) any damage, destruction or other casualty loss (whether or not covered by insurance) which has or can reasonably be expected to have a Material Adverse Effect.

  3.11 Litigation.

  (a) Schedule 3.11(a) contains a complete list as of the date of this Agreement of all pending or, to the best knowledge of the Company and the Subsidiary, threatened, private or governmental suits, claims, actions, proceedings, or investigations against the Company or the Subsidiary. Except for normal regulatory examinations and visits (with respect to which the Company and the Subsidiary are not aware of any material matters under discussion with any relevant governmental authorities), there are no pending or, to the best knowledge of the Company and the Subsidiary, threatened, private or governmental suits, claims, actions, proceedings, arbitrations or investigations against the Company or the Subsidiary, which, if determined adversely to the Company or the Subsidiary would be likely to have a Material Adverse Effect.

  (b) Neither the Company nor the Subsidiary, nor, to the best knowledge of the Company, any officer, director or employee of either, has been permanently or temporarily enjoined by any order, judgment or decree of any court or other tribunal or any governmental or regulatory agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or the Subsidiary.

  (c) Except as set forth in Schedule 3.11(c), there is no order, judgment or decree of any court or other tribunal or any governmental or regulatory agency, authority or body ordering the Company or the Subsidiary to take any action of any kind with respect to its business, assets or properties or otherwise involving the Company or the Subsidiary or any of their assets or properties.

  3.12 Contingent Liabilities. Neither the Company nor the Subsidiary is subject to any material contingent liabilities of any nature (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards ("SFAS") No. 5) other than those reflected in or adequately reserved against in the Company's financial statements referred to in Section 3.4.

  3.13 Taxes.

  (a) Definitions. For purposes of this Section 3.13, the following definitions shall apply:

    (1) The term "Group" shall mean, individually and collectively, (i) The Company, (ii) the Subsidiary, and (iii) any individual, trust, corporation, partnership or any other entity as to which the Company is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to

  Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

    (2) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums or other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect.

    (3) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

  (b) The Group has timely filed all Returns required to be filed, except where the failure to make any such filing or filings would not have a Material Adverse Effect, and the information contained in each such Return is complete and accurate in all material respects.

  (c) The Group has paid, or has set up adequate reserves for the payment of, all Taxes required to be paid in respect of the periods covered by such Returns and has set up adequate reserves for the payment of all other Taxes payable in respect of the period subsequent to the last of such periods, and the Group has no material liability for such Taxes (and, to the best knowledge of the Company and the Subsidiary, there is no potential material liability in respect of deductions, costs or other allowances taken for federal income tax purposes likely to be disallowed in any audit by the Internal Revenue Service (the "Service") or other taxing authority) in excess of the amounts so paid or reserves so established.

  (d) The Group is not delinquent in the payment of any Taxes, and it has not requested any extension of time within which to file any Returns that have not since been filed, and no material deficiencies for any Taxes have been claimed, proposed or assessed. Since December 31, 1991, the Group has not agreed to any extension of time for the assessment or payment of any Taxes payable by it.

  (e) There are no pending or, to the best of the Group's knowledge, threatened tax audits, investigations or claims for or relating to any material liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in a material further tax liability. No security interests, liens, encumbrances, attachments or similar interests exist on or with respect to any of the assets of the Group that arose in connection with any failure or alleged failure to pay any Taxes.

  (f) The Group's federal income tax returns from the year ended December 31, 1981 through the year ended December 31, 1989 have not been audited by the Service, and its Hawaii tax returns for any year during such period have not been audited by the Department of Revenue of the State of Hawaii.

  (g) No member of the Group has made an election under Section 338 of the Internal Revenue Code (the "Code") or has taken any action that would result in any income tax liability to any member of the Group as a result of a deemed election within the meaning of Section 338 of the Code. The Group is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Neither BAC nor FSB is required to withhold tax on the purchase of the stock of the Company by reason of Section 1445 of the Code. No member of the Group is a "consenting corporation" under Section 341(f) of the Code. The Group has not entered into any compensatory agreements with respect to the performance of services under which any payment would result in a nondeductible expense to the Group pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty of federal income tax within the meaning of Code Section 6662. To the Group's knowledge, neither the Company nor its Subsidiary has ever been (and does not have any liability because it once was) a member of an affiliated group (other than the affiliated group consisting of the Company and its Subsidiary as of the date of this Agreement) during any part of any consolidated return year. Neither the Company nor its Subsidiary has ever been a member of any unitary group for state income or franchise tax purposes and does not file unitary returns for state income or franchise tax purposes in any state, local or territorial jurisdiction. No member of the Group is required to file any Returns, or is liable for any taxes in any state, local, territorial or foreign taxing jurisdiction other than Hawaii and political subdivisions thereof. Neither the Company nor its Subsidiary is (nor has ever been) a party to any tax allocation agreement within the meaning of
Section 1502 of the Code and the regulations thereunder, or any similar provision of state law.

  (h) The Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee or agent (including, without limitation, any independent contractor, foreign person or other third person) in compliance with all tax withholding provisions of applicable federal, state, local and foreign law (including, without limitation, income, social security, employment tax withholding, and withholding under Code Sections 1441 through 1445). The Group has timely complied with all requirements under applicable laws relating to information, reporting and withholding and other similar matters for customer and other accounts (including back-up withholding and furnishing of Forms 1099 and all similar reports).

  (i) The amount of the Group's liability for unpaid taxes for all periods ending on or before the Closing Date (including accruals for any exposure item) shall not, in the aggregate, exceed the amount of the liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Group's balance sheet. All such accruals are, or will be, recorded in accordance with generally accepted accounting principles.

  (j) The Group has provided BAC (i) true, correct and complete copies of the Group's federal and state income tax Returns for all periods that are open for federal and state tax purposes and (ii) true, correct and complete copies of all other Returns and other reports and statements relating to federal and state income taxes arising during such periods, including, without limitation, income tax audit reports, statements of income or gross receipts tax, franchise tax, sales tax and transfer tax, deficiencies, and closing or other agreements relating to income or gross receipts tax, franchise tax, sales tax and transfer tax received by the Group or on behalf of the Group, as well as draft federal and state income or gross receipts tax returns for the Group for all periods ending on and after December 31, 1992 and on or before the Closing Date. The Group will promptly furnish to BAC true, complete and correct copies of any other Returns filed by any member of the Group prior to the Closing Date.

  (k) The Group has provided BAC (or will, if required, provide prior to Closing) as of the date hereof as well as on an estimated basis as of the Closing Date: (i) a complete schedule of the tax and book differences of the Company and its Subsidiary in their respective assets; (ii) a complete listing of the amount of any net operating loss, net capital loss, unused investment or other credits, unused foreign tax credits, or excess charitable contributions allocable to the Company or its Subsidiary; and (iii) a complete listing of the amount of any material deferred gain or loss allocable to the Company or its Subsidiary arising out of any deferred intercompany transaction. The Group shall provide BAC with sufficient access to its tax records and personnel to enable BAC to determine the tax and book basis of the Company and its Subsidiary in their respective assets.

  3.14 Employee Benefit Plans; ERISA.

  (a) The Company has delivered to BAC true and complete signed copies of all Plans (as defined below) to which Company or the Subsidiary is a party and in which any current or former officer, director, employee or agent of Company or the Subsidiary participates. All such Plans are set forth on Schedule 3.14(a). There are no Plans of Company or Subsidiary which are not evidenced by such written documents. The term "Plan" shall include (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, "cafeteria" benefits under Section 125 of the Code, health, welfare or incentive plan or agreement, whether legally binding or not, including any post-employment benefits, (iii) any plan, agreement, contract, program, arrangement, or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or (iv) any employment agreement.

  (b) Neither the Company nor the Subsidiary (i) has made any contributions to,
(ii) has ever been a member of a controlled group which contributed to, or
(iii) has ever been under common control with an employer that contributed to any "multiemployer plan" as that term is defined in Section 3(37) of ERISA.

  (c) Except as set forth in Schedule 3.14(c), all reports, forms and other documents required to be filed with any governmental authority or distributed to plan participants with respect to any Plan subject to ERISA (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been prepared in substantial compliance with ERISA and timely filed (if applicable) and distributed (if applicable). The Company has delivered to BAC copies of all such reports, forms and documents required to have been filed or distributed for the three years immediately preceding the date of this Agreement.

  (d) Except as set forth in Schedule 3.14(d), each Plan that is intended to qualify under Section 401(a) of the Code and Section 501(a) of the Code and its related trust, if any, comply in form and in operation with Section 401(a) and 501(a) of the Code and have been determined by the Service to so qualify, and nothing has occurred to the best knowledge of the Company and the Subsidiary since the date of such determination to cause the loss of the Plan's qualification.

  (e) All contributions to each Plan for all periods ending prior to the Closing Date will be made prior to the Closing Date by the Company in accordance with past practice and the recommended contribution in any applicable actuarial report (except for periods from the first day of the plan year in which the Closing Date occurs to the date immediately preceding the Closing Date).

  (f) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending before the Closing Date and have been paid as required under the policies for policy years or other applicable policy periods beginning on or before the Closing Date and ending on or after the Closing Date.

  (g) As of the Closing Date, no Plan subject to Title IV of ERISA has benefit liabilities (as defined in Section 4001(a)(16) of ERISA) exceeding the assets of such plan or has been completely or partially terminated.

  (h) With respect to each Plan:

    (1) it has been administered in accordance with its terms or in substantial compliance with applicable laws and regulations, including ERISA and the Code, and to the best knowledge of the Company and the Subsidiary no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default of a term or condition thereunder or would cause the acceleration of any obligation of any part thereto;

    (2) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent with respect to the Plan, against the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary of the Plan; and

    (3) neither the Company nor the Subsidiary nor any fiduciary is aware to the best of its knowledge of any facts which could give rise to any such action or claim.

  (i) To the best knowledge of the Company and the Subsidiary with respect to each Plan which is an employee benefit plan, as defined under Section 3(3) of
ERISA:

    (1) no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) have occurred;

    (2) no accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any Plan, whether or not waived; and

    (3) no reportable event (as defined in Section 4043 of ERISA) has occurred as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.

  (j) To the best knowledge of the Company and the Subsidiary the Company and the Subsidiary have no liability and are not threatened with any liability (i) for the termination of any single employer plan under Sections 4062 or 4064 of ERISA or any multiple employer plan under Section 4063 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(m) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, (v) for any minimum funding contributions under
Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, (vi) for a fine under Section 502 of ERISA, or (vii) for any transaction within the meaning of
Section 4069 of ERISA.

  (k) To the best knowledge of the Company and the Subsidiary each health care plan of the Company and the Subsidiary, to the extent applicable, is in compliance with the continuation of group health coverage provisions contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the Medicare as secondary payor requirements for group health plans at 42 U.S.C. 1395y(b)(1).

  (l) To the best knowledge of the Company and the Subsidiary there are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements that would be Plans as defined in Section 3.14(a).

  (m) All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be, fully and properly accrued on the Company's or the Subsidiary's books and records and disclosed in accordance with generally accepted accounting principles and, except for the period from the first day of the Plan year in which the Closing Date occurs to the date immediately preceding the Closing Date, in Plan financial statements.

  (n) Neither the Company, the Subsidiary, nor any current or former officer, director, employee or agent has made any promises, commitments or representations concerning post-employment health care or insurance to any employee, former employee or retiree of Company or the Subsidiary.

  3.15 Broker's and Finder's Fees. Except for payments to Montgomery Securities which has been engaged by the Company as its financial advisor and investment banker pursuant to an agreement (a copy of which has been provided to BAC and FSB), neither the Company nor the Subsidiary, nor anyone acting on their behalf has or will have any liability to any broker, finder, agent or other person (other than legal and accounting advisors), nor have any of them agreed to pay any brokerage fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby.

  3.16 Labor Relations. Neither the Company nor the Subsidiary is a party to any collective bargaining agreement or any dispute or controversy with a union representing or seeking to represent its employees or with respect to unionization or collective bargaining on behalf of its employees. To the best knowledge of the Company, as of the date hereof, no National Labor Relations Board election nor union organizing activities have occurred with respect to the Company or the Subsidiary. As of the date hereof, no material labor dispute, strike or other work stoppage by employees of the Company has occurred and is continuing or has been threatened with respect to the Company or the Subsidiary.

  3.17 Registration Statement and Regulatory Applications.

  (a) When the Prospectus/Proxy Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Shareholders, and at all times subsequent to such mailing up to and including the Company Meeting Date, (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein provided by, and relating to, the Company and the Subsidiary and in respect of this Agreement, will comply in all material respects with the provisions (to the extent applicable) of the Securities Act, and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder, and (ii) the information relating to the Company and the Subsidiary and in respect of this Agreement set forth in the Prospectus/Proxy Statement as filed with the SEC under the Securities Act and the Exchange Act and the Registration Statement as filed with the SEC under the Securities Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or to correct any earlier communication with respect to the same meaning or subject matter.

  (b) When each of the applications for the Regulatory Approvals (as defined in Section 5.2) is filed, or amended or supplemented, the information provided by, or relating to, the Company and the Subsidiary and in respect of this Agreement will comply in all material respects with the relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to correct any earlier statements with respect to the same application or subject matter.

  (c) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger will not, require any filing by the Company or the Subsidiary with, or approval, consent, authorization or other action with respect to the Company or the Subsidiary by, any governmental agency, other than (i) the filing by BAC and FSB of the articles of merger with the Office of Thrift Supervision and Commissioner of Financial Institutions of the State of Hawaii, (ii) the filing of an application jointly with BAC and FSB with the Hawaii Division and (iii) the filing of the Proxy Statement/Prospectus with the FDIC.

  3.18 Insurance. The Company and the Subsidiary are insured against all risks normally insured against by corporations in similar lines of business. All such insurance policies and bonds maintained by the Company and the Subsidiary are listed in Schedule 3.18 and are in full force and effect. As of the date hereof, neither the Company nor the Subsidiary has received any notice of cancellation or material amendment of any such insurance policy or bond or is in default under any such insurance policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been filed in timely fashion.

  3.19 Employment and Similar Agreements; Obligations Upon Change in Control. Except as set forth in Schedule 3.19, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings ("Employee Agreements") between either or both of the Company and the Subsidiary, and any officer (including "executive officers" as defined under the Exchange Act) or employee of the Company or of the Subsidiary or any other party. Except as set forth in Schedule 3.19, there are no such Employee Agreements or other arrangements, or agreements (i) under which the change in control resulting from the Merger will require any payment by the Company, the Subsidiary, BAC or FSB to any director, officer (including executive officers) or employee of the Company or of the Subsidiary, or any other party, or (ii) under which there will occur any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Company or the Subsidiary in favor of any such parties. Without limiting the foregoing, no payment to be made by the Company or the Subsidiary prior to or after the Closing pursuant to the Employment Agreements will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. Except as set forth in Schedule 3.19, the Company has no knowledge of any agreements or understandings with any employee, which are inconsistent with the status of all employees, including officers of the Company or the Subsidiary, being at-will.

  3.20 Offices and Branches. Each of the offices, branches and automatic teller machines maintained and operated by the Company and the Subsidiary is listed in
Schedule 3.20. Each lease with respect to such office, branch and machine is in full force and effect and no default by the Company thereunder has occurred. With respect to each office, branch or automated teller machine which is owned in fee simple or leased by the Company or the Subsidiary, except as specified on Schedule 3.20, there are no liens or encumbrances on the Company's or Subsidiary's interest in such property. Except as set forth in Schedule 3.20, neither the Company nor the Subsidiary maintains any other office or conducts business at any other location, whether through an automated teller machine or otherwise, nor has the Company applied for or received permission to open any additional branches or operate at any other location.

  3.21 Hazardous Materials. Neither the Company, nor the Subsidiary, nor any other person having an interest in property that the Company, or such subsidiary, owns or leases or has owned or leased or in which the Company or any subsidiary holds any security interest, mortgage, or other lien or interest ("Property") has engaged in the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material (as defined below) which violates Environmental Laws (as defined below) on or from such Property, and no (i) presence, release, threatened release, discharge, spillage or migration of Hazardous Material, (ii) condition that could result in any use, ownership or transfer restriction, or (iii) condition of nuisance has occurred on or from such Property, which, individually or in the aggregate, would constitute a Material Adverse Effect, and neither the Company nor any such subsidiary has received notice of, or has reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against the Company, any such subsidiary, any other person or such Property as a result of any of the foregoing events. With respect to any Property in which the Company or a subsidiary holds a security interest, mortgage or other lien or interest and which neither the Company nor the Subsidiary owns or has previously owned or has previously leased, the Company makes the foregoing representation and warranty based upon its knowledge. With respect to all other Property, the Company makes the foregoing representation and warranty to the best of its knowledge. "Hazardous Material" shall mean any chemical, compound, material, mixture, living organism or substance that is now or hereafter defined or listed in, or otherwise classified or regulated in any way pursuant to, any Environmental Laws as "hazardous waste," "hazardous substance," "hazardous material," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of hazardous properties, including without limitation, ignitability, corrosivity, reactivity, carcinogenicity, or toxicity, such materials to include, without limitation, oil, waste oil, petroleum, waste petroleum, polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, radon, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As used herein, "Environmental Laws" means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, governments, federal, state, county and municipal, ordinary or extraordinary, including all laws pertaining to health and safety and pollution and protection of the environment, the Resource Conservation and Recovery Act (42 U.S.C.
(S) 6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the Clean Air Act (42 U.S.C. (S) 1251 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. (S) 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), and all applicable federal, state and local environmental laws, including obligations under the common law, ordinances, rules and regulations, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, now or hereafter existing relating to regulation or control of Hazardous Substances or environmental health and safety, which now or at any time hereafter may be applicable to the Property.

  3.22 Certain Interests. Except as specified in Schedule 3.22 or in arm's length transactions pursuant to normal commercial terms and conditions, no officer, director or employee of the Company or the Subsidiary, or any affiliate (as defined below) thereof, or any entity controlled by such person or affiliate (as defined below) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or the Subsidiary; no such person is indebted to the Company or the Subsidiary except for normal business expense advances; and neither the Company nor the Subsidiary is indebted to any such person except for amounts due under normal salary or reimbursement of ordinary business expenses. Schedule 3.22 includes a description of the compensation and expense reimbursements which have been provided since December 31, 1991 to directors of the Company and the Subsidiary. As used in this Section, "affiliate" means the spouse and children of a person, and any relative of the person or the spouse living in the person's home, and any "entity controlled by such person or affiliate" means any corporation, partnership or other entity of which (i) the person is an officer, director, general partner and the owner of 10% or more of any class of voting stock or other equity interest, directly or indirectly or (ii) the person is the owner of 25% or more of any class of voting stock or other equity interest, directly or indirectly.

  3.23 Loans. Except as disclosed in Schedule 3.23, (i) each outstanding loan, lease or other extension of credit or commitment to extend credit of the Company or the Subsidiary is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief, (ii) each of the Company and the Subsidiary has duly performed in all material respects all of its respective obligations thereunder to the extent that such obligations to perform have accrued; (iii) all documents and agreements necessary for the Company or the Subsidiary to enforce such loan, lease or other extension of credit are in existence; (iv) no claims, counterclaims, set-off rights or other rights exist, nor do the grounds for any such claim, counterclaim, set-off rights or other rights exist, with respect to any such loans, leases or other extensions of credit which could impair the collectability thereof, and (v) each such loan, lease and extension of credit has been, in all material respects, originated, underwritten and serviced in accordance with the Company or the Subsidiary's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and applicable law.

  3.24 Investment Securities.

  (a) Schedule 3.24(a) contains a true, correct and complete list of all securities owned by the Company and the Subsidiary of record or beneficially as of the date thereof (except securities held in any fiduciary or agency capacity), including, without limitation, securities issued by the United States or any instrumentality thereof, or any state or political subdivision thereof.

  (b) Each of the Company and the Subsidiary has good title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any mortgage, lien, pledge or encumbrance, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practice to secure obligations of the Company or the Subsidiary. Such securities are valued on the books of the Company in accordance with generally accepted accounting principles. Schedule 3.24(b) contains a true, correct and complete list of all obligations of the Company and the Subsidiary that are secured by securities held by the Company or the Subsidiary (except repurchase agreements and state and municipal deposits entered into in the ordinary course of business).

  3.25 Allowance for Losses. The Company's consolidated allowance for possible credit losses (i) is adequate in relation to the outstanding loans, leases and other extensions of credit of the Company and its Subsidiary, (ii) is maintained in accordance with the accounting principles contained in SFAS 5 and all applicable laws and regulations and (iii) is maintained consistent with the requirements of the FDIC resulting from its examination of the Company concluded on August 5, 1993.

  3.26 Accounting Records.

  (a) The Company and the Subsidiary on a consolidated basis maintain records that accurately, validly and fairly reflect their transactions and dispositions of assets and maintain a system of internal accounting controls, policies and procedures sufficient to insure that (i) such transactions are executed in accordance with its management's general or specific authorization, (ii) such transactions are recorded in conformity with generally accepted accounting principles and in such a manner as to permit preparation of financial statements in accordance with generally accepted accounting principles and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

  (b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company and the Subsidiary in the operation of their businesses (including any disaster recovery facility) are adequate to generate and retrieve such records (whether owned or leased by the Company or the Subsidiary, or provided under any agreement or other arrangement with a third party for data processing services).

  (c) Schedule 3.26(c) sets forth the Company's record retention policies.

  3.27 Disclosure. No representation or warranty by the Company in this Agreement and no statement by the Company contained in any certificate, agreement, schedule or other document furnished by the Company in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make such representation, warranty or statement not misleading.

  IV. REPRESENTATIONS AND WARRANTIES OF BAC AND FSB

  BAC and FSB jointly and severally make the following representations and warranties to the Company:

  4.1 Organization, Etc. BAC is a corporation and FSB is a federal savings bank duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization. BAC and FSB have all requisite corporate power and authority to carry on their businesses as now conducted and are qualified to do business as a foreign corporation and are in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Subject to ratification by the Board of Directors of BAC and FSB and by the stockholder of FSB, each of BAC and FSB has the corporate power and authority to execute and deliver this Agreement and perform its respective obligations hereunder.

  4.2 Binding Effect. Subject to ratification by the Boards of Directors of BAC and FSB and by the stockholder of FSB, this Agreement has been duly and validly authorized, executed and delivered by BAC and FSB and constitutes the valid and binding obligation of BAC and FSB, enforceable against BAC and FSB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, by the availability of equitable remedies, and by the discretion of the court or arbitrator before whom a proceeding may be brought. In addition, enforceability may be limited by considerations of public policy under the Securities Act and the Exchange Act, due to the inclusion of Section 5.12 in the Agreement. Neither the execution and delivery of this Agreement by BAC or FSB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by either of them with any of the provisions hereof will
(i) conflict with or result in a breach of any provision of BAC's or FSB's Certificate of Incorporation or Bylaws, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of BAC or FSB pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which BAC or FSB is a party or by which any of their properties or assets may be bound, except such notes, bonds mortgages, indentures, licenses, agreements, leases and other instruments or obligations the violation of which would not have, individually or in the aggregate, a Material Adverse Effect or (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to BAC or any of its properties or assets, subject to obtaining the requisite Regulatory Approvals.

  4.3 Capitalization. The authorized capital stock of BAC consists of 70,000,000 shares of preferred stock, without par value, of which 49,397,457 shares were issued and outstanding on June 30, 1993, and 700,000,000 shares of BAC Stock, of which 355,758,160 shares were issued and outstanding as of June 30, 1993. The BAC Stock to be issued to the Shareholders pursuant to the provisions of this Agreement has been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

  4.4 Financial Statements and Reports. BAC has delivered to the Company BAC's audited consolidated balance sheets as of December 31, 1992 and 1991, and its statements of operations, statements of cash flows and statements of changes in stockholders' equity for each of the three years in the period ended December 31, 1992, and BAC's unaudited consolidated balance sheet as of, and statements of operations, statements of cash flows and statements of changes in stockholders' equity for, the three month period ended March 31, 1993, and the six month period ended June 30, 1993. Such financial statements have been prepared from the books and records of BAC and its subsidiaries, present fairly the financial condition and operating results of BAC and its subsidiaries as of the dates and for the periods indicated and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as stated therein.

  4.5 FSB Stock Ownership. BAC owns directly or indirectly all of the outstanding capital stock of, and all other ownership interests in, FSB.

  4.6 Absence of Certain Changes. Except as has been disclosed prior to the date hereof in filings with the SEC, copies of which have been delivered to the Company, there has not been since June 30, 1993, any change in the business, financial condition, results of operations or prospects of BAC or FSB that has had or may reasonably be expected to have, together with all other such changes, a Material Adverse Effect.

  4.7 Registration Statement and Regulatory Applications.

  (a) When the Prospectus/Proxy Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Shareholders, and at all times subsequent to such mailing up to and including the Company Meeting Date, (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein provided by, and relating to, BAC and its subsidiaries, will comply in all material respects with the provisions (to the extent applicable) of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and (ii) the information relating to BAC and its subsidiaries set forth in the Prospectus/Proxy Statement as filed with the SEC under the Securities Act and the Exchange Act and the Registration Statement as filed with the SEC under the Securities Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or to correct any earlier statements with respect to the Prospectus/Proxy Statement.

  (b) When each of the applications for the Regulatory Approvals is filed, or amended or supplemented, the information relating to BAC and its subsidiaries and in respect of this Agreement will comply in all material respects with the relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to correct any earlier statements with respect to the same application or subject matter.

  V. COVENANTS OF THE COMPANY, BAC AND FSB

  5.1 Preparation of Registration Statement and Applications for Required Consents. The Company and BAC contemplate that a Registration Statement on Form S-4 (the "Registration Statement") will be filed with the SEC under the Securities Act for registration of the BAC Stock to be issued in connection with the transactions contemplated hereby, and the Company contemplates that a Proxy Statement will be filed with the FDIC which will solicit Shareholder approval of the Merger, and that the parties will, as soon as practicable after the execution of this Agreement, prepare and file a related Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") to be mailed to the Shareholders. The parties will cooperate with each other in preparing such Registration Statement and Prospectus/Proxy Statement, will comply with the provisions of and the rules and regulations under the Securities Act and the Federal Deposit Insurance Act in preparing the Prospectus/Proxy Statement, and each party will mark for purposes of Section 5.12 and deliver to the other party a final copy of the Prospectus/Proxy Statement to specify the disclosures that were made on behalf of that party. The parties will use their reasonable efforts to obtain the clearance of the SEC, the FDIC and any other required Regulatory Approvals, to issue such Prospectus/Proxy Statement. Without limiting the generality of the foregoing, nothing shall be contained in the Prospectus/Proxy Statement or any proxy soliciting materials with respect to any party unless approved in advance by such party, which approval shall not be unreasonably withheld.

  5.2 Pursuit of Approvals.

  (a) Subject to Section 6.1(b) and Section 6.2(b), the parties shall cooperate with each other in using their reasonable efforts to obtain all necessary governmental approvals required to consummate the Merger, including the furnishing of any reasonable undertaking or commitments which may be required to obtain the Regulatory Approvals. The parties shall provide each other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a reasonable claim of confidentiality. If any regulatory authority shall require the modification of any of the terms, provisions or the Merger as currently structured as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transactions contemplated hereby, such agreement not to be unreasonably withheld. Regulatory Approvals include approval by:

    (i) the FRB, pursuant to 12 U.S.C. (S) 1842;

    (ii) the OTS, pursuant to 12 U.S.C. (S)(S) 1828(c) and 1815(d)(3); and

    (iii) to the extent required, the Hawaii Division, pursuant to HRS
  (S) 3.603 and (S) 3.609.

In addition, the consummation of the transactions contemplated hereby are subject to:

    (x) the expiration of any waiting period required (including any extensions thereof) pursuant to any of the foregoing approvals;

    (y) the declaration of effectiveness of the Registration Statement, which on the Closing Date must not be the subject of a stop order or threatened stop order; and

    (z) the shares of BAC Stock being delivered by BAC to the Shareholders in exchange for their shares of Company Common Stock having been qualified or registered for offering and sale under the securities or "blue sky" laws of each jurisdiction within the United States in which the Shareholders reside (or exempted therefrom).

Such approvals, together with any other governmental approvals that are necessary to effectuate the Merger, are referred to herein as the "Regulatory Approvals."

  (b) Subject to Section 6.1(b) and Section 6.2(b), the parties hereto shall cooperate and shall use their reasonable efforts to obtain all the Regulatory Approvals and to do all other things which are or may be reasonably necessary to consummate the Merger. BAC and FSB shall have primary responsibility for the preparation of all applications and filings required in connection with subparagraphs (a)(i) and (ii) above and the parties will be jointly responsible with regard to the applications and filings required in connection with subparagraph (iii) above. Each party shall cooperate with the other in preparation of all applications for such Regulatory Approvals and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. In addition, BAC and FSB shall furnish the Company and its counsel with copies of the non-confidential portions of all such applications promptly after they are filed. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any of the parties or by any governmental agency at any hearing or otherwise in connection with any such application, such party shall promptly use its reasonable efforts to arrange for those appearances. The parties hereto shall afford the others reasonable opportunity to review all such applications and all amendments and supplements thereto before filing.

  5.3 Other Consents. The Company agrees to apply for and utilize reasonable efforts to obtain all written consents and approvals of other persons in connection with its leases and other agreements, the benefits of which cannot be retained upon the consummation of the transactions contemplated hereby without the written consent of such persons; provided however that the Company shall not be obligated to incur significant monetary obligations or expenditures in connection with the obtaining of such consents.

  5.4 Activities Pending Closing. From the date hereof to and including the Effective Time, unless BAC and FSB otherwise consent in writing or except as otherwise provided or anticipated herein, the Company shall:

    (a) Conduct its affairs only in the ordinary course of business consistent with past practice and in material compliance with applicable laws, regulations and rules, and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships and goodwill with all persons having business dealings with it;

    (b) Refrain from declaring or paying any dividend on or making any other distribution on, or purchasing or redeeming, any shares of the Company's capital stock except for the purchase of any Company Options pursuant to
  Section 5.15 and the transfer of the Loan Participation pursuant to Section 5.21;

    (c) Refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any of its capital stock;

    (d) Except as otherwise required by law, refrain from entering into, or recommending the adoption by the Shareholders of, any agreements involving the possible merger or other business combination concerning the Company or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, the Company by any other person not party to this Agreement;

    (e) Except as otherwise required by law, refrain from accepting or recommending to the Shareholders any tender offer to purchase any of the Company's outstanding shares of Company Common Stock;

    (f) Refrain from closing or relocating, or filing any application to close or relocate, any of its branches, offices and other facilities;

    (g) Not enter into, amend or terminate any material contract or agreement, except in the ordinary course of business and not to enter into any loan commitment or other agreement to lend money in excess of $1,000,000 to any one person or entity without first providing written notice thereof to BAC and FSB;

    (h) Refrain from foreclosing upon or otherwise acquiring (whether by deed in lieu of foreclosure or otherwise) any real property securing any loan (other than 1 to 4 family residential properties in the ordinary course of business) prior to receipt by BAC or FSB of a Phase I environmental review pertaining to such real property and approval thereof by BAC and FSB;

    (i) Refrain from introducing at its branches any new deposit account product or changing any feature (other than interest rate changes which are made in the ordinary course of business and consistent with past practice) of any existing deposit account product;

    (j) Comply with all policies and procedures existing on the date hereof with respect to classification of assets and accrual of interest on assets, except as required by the FDIC or the Hawaii Division;

    (k) Take all actions, including but not limited to reclassification of assets, required to comply with the treatment of in-substance foreclosures mandated by Call Report requirements or generally accepted accounting principles;

    (l) Take all steps necessary in order to comply with the Worker Adjustment and Retraining Notification Act upon receiving timely and adequate notice from BAC or FSB and the Hawaii Dislocated Worker's Act; and

    (m) Not permit any of the things listed in Sections 3.10(b) through (h) to occur.

  5.5 Access to Information. During the period of this Agreement and until the Effective Time, the Company shall furnish and shall use its reasonable efforts to cause its independent auditor and any service bureaus under contract to it to furnish, to BAC and FSB or their authorized representatives, on reasonable notice and during ordinary business hours, full access to its premises and all of its books, records and properties, including, but not limited to, all loan, investment, accounting, tax and property records and files including, without limitation, all files, computer records and customer information, whether held by the Company, the Subsidiary, the independent auditor or any service bureau. The Company will provide its cooperation and reasonable assistance to BAC in its review of the Company's assets, books, records and properties. The Company will provide reasonable access to allow BAC and FSB to communicate with employees of the Company and the Subsidiary, after receiving Company approval of any such communications. The Company shall provide reasonable access to allow BAC and FSB or their authorized representatives with access to any and all real properties securing loans made by it, to the extent legally permissible. Such examination shall be made in a manner that will not unreasonably interfere with the conduct of the business of the party being examined and shall not affect any of the representations and warranties hereunder. The Company shall provide and use its reasonable efforts to cause its independent auditor and any service bureaus to provide, adequate space and facilities and the cooperation of their personnel, including copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. Subsequent to the date on which all Regulatory Approvals have been received but prior to the Closing Date, the Company shall provide reasonable access to BAC and FSB for the purpose of training employees, installing telecommunications and other equipment and other matters consistent with the Merger. Without limitation of the foregoing, BAC and FSB or their authorized representatives shall be specifically entitled to conduct environmental reviews, investigation and testing at their own expense as to the presence of Hazardous Materials in or on any Property.

  5.6 Confidentiality. Except as contemplated by this Agreement or as necessary to carry out the transactions contemplated herein, all information or documents furnished hereunder by any party to any other party shall be kept confidential by the party to whom it is furnished, and in the event such transactions are not consummated, each shall return or certify as destroyed to the other all information furnished hereunder and shall not use the same for its advantage until such time as such information becomes publicly available, except to the extent (i) it was known by such other party when received, or (ii) it is or thereafter becomes lawfully obtainable from other sources, or (iii) it is necessary or appropriate to disclose the same to any regulatory authority having jurisdiction over the parties or their subsidiaries or as otherwise may be required by law or (iv) such duty of confidentiality is waived by the other party. Without limiting the foregoing, information and documents furnished by or on behalf of the Company hereunder may be disclosed by BAC and FSB to the FRB, the OTS, the Hawaii Division and any other governmental agency whose approval, consent, authorization or other action is necessary for the consummation of the Merger and the transactions contemplated hereby.

  5.7 Meeting of Shareholders. The Company shall duly call a meeting of its Shareholders for the purpose of obtaining the approval by the Shareholders of the Merger, this Agreement, the Merger Agreement and all other matters necessary to consummate the transactions contemplated by this Agreement, which meeting shall be held not later than 45 days following the date upon which the Registration Statement shall have been declared effective. In connection with such meeting, the Board of Directors of the Company shall, to the extent consistent with their fiduciary duties, recommend approval of the transactions contemplated by this Agreement and indicate the determination by the Board of Directors that the Merger is in the best interests of the Shareholders. Notice of the meeting to be held by the Company shall be accompanied by the Prospectus/Proxy Statement. Prior to mailing the Prospectus/Proxy Statement, the Company shall deliver to BAC and FSB a comfort letter from its accountants to the effect set forth in Section 6.2(g)(i) to (iv), and dated as of a date not earlier than five days prior to the date of such mailing of the Prospectus/Proxy Statement.

  5.8 BAC and FSB Board Approvals; FSB Shareholder Approval. BAC and FSB agree to present this Agreement to their respective Boards of Directors for approval and ratification. FSB agrees to obtain the approval of this Agreement from its shareholder.

  5.9 Investment Management Contract. At least 30 days prior to the Closing Date the Company shall provide notice of termination, effective as of the Closing Date, of the investment management contract between the Company and Trust Company of the West.

  5.10 Stock Listing. BAC shall use its reasonable efforts to list, prior to the Effective Time, on the New York and Pacific Stock Exchanges, subject only to official notice of issuance, the shares of BAC Stock to be issued pursuant to the Merger.

  5.11 Notification. Each party to this Agreement shall notify each other party promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that in each case would result in a material change in the circumstances of such party described in the representations and warranties contained herein.

  5.12 Indemnification. Each party agrees to indemnify and hold harmless each other party (including such other party's directors, officers, employees and agents) against, and with respect to, any liability, damages, losses, expenses or costs arising from or by virtue of any material misstatement by such party or omission to state any fact which is required to be disclosed by such party for purposes of the inclusion of such information in any regulatory filing made on behalf of the parties hereto for the purpose of effecting the terms of this Agreement, including, but not limited to, the Registration Statement, the Prospectus/Proxy Statement and any amendment thereto.

  5.13 No Shopping. Except as otherwise required by law, the Company shall not, directly or indirectly, through any officer, director or agent or otherwise, solicit, initiate, encourage, participate in any negotiation in respect of or cooperate with (including by way of furnishing any nonpublic information concerning the business, properties or assets of the Company or the Subsidiary) any Acquisition Proposal (as hereinafter defined), except as may be required by law or for actions reasonably considered by the Company's Board of Directors based upon the written advice of Lillick & Charles, counsel to the Company, to be required in order to fulfill the Board's fiduciary obligations. The Company will notify BAC and FSB promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, the Company or the Subsidiary. The term "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or for the acquisition of a "controlling interest" (as defined by applicable federal law) in, or a substantial portion of the assets of, the Company or the Subsidiary.

  5.14 Future Information. The Company shall provide to BAC and FSB as soon as practicable and to the extent permitted by law, but in no event later than 15 days following the end of each calendar month from the date hereof through the Closing Date, (a) copies of all financial statements and other written information provided to the boards of directors of the Company or the Subsidiary (other than matters covered by the attorney/client privilege or matters reasonably deemed by the Company to be confidential, (b) all reports filed with federal or state regulatory agencies,
(c) a list of the holders of the Company's Common Stock, certified by the Company's transfer agent and (d) schedules showing the following: (i) each asset in an amount of $100,000 or greater that is classified "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification indicating its classification category and type, and, with respect to assets in amounts less than $100,000 each that are so classified, the aggregate dollar amount of each type of asset in each classification category; (ii) each nonaccrual asset in an amount equal to or greater than $100,000, indicating its type, and the aggregate dollar amount of nonaccrual assets that are less than $100,000; (iii) each asset in an amount greater than $100,000 that is delinquent 90 or more days and that has not been placed on nonaccrual status indicating its type, and the aggregate dollar amount of such accrual exception assets of less than $100,000; (iv) each delinquent asset in an amount equal to or greater than $100,000, indicating its type and including, without limitation, an aging into 30-59, 60-89, 90-119, and 120+ day categories, and the aggregate dollar amount of delinquent assets of less than $100,000; (v) each asset in an amount of $100,000 or greater that is classified as a "troubled debt restructuring" as defined in SFAS No. 15 indicating its type, and the aggregate dollar amount of such troubled debt restructurings that are less than $100,000; (vi) all participation loans and leases, stating, with respect to each, whether it was purchased or sold and the loan or lease type;
(vii) all loans or leases (and any commitments) and other information that would be required to be disclosed in Schedule 3.22; (viii) each letter of credit, guarantee or other similar obligation having a face amount equal to or greater than $100,000 indicating its type, and the aggregate dollar amount of all letters of credit, guarantees or other similar obligations having a face amount of less than $100,000; (ix) each loan or lease charged off during the previous month in an amount equal to or greater than $100,000 indicating its type, and the aggregate dollar amount of such loans or leases of less than $100,000; (x) each loan or lease in excess of $100,000 written down during the previous month, including, without limitation, the original amount, the write-down amount and its type; (xi) all material changes to real estate owned since the last report (including acquisition or disposition thereof, write-downs or increases to specific reserves in connection therewith or change in the "fair value" or anticipated cost of disposition thereof); and (xii) all material changes in the status of litigation since the last report (or since the preparation of Schedule 3.11(a) or 3.11(c)).

  5.15 Company Options. All outstanding Company Options will be exercised by the holder, or cancelled or purchased by the Company, prior to the Closing. In the event the Company Options have not been exercised or cancelled, the Company shall, prior to the closing, purchase all outstanding Company Options for a price per share of Company Common Stock represented by each such option equal to an amount no greater than the difference between the exercise price of such option and $28.54. In order to permit the exercise of Company Options prior to the Closing, the Company may, in the ordinary course of its business, make loans (with a maturity date not to exceed 90 days subsequent to the Closing
Date) to holders of the Company Options secured by Company Stock received upon exercise of such Company Option (and subsequent to the Closing by BAC Stock received in exchange therefor), or by other valuable and appropriate collateral. BAC shall have no obligation to issue any shares of BAC Stock in respect of Company Options.

  5.16 Inventory of Furniture, Fixtures and Equipment. Within 60 days after the date of this Agreement, the Company shall conduct a physical inventory of all furniture, fixtures and equipment located at the branches, offices and other facilities of the Company, and shall provide a detailed listing of such items to BAC and FSB, together with such other information regarding such items as FSB or BAC shall reasonably request.

  5.17 Directors and Officers Liability Insurance. Prior to the Closing Date, the Company shall obtain from the insurer on the existing directors and officers liability insurance policy covering directors and officers of the Company and the Subsidiary, the maximum extension reasonably obtainable (taking into consideration the cost of any such extension) of the period of time following the Closing during which claims may be made under such policy relating to periods of time prior to the Closing. The Company shall promptly deliver to BAC and FSB a copy of each representation made to the insurer by the Company, the Subsidiary and any of their directors or officers in connection with such extension.

  5.18 Certain Accounting Adjustments. After all of the Regulatory Approvals have been obtained, the Company and the Subsidiary shall, if requested by BAC, make such accounting entries prior to the Effective Time as BAC may reasonably request in order to conform the accounting records of the Company and the Subsidiary to the accounting policies and practices of BAC and its Subsidiaries, such adjustments to be effective immediately prior to the Effective Time. No such adjustment shall of itself constitute grounds for termination of this Agreement or an acknowledgement by the Company and the Subsidiary (i) of any adverse circumstances for purposes of determining whether the conditions to BAC's obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to BAC's obligations under this Agreement set forth in Section 6.2(a) hereof.

  5.19 Lease Negotiations.

  (a) The Company shall exercise the one-year lease extension for the Navy Barbers Point ATM lease, and use its reasonable efforts to negotiate a two-year extension for the Ala Moana branch lease on terms reasonably acceptable to BAC.

  (b) The Subsidiary's lease for the Company's King & Kalakaua Branch shall be formally extended by written agreement between the Subsidiary as sublessee and the owners of the ground lease, as sublessor, to February 28, 1998 under the terms contained in Schedule 5.19(b).

  5.20 Environmental Report. The Company shall have completed a Phase I environmental review with regard to the real property securing the extension of credit to the borrower specified in Schedule 5.20 and shall also have completed any additional or supplemental environmental reviews, investigation or testing recommended by such Phase I review.

  5.21 Transfer of Loan Participation. Immediately prior to the Effective Time, that certain Loan Participation specified in Schedule 5.21 (the "Loan Participation") shall be transferred by grant without representation or warranty of any kind or nature whatsoever from the Company into a liquidating trust (the "Trust") formed by the Company for the benefit of Company stockholders. The amount of the Loan Participation at September 30, 1993 as reflected on the books of the Company is $2,358,341. In addition, an amount up to $50,000, which shall be utilized to pay the fees and expenses of the Trust, and any principal payments made on the Loan Participation between the date of this Agreement and the Effective Time (the "Trust Funds") shall be placed in the Trust. The Loan Participation and the Trust Funds will not be on the books of the Company at the Effective Time and therefore will not be transferred to BAC or FSB as a result of the Merger. Neither BAC nor FSB shall have any responsibility to Company stockholders with regard to the management or collection of the Loan Participation or payment of the Trust Funds to the Trust.

  5.22 Certain Employment Agreements. The Company shall:

    (a) amend in a manner reasonably satisfactory to BAC and FSB the employment contract between the Company and Donald Young dated March 7, 1991 to provide for Mr. Young's continued employment through the Closing Date and thereafter to permit the termination thereof at any time without cause or notice without penalty; and

    (b) provide written notice to Mark Buchman at least 30 days prior to the Closing Date that his employment contract dated February 11, 1993 shall be terminated in accordance with its provisions on the Closing Date.

  5.23 Stockholder Agreements. Concurrently with the execution of this Agreement, and as a material inducement for BAC and FSB to enter into this Agreement, the holders of not less than 33% of the Company Common Stock, from among those Shareholders specified in Schedule 5.23 (who shall be fewer than ten in number), shall enter into an agreement with BAC substantially in the form of Exhibit E hereto pursuant to which such stockholders shall agree to vote or cause to be voted all such shares of Company Common Stock with respect to which such stockholder has voting power on the date hereof or hereafter to approve the Merger and all requisite matters related thereto.

  5.24 Company Affiliate Agreements. The Company agrees to cause each person who is a Company "affiliate" as defined pursuant to Rule 145 of the Securities Act, at least 60 days prior to the Effective Time to enter into an Affiliate Agreement, the form of which is attached hereto as Exhibit F.

  5.25 Audit Letter. Within 30 days after the execution of this Agreement the Company will furnish a copy of the most recent letters to it from its outside counsel with regard to the probability and estimate of the amount of loss, if any, in accordance with the ABA Statement of Policy Regarding Lawyers Responses to Auditor's Request for Information, which is expected to be incurred with regard to the liability litigation matters specified on Schedule 3.11(a).

  VI. CONDITIONS TO CLOSING

  6.1 Conditions to the Company's Obligation to Close. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

    (a) Continued Accuracy of Warranties and Representations. All representations and warranties of BAC and FSB contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; BAC and FSB shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by either of them at or prior to the Closing Date; and there shall have been delivered to the Company on the Closing Date, a certificate executed by a duly authorized officer of each of BAC and FSB, certifying, to the best of the officer's knowledge, compliance with all the provisions of this Section 6.1(a).

    (b) Regulatory Approvals. All of the Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained; such approvals shall be in effect and no proceedings shall have been initiated or threatened with respect thereto; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or by such Regulatory Approvals shall have been satisfied.

    (c) Registration Statement. The Registration Statement, as it may have been amended or supplemented, shall have become effective, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

    (d) Board and Shareholder Approval.

      (i) The Shareholders of more than 66 2/3% of the outstanding shares of Company Common Stock entitled to vote shall have approved this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby; and

      (ii) BAC and FSB shall have furnished the Company with:

        (A) a certified copy of each of the resolutions duly adopted by the Boards of Directors of BAC and FSB, or a duly authorized committee thereof, approving this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby and, in the case of FSB, directing the submission thereof to a vote of its shareholder; and

        (B) a certified copy of resolutions duly adopted by the holders of at least 66 2/3% of the outstanding shares of FSB entitled to vote thereon approving this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby.

    (e) No Violation of Law. The transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction, and no law, rule or regulation shall have been adopted by any such body that prohibits or enjoins the actions contemplated by this Agreement. No action, suit or proceeding before any court or governmental body shall be pending or threatened challenging the legality of the transactions contemplated by this Agreement, or seeking to restrain their consummation.

    (f) Tax Opinion. Unless the provisions of Section 1.2 result in less than a majority of the consideration delivered to Shareholders being BAC Stock, BAC and FSB shall have obtained from tax counsel to BAC and FSB (who may be the General Tax Counsel of Bank of America National Trust and Savings Association) and delivered to the Company, an opinion addressed to BAC and FSB in the form and substance reasonably satisfactory to the Company and its counsel to the effect that for federal income tax purposes (i) the transactions contemplated hereby will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized to the Shareholders who receive BAC Stock in exchange for their Company Common Stock, except to the extent cash is received; (iii) the basis of the Shareholders in the BAC Stock received in the Merger will be the same as the basis of the Company Common Stock surrendered in exchange therefor (reduced by the excess, if any, of the cash received over the amount of gain recognized on the exchange); and (iv) the holding period of the shares of BAC Stock received by a Shareholder will include the holding period of the shares of the Company Common Stock surrendered therefor, provided that such Company Common Stock was held as a capital asset by such Shareholder. In order to render such an opinion, such tax counsel will have obtained from the Company and every Person holding 5% or more of the Company Common Stock a certificate in the form of Exhibits G-1 and G-2.

    (g) Opinion of Counsel. The Company shall have received an opinion addressed to it of counsel to BAC and FSB (who may be, or who may rely on the opinion of, officers of BAC or FSB or counsel in the Legal Department of Bank of America National Trust and Savings Association or FSB), dated the Closing Date, substantially in the form of Exhibit C hereto.

    (h) Letters for Accountants. BAC and FSB shall each provide to Ernst & Young two representation letters conforming with the requirements of Statement on Auditing Standards No. 72, Letters for Underwriters and Certain Other Requesting Parties. One of the letters shall be delivered to Ernst & Young prior to the mailing of the Prospectus/Proxy Statement to Company shareholders in order for Ernst & Young to issue a comfort letter as set forth in Section 5.7, and one letter shall be delivered to Ernst & Young as a condition to Closing in order for Ernst & Young to issue a comfort letter as set forth in Section 6.2(g) of the Agreement.

  6.2 Conditions to BAC's and FSB's Obligation to Close. The obligation of BAC and FSB to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

    (a) Continued Accuracy of Warranties and Representations. All warranties and representations of the Company and the Subsidiary contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; the Company shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by it at or prior to the Closing Date; and there shall have been delivered to BAC and FSB on the Closing Date a certificate executed by the President and Chief Executive Officer of the Company certifying, to the best of such officer's knowledge, compliance with all the provisions of this Section 6.2(a).

    (b) Regulatory Approvals. All the Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions which BAC or FSB in good faith determines to be materially burdensome upon (i) the conduct of the business of BAC or FSB as the same are being conducted at the time such approval is granted, or as the same are then anticipated to be conducted in the future,
  (ii) the Merger transaction or (iii) the conduct of the business of the

  Company; such approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or by such Regulatory Approvals shall have been satisfied.

    (c) Registration Statement. The Registration Statement, as it may have been amended, required in connection with the shares of BAC Stock to be issued to Shareholders pursuant to Section 1.2 and as described in Section 5.1, shall have become effective and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

    (d) Board and Shareholder Approval.

      (i) The Company shall have furnished BAC and FSB with:

        (A) a certified copy of the resolutions duly adopted by the Board of Directors of the Company approving this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby and directing the submission thereof to a vote of its shareholders; and

        (B) a certified copy of resolutions duly adopted by the holders of more than 66 2/3% of the outstanding shares of the Company entitled to vote thereon approving this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby.

      (ii) The conditions described in Section 6.1(d)(ii)(A) and (B) shall have been fulfilled.

    (e) No Violation of Law. The transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction, and no law, rule or regulation shall have been adopted by any such body that prohibits or enjoins the actions contemplated by this Agreement. No action, suit or proceeding before any court or governmental body shall be pending or threatened challenging the legality of the transactions contemplated by this Agreement, or seeking to restrain their consummation.

    (f) Opinion of Counsel. BAC and FSB shall have received an opinion addressed to it of Lillick & Charles, counsel to the Company, dated the Closing Date, substantially in the form of Exhibit D hereto.

    (g) Comfort Letter. In addition to the letter to be provided pursuant to
  Section 5.7, BAC and FSB shall have received a "comfort" letter from Ernst & Young, dated not more than five days prior to the Closing Date, in the form and substance satisfactory to BAC and FSB and substantially to the effect that:

      (i) it is an independent public accounting firm with respect to the Company and its subsidiaries within the meaning of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and the information appearing in the Registration Statement as it relates to such firm is correct;

      (ii) in its opinion the audited consolidated financial statements of the Company and the Company's subsidiaries examined by it and included in the Registration Statement or incorporated therein by reference comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable published rules and regulations of the SEC thereunder with respect to registration statements on the form employed;

      (iii) on the basis of specified procedures, which do not constitute an examination in accordance with generally accepted auditing standards but which do include a reading of the unaudited consolidated financial statements, if any, of the Company and its subsidiaries included or incorporated by reference in such Registration Statement and of the latest available unaudited consolidated financial statements of the Company and its subsidiaries, inquiries of officers responsible for financial and accounting matters of the Company and its subsidiaries and a reading of the minutes of meetings of shareholders and the Board of Directors of the Company and its subsidiaries, nothing has come to its attention that causes it to believe (A) that the unaudited consolidated financial statements, if any, of the Company and its subsidiaries included or incorporated by reference in such Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, (B) that the unaudited consolidated financial statements of the Company and its subsidiaries from which any unaudited quarterly financial information set forth in such Registration Statement has been derived and the then latest available unaudited financial statements of the Company and its subsidiaries are not fairly presented in conformity with generally accepted accounting principles on a basis substantially consistent with that of prior audited consolidated financial statements, or (C) that, as of a designated date not more than five business days prior to the Closing Date, there has been any change in the capital stock of the Company, or any decrease in excess of 5% in total stockholders' equity (excluding any costs associated with the Merger, which shall include but not be limited to costs associated with the purchase of Company Options pursuant to Section 5.15 or the transfer of the Loan Participation and Trust Funds pursuant to Section 5.21) of the Company and its subsidiaries on a consolidated basis, in each case in comparison with the amount shown for each of the foregoing items in the most recent information presented in the Registration Statement and in the financial statements as of and for the six months ended June 30, 1993; and

      (iv) it has compared with the general accounting records of the Company and its subsidiaries and other data prepared by the Company and its subsidiaries, to the extent specified in such letter certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from general accounting records of the Company or its subsidiaries) set forth in the Registration Statement and, except as set forth in such letter, has found such amounts and percentages constituting such information to be in agreement.

    (h) Tax Opinion. BAC and FSB shall have obtained from their tax counsel an opinion in form and substance reasonably satisfactory to the Company and its counsel and to BAC and FSB to the effect that for federal income tax purposes (i) the transactions contemplated hereby will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized to the Shareholders who receive BAC Stock in exchange for their Company Common Stock, except to the extent cash is received; (iii) the basis of the Shareholders in the BAC Stock received in the Merger will be the same as the basis of the Company Common Stock surrendered in exchange therefor (reduced by the excess, if any, of the cash received over the amount of gain recognized on the exchange); and (iv) the holding period of the shares of BAC Stock received by a Shareholder will include the holding period of the shares of the Company Common Stock surrendered therefor, provided that such Company Common Stock was held as a capital asset by such Shareholder.

    (i) CSI Relationship. The Company shall have entered into a written agreement with CSI providing for CSI to continue to provide data processing and related services to the Company and to FSB following the Merger, until June 30, 1994 (with one two-month extension permitted) on such terms reasonably acceptable to BAC and FSB, which agreement can be terminated by the Company or FSB at any time upon 90 days' written notice to CSI, and can be terminated by CSI only upon a default by the Company or FSB in the payment of amounts due thereunder; and such agreement shall be in full force and effect. In addition, all shares of CSI stock owned by the Company shall be sold or otherwise disposed of prior to the Effective Time, and the Company shall have no further obligation as a shareholder of CSI, whether under the Agreement dated as of November 24, 1972 among the shareholders of CSI, as subsequently amended or supplemented, or otherwise.

    (j) CompuTab Agreement. The agreement dated December 4, 1989 between the Company and CompuTab, Inc., shall be amended to delete any restrictions or penalties that may be imposed by performance of BAC's and FSB's existing credit card processing and other activities and the assumption of such credit card processing and other activities specified in the agreement by FSB, BAC or others.

    (k) MBNA Agreement. The agreement dated September 6, 1991 among the Company, MBNA America Bank, N.A. and Trans National Group Services shall have been terminated, and the Company shall have paid all amounts due, and shall have duly performed and discharged all of its obligations, thereunder.

    (l) Lease Assignments. All consents, approvals, assignments or other authorizations from landlords and all other parties required to permit FSB to occupy each of the Company's branches, and to operate such branches as branches of FSB immediately following the Closing, shall have been obtained.

    (m) Company Options. All outstanding Company Options shall have been exercised by the holder, or cancelled or purchased by the Company.

    (n) Employee Benefit Plans. The Company shall have executed and delivered, and shall have caused the Subsidiary to execute and deliver, such instruments and take such other actions as BAC may reasonably require in order to cause the amendment, assumption or termination of the Plans on terms satisfactory to BAC and effective as of the Closing Date. In addition, the Company shall have amended each of its Plans which are intended to qualify under Section 401(a) of the Code prior to the Closing Date (and on a retroactive basis when required) to meet all of the requirements under the Code applicable to such plans as of the Closing Date. The Company shall have permitted BAC to review, upon request, such amendments prior to adoption. The Company shall have prepared and submitted to the Service a request for a determination letter for each such Plan and shall have provided a copy of such request to BAC. The Company shall have amended the ESOP to delete, as of the Closing Date, the provision permitting participants to put their stock to the Company for purchase.

    (o) Officer Resignation. The written resignation of Lawrence Ching as an officer of the Company shall have been received and accepted by the Company and the Company shall have received from Mr. Ching a written release in the form of Exhibit H hereto of any and all claims which Mr. Ching may have against the Company, BAC or FSB, or their affiliates, officers, directors, employees or agents by reason of his employment with and his service as a director of the Company.

    (p) Absence of Certain Events. Between the date hereof and the Closing Date, there shall not have been any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect.

  VII. TERMINATION

  7.1 Termination. This Agreement and the obligations of the parties hereunder may be terminated:

    (a) By mutual written consent of the parties at any time whether or not theretofore approved by their respective shareholders;

    (b) By either party upon the expiration of fifteen days after the FRB, OTS, the Hawaii Division or any other governmental authority having jurisdiction over any of the transactions set forth herein, in writing denies or refuses to grant any approval, consent, qualification or ruling required to be obtained under applicable law;

    (c) Immediately upon the expiration of 30 days from the date that either BAC or FSB has given notice to the Company of the Company's material misrepresentation in respect of any of its representations and warranties or material breach of or failure to satisfy any condition, covenant or agreement herein; provided, however, that no such termination shall take effect unless it is reasonably evident that the Company cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the Closing Date;

    (d) Immediately upon the expiration of 30 days from the date that the Company has given notice to BAC and FSB of BAC's or FSB's material misrepresentation in respect of or material breach of or failure to satisfy any condition, warranty, representation or agreement herein; provided, however, that no such termination shall take effect unless it is reasonably evident that BAC or FSB, as the case may be, cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the Closing Date; or

    (e) Immediately by a party hereto that is not in default hereunder, if the Closing has not occurred by July 1, 1994.

  7.2 Effect of Termination. In the event of a termination under Section 7.1, this Agreement shall become void, and there shall be no liability on the part of either party or any of such party's directors, officers, employees or agents to the other party or such other party's shareholders; provided that the obligations of Sections 5.6, 5.12, 8.9 and 8.12 shall survive the termination of this Agreement; and provided further that a termination under Section 7.1(c) or (d) shall not relieve any party of any liability for breach of this Agreement or for any misrepresentation hereunder or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In such event the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs and expenses of in-house legal counsel and legal staff) and expenses.

  VIII. MISCELLANEOUS

  8.1 Notices. Any notice or other communication required or permitted hereunder shall be made in writing and shall be delivered personally or sent by an overnight delivery or courier service, by certified or registered mail (postage prepaid), by facsimile transmission as follows:

  To BAC:                    BankAmerica Corporation
                             555 California Street
                             47th Floor, #3262
                             San Francisco, CA 94104
                             Attn: Manager, Corporate Development
                             Fax: (415) 953-0390

  To FSB:                    Bank of America, FSB
                             555 California Street, 28th Floor
                             San Francisco, CA 94104
                             Attn: Chief Administrative Officer
                             Fax: (415) 953-2250

  With a copy to:            BankAmerica Corporation
                             555 California Street, 8th Floor
                             Legal Dept. (3017)
                             San Francisco, CA 94104
                             Attn: General Counsel
                             Fax: (415) 953-0944

  To the Company:            Liberty Bank
                             99 North King Street
                             Honolulu, Hawaii 96817
                             Attn: CEO and President
                             Fax: (808) 527-9215

  With a copy to:            Lillick & Charles
                             Two Embarcadero Center
                             San Francisco, CA 94111-3996
                             Attn: Ronald W. Bachli, Esq.
                             Fax: (415) 421-4799

Such notice or other communication shall be deemed given when so delivered personally, sent by facsimile transmission, or, if sent by overnight delivery or courier service, the day after it is sent from within the United States, or if mailed, four days after the date of deposit in the United States mail.

  8.2 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of California without taking into account provisions regarding choice of law, except to the extent certain matters may be governed as a matter of law by the law of the State of Hawaii (as the state of incorporation of the Company) or by the law of the State of Delaware (as the state of incorporation of BAC).

  8.3 Entire Agreement. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior negotiations, undertakings, representations and agreements, if any, of the parties hereto.

  8.4 Amendments and Waivers. This Agreement may not be amended except upon the written consent of all parties hereto. By an instrument in writing, any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

  8.5 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement, and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

  8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

  8.7 Headings. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

  8.8 Survival of Representations and Covenants. None of the representations, warranties, conditions and covenants of the Company contained in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing, and neither party, nor any of its directors, officers, employees or shareholders shall be under any liability whatsoever with respect to such representations, warranties, conditions and covenants, except that the obligations set forth in
Article I and Sections 5.6, 8.9 and 8.12 hereof and the Merger Agreement shall survive the closing and that the obligations set forth in Section 5.12 will survive the termination, but not the Closing of this Agreement.

  8.9 Expenses. Subject to Section 7.2 hereof, the parties agree that fees and out-of-pocket expenses incurred by the parties in connection with the transactions contemplated by this Agreement shall be paid as follows:

    (a) Fees and disbursements of counsel, consultants and accountants (including the fees and disbursements in connection with the accountants's comfort letters required by Sections 5.7 and 6.2(g) hereof) shall be paid by the party employing such persons. The Company shall arrange for such persons to render statements for such fees and disbursements not less frequently than monthly.

    (b) Each of BAC, FSB and the Company shall bear its and their respective subsidiaries' own expenses in connection with obtaining approval of the transactions contemplated hereby by the Shareholders of the Company, including proxy solicitation costs.

    (c) Other expenses in connection with any necessary qualifications of BAC Stock under state securities of Blue Sky laws shall be paid by BAC.

    (d) Except as otherwise provided above, expenses in connection with the printing of this Agreement and related documents and the Registration Statement and Prospectus/Proxy Statement shall be divided equally between the Company and FSB, except that legal expenses and the expenses referred to in clause (a) above shall be paid by the party incurring such expenses.

    (e) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

    (f) For purposes of this Section 8.9, the terms "costs, fees and expenses" do not include damages that may otherwise be recoverable by any party as a result of the material breach of this Agreement by any other party.

  8.10 Certain Definitions.

  (a) "Material Adverse Effect" shall mean any change in or effect on the business of the Company or the Subsidiary, or BAC or any of its subsidiaries, as the case may be, that is materially adverse to the business, operations, properties or financial condition of the Company and the Subsidiary taken as a whole or BAC and its subsidiaries taken as a whole, as the case may be.

  (b) A "subsidiary" of an entity shall mean any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

  (c) The term "person" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

  8.11 Attorneys' Fees. If any legal action or any arbitration pursuant to
Section 8.17 is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees (including allocated costs and expenses of in-house legal counsel and legal staff) and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

  8.12 Publicity. The parties hereto will consult with each other with regard to the terms and substance of any and all press releases, announcements or other public statements with respect to the transactions contemplated hereby. The parties agree further that none of them will release any such press release, announcement or other public statement without the prior approval of the other parties, unless such release is required by law and the parties cannot approve a mutually acceptable form of release, in which event the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement. The parties agree further that such approval will not be unreasonably withheld, and they pledge to make a good faith effort to reach agreement expeditiously on the terms of any such press release, announcement or other public statement.

  8.13 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties.

  8.14 Further Action. The parties hereto each agree to execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, and not inconsistent herewith, in order to consummate expeditiously the transactions contemplated by this Agreement.

  8.15 Third Party. Except as specifically provided herein, each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties to this Agreement.

  8.16 Gender; Number. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural, and vice versa.

  8.17 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration to take place in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BANKAMERICA CORPORATION

         TERESA S. TOMPKINS
By __________________________________
            Vice President
Its: ________________________________

BANK OF AMERICA, FSB

         TERESA S. TOMPKINS
By __________________________________
           Authorized Person
Its: ________________________________

LIBERTY BANK

         LAWRENCE S.L. CHING
By __________________________________
         Chairman of the Board
Its: ________________________________

           MARK E. BUCHMAN
By __________________________________
     President and Chief Executive
                Officer
Its: ________________________________

          REUBEN K.S. ZANE
By __________________________________
               Secretary
Its: ________________________________

                                MERGER AGREEMENT

  This Merger Agreement (this "Merger Agreement") dated as of       , is
between BankAmerica Corporation, a Delaware corporation ("BAC"), Bank of America, FSB, a federal savings association ("FSB"), and Liberty Bank, a Hawaii banking corporation (the "Company"). FSB and the Company are sometimes called the "constituent corporations."

                                   Witnesseth

  Whereas, BAC, FSB and the Company have entered into a Plan and Agreement of Merger (the "Agreement"), dated as of October 8, 1993, providing for the merger of the Company into FSB upon the terms and conditions provided in the Agreement and this Merger Agreement and in accordance with 12 U.S.C. (S) 1815(d)(3) and
(S) 1828(c) and, to the extent required, (S)(S) 3.603 and 3.609 of the Hawaii Revised Statutes (the "HRS") (the "Merger");

  Whereas, FSB has an authorized capital stock of 451,500 shares of Common Stock, $0.01 par value per share, of which at the date hereof 500 shares are outstanding;

  Whereas, the Company has an authorized capital stock of 1,000,000 shares of preferred stock, $25.00 par value per share, of which at the date hereof no shares are outstanding and 2,000,000 shares of voting Company common stock, $5.00 par value per share ("Company Common Stock"), of which at the date hereof 775,890 shares are outstanding, and

  Whereas, BAC has an authorized capital stock of 70,000,000 shares of Preferred Stock, without par value, of which 49,397,457 were outstanding as of June 30, 1993 and 700,000,000 shares of Common Stock, par value $1.5625 per share ("BAC Stock"), of which 355,758,160 were outstanding as of June 30, 1993; and

  Whereas, the directors, or a majority of them, of each constituent corporation, respectively, deem it advisable and in the best interests of the respective constituent corporations and their respective shareholders or shareholders that the Merger be so consummated.

  Now, Therefore, FSB and the Company, subject to the conditions set forth in the Agreement, in consideration of the premises and of the mutual covenants and agreements contained therein and herein and of the benefits to accrue to them, hereby agree that the constituent corporations be merged into a single corporation which shall be FSB, and hereby agree, prescribe and set forth (among other provisions) the terms and conditions of the Merger, the mode of carrying the same into effect and the manner and basis of converting the shares of each of the constituent corporations as follows:

                                   ARTICLE I

                                     Merger

  Section 1.1 Subject to the conditions set forth in the Agreement, the Company shall be merged into FSB in accordance with the applicable provisions of the Office of Thrift Supervision (the "OTS") and the HRS upon the filing of appropriate Articles of Merger with the OTS and the Hawaii Commissioner of Financial Institutions. The effective time of the latter of such filings, or such later time as is specified in such filings, is referred to as the Effective Time. At the Effective Time, the separate existence of the Company shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation and FSB shall continue under the laws of Hawaii as the surviving corporation (the "surviving corporation").

                                   ARTICLE II

                        Certificate of Incorporation and
                        Bylaws of Surviving Corporation

  Section 2.1 The Certificate of Incorporation of FSB as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation until thereafter duly amended.

  Section 2.2 The Bylaws of FSB as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the surviving corporation until thereafter duly amended.

                                  ARTICLE III

                       Board of Directors and Officers of
                             Surviving Corporation

  Section 3.1 As of the Effective Time, the members of the Board of Directors and the officers of FSB as constituted immediately prior to the Effective Time shall continue as members of the Board of Directors and the officers of the surviving corporation. If a vacancy shall exist on the Board of Directors of the surviving corporation by reason of the failure or inability of any of the above-described persons to serve as a director, such vacancy will be filled in the manner provided in the Certificate of Incorporation and the Bylaws of the surviving corporation.

                                   ARTICLE IV

                      Manner of Converting Shares of Stock
                          of Constituent Corporations

  Section 4.1 As of the Effective Time, each share of Company Common Stock, excluding dissenters' shares, which is held immediately prior to the Effective Time by the shareholders of record of the Company (each, a "Shareholder"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares of BAC Stock determined as follows:

    (a) if the Market Value of BAC Stock is not less than $40.00 per share, each Shareholder of record as of the close of business on the date on which the Effective Time occurs will receive such number of shares of BAC Stock as is determined by multiplying the number of shares of Company Common Stock owned of record by such Shareholder at such time by $28.54 and dividing the resulting product by the Market Value; and

    (b) if the Market Value of BAC Stock is less than $40.00 per share, each Shareholder will receive at the option of BAC, either (i) shares of BAC Stock calculated pursuant to Section 4.1(a), (ii) an amount of cash equal to $28.54 for each share of Company Common Stock owned of record by such Shareholder at such time or (iii) a combination thereof.

  As used herein, the "Market Value" will be calculated by dividing (x) the sum of each of the high and low sales prices of BAC Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions on each of the ten trading days immediately preceding the date which is twenty days before the Closing Date by (y) twenty. For purposes of determining Market Value, the term "trading day" shall mean a day on which trading generally takes place on the New York Stock Exchange and on which trading in BAC Stock has not been halted or suspended. No fractional shares of BAC Stock shall be issued, but any Shareholder otherwise entitled to receive a fractional share shall receive, in lieu thereof, a cash adjustment for such fraction in an amount equal to the product determined by multiplying such fraction by Market Value for one full share of BAC Stock. In the event of any stock dividend, stock distribution, stock split, reverse stock split, extraordinary dividend or partial or liquidating distribution effected with respect to BAC Stock between the first of such trading days and the last of such trading days, appropriate pro rata adjustments will be made in the foregoing numbers. Nothing in the preceding sentence shall apply to any cash dividend declared or paid during such period, provided no other cash dividend has been declared and paid during the same calendar quarter.

  Section 4.2 Each share of capital stock of FSB issued and outstanding immediately prior to the Effective Date shall not be converted as a result of the Merger and shall continue to be one share of capital stock of the surviving corporation.

                                   ARTICLE V

                  Submission to Stockholders and Effectiveness

  Section 5.1 This Merger Agreement shall be submitted for consideration and vote by the shareholders of each of the constituent corporations as required by HRS, and, if adopted by the requisite votes of the shareholders of each of the constituent corporations, subject to the conditions set forth in the Agreement, appropriate Articles of Merger shall be delivered to the OTS and the Hawaii Commissioner of Financial Institutions for filing, all in accordance with the applicable provisions of federal law and the HRS, and the officers of each of the constituent corporations shall execute all such other documents and shall take all such other actions as may be necessary to effect the Merger in accordance with this Merger Agreement.

                                   ARTICLE VI

                       Transfer of Assets and Liabilities

  Section 6.1 Upon and after the Effective Time, the surviving corporation shall possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all restrictions, disabilities and duties, of the constituent corporations; and all the rights, privileges, powers and franchises of the constituent corporations, and all property, real, personal and mixed, and all debts due to either of the constituent corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the constituent corporations, shall be vested in the surviving corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the surviving corporation as they were of the constituent corporations, and the title to any real estate vested by deed or otherwise in either of the constituent corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the constituent corporations shall thenceforth attach to the surviving corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

  Section 6.2 If at any time after the Effective Time the surviving corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the surviving corporation, the title to any property or rights of the constituent corporations acquired or to be acquired by reason of, or as a result of, the Merger, the constituent corporations agree that the surviving corporation and its proper officers and directors shall execute and deliver all such property, deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the surviving corporation and otherwise to carry out the purposes of this Merger Agreement, and that the proper officers and directors of the constituent corporations and the proper officers and directors of the surviving corporation are fully authorized in the name of the constituent corporations or otherwise to take any and all such action.

                                  ARTICLE VII

               Termination of Agreement and Abandonment of Merger

  Section 7.1 This Merger Agreement and the Merger contemplated hereby may be terminated and abandoned, as provided in the Agreement, at any time before appropriate Articles of Merger have been filed with the OTS and the Hawaii Commissioner of Financial Institutions, whether before or after approval of this Merger Agreement by the respective shareholders of the Company or FSB, or both of them, and shall automatically terminate without further action by either of the parties hereto in the event the Agreement is terminated in accordance with its terms.

  Section 7.2 At any time prior to the filing of appropriate Articles of Merger with the OTS and the Hawaii Commissioner of Financial Institutions, the parties hereto may, by written agreement approved by their Boards of Directors and subject to Article VII of the Agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive compliance with any of the conditions, covenants or agreements contained in this Merger Agreement, or (iii) amend or modify any of the provisions of this Merger Agreement.

  Section 7.3 If for any reason this Merger Agreement ceases to be binding upon the constituent corporations because of termination as provided herein or otherwise, it shall thereafter be void without further action by the shareholders of either of the constituent corporations.

                                  ARTICLE VIII

                                 Miscellaneous

  Section 8.1 This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one instrument representing the Merger Agreement.

  Section 8.2 Except as otherwise provided in this Merger Agreement, nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the constituent corporations and their respective security holders and their successors and assigns, any rights or remedies under or by reason of this Merger Agreement.

  Section 8.3 This Merger Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of California without taking into account provisions regarding choice of law, except to the extent certain matters may be governed as a matter of law by the law of the State of Hawaii (as the state of incorporation of the Company), or by the law of the State of Delaware (as the state of incorporation of BAC).

  In Witness Whereof, BAC, FSB and the Company have caused this Merger Agreement to be signed in their respective names by their authorized officers and attested by their respective Secretaries or Assistant Secretaries as of the date first above written.

                                          BankAmerica Corporation
Attest

- -------------------------------------     By __________________________________
              Secretary

(Seal)

                                          Bank of America, FSB
Attest

- -------------------------------------     By __________________________________
              Secretary

(Seal)

                                          Liberty Bank

- -------------------------------------     By __________________________________
              Secretary

(Seal)

                                                                      APPENDIX C

(LOGO OF MONTGOMERY SECURITIES)                            600 Montgomery Street
                                                         San Francisco, CA 94111
                                                                   (415)627-2000

                                                                December 2, 1993

Board of Directors
Liberty Bank
99 North King Street
Honolulu, Hawaii

Members of the Board:

  We understand that Liberty Bank, a Hawaii banking corporation (the "Company"), BankAmerica Corporation, a Delaware corporation ("Acquiror"), and Bank of America, FSB, a wholly-owned subsidiary of Acquiror ("Acquisition Sub"), have entered into a Plan and Agreement of Merger dated as of October 8, 1993 (the "Agreement"), pursuant to which the Company will be merged with and into Acquisition Sub (the "Merger"), with Acquisition Sub as the surviving entity. Pursuant to the Merger as more fully described in the Agreement, we understand shareholders of the Company, other than Dissenters (as defined in the Agreement), will be entitled to receive with respect to each share of the common stock, $5.00 par value per share, of the Company ("Company Common Stock"): (i) the number of shares of common stock, $1.5625 par value per share, of Acquiror ("Acquiror Common Stock") determined by dividing $28.54 by the Market Value (as defined in the Agreement) of Acquiror Common Stock ("Stock Consideration") or (ii) if the Market Value of Acquiror Common Stock is less than $40.00 per share, at the option of the Acquiror, either (A) Stock Consideration, (B) cash of $28.54 per share (the "Cash Consideration") or (C) any combination of Stock Consideration and Cash Consideration, and (iii) up to $2.91 per share of Company Common Stock upon the sale of certain assets to be held by a liquidating trust (collectively, the "Consideration").

  You have asked for our opinion as to whether the Consideration to be received by the shareholders of the Company, other than Dissenters, pursuant to the Merger is fair to the shareholders of the Company, from a financial point of view, taken as a whole, as of the date of the Agreement.

  In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company and Acquiror, including the consolidated financial statements for recent years and interim periods to June 30, 1993 and certain other relevant financial and operating data relating to the Company and Acquiror made available to us from published sources and from the internal records of the Company; (ii) reviewed the Agreement; (iii) reviewed certain historical market prices and trading volumes of Acquiror Common Stock as reported by the New York Stock Exchange;
(iv) compared the Company and Acquiror from a financial point of view with certain other companies in the financial services industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent acquisitions of companies in the financial services industry which we deemed to be comparable, in whole or in part, to the Company and the Merger; (vi) reviewed and discussed with representatives of the management of the Company and Acquiror certain information of a business and financial nature regarding the Company and Acquiror, furnished to us by them, including financial forecasts and related assumptions of the Company; (vii) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with the Company's counsel; (viii) reviewed and discussed the assets to be held in the liquidating trust with representatives of management of the Company; and (ix) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have not independently verified any of the foregoing information with respect to the Company or Acquiror, have relied on all such information, and have assumed that all such information is complete and accurate in all material respects. With respect to the financial forecasts for the Company provided to us by the Company's management we have assumed for purposes of our opinion that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management at the time of preparation as to the future financial performance of the Company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or Acquiror's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Acquiror, nor have we been furnished with any such appraisals. Further, our opinion is based on economic, monetary and market conditions existing as of the date of the Agreement.

  In the ordinary course of our business, we actively trade the equity securities of Acquiror for our own account and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also performed various investment banking services for Acquiror.

  Based upon the foregoing, and in reliance thereon, it is our opinion that, as of the date of the Agreement, the Consideration to be received by the shareholders of the Company, other than Dissenters, pursuant to the Merger is fair to such shareholders from a financial point of view, taken as a whole.

  This opinion is furnished pursuant to our engagement letter, dated May 1, 1993, and is solely for the benefit of the Board of Directors of the Company. Except as provided in such engagement letter, this opinion may not be used for referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent.

                                          Very truly yours,

                                               /s/ Montgomery Securities
                                          -------------------------------------
                                                  MONTGOMERY SECURITIES

                                                                      APPENDIX D

                                    FORM F-4

                             AMENDED AND RESTATED

                                 UNITED STATES
                     FEDERAL DEPOSIT INSURANCE CORPORATION
                            WASHINGTON, D.C.  20429
(Mark One)

[X]            QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended SEPTEMBER 30, 1993

                                       OR

[ ]         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___________ to __________
FDIC insurance certificate number: 17056-9


                                  LIBERTY BANK
             (exact name of registrant as specified in its charter)


             HAWAII                                99-0046430
             ------                                ----------
    (State or other jurisdiction                (I.R.S. Employer
  of incorporation or organization)            Identification No.)


                 99 NORTH KING STREET, HONOLULU, HAWAII  96817
                 ---------------------------------------------
                    (Address of principal executive offices)


                                 (808) 548-5000
                                 --------------
              (Registrant's telephone number, including area code)


                                      NONE
                                      ----
   (Former name, former address and former fiscal year, if changed since last report)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               Yes   X    No
                                    ---       ---

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                         COMMON STOCK, $5.00 PAR VALUE
               775,890 SHARES OUTSTANDING AS OF NOVEMBER 1, 1993

                    THIS REPORT INCLUDES A TOTAL OF 30 PAGES
                        THE EXHIBIT INDEX IS AT PAGE 29
           (Sequential numbering appears in the middle of each page)

                                     INDEX
                                 LIBERTY BANK

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements                                             Page
                                                                         ----

Unaudited Consolidated Balance Sheets -
September 30, 1993 and December 31, 1992................................    3

Unaudited Consolidated Statements of Income -
Three Months and Nine Months Ended
September 30, 1993 and 1992.............................................    4

Unaudited Consolidated Statements of
Shareholders' Equity - Three Months and Nine
Months Ended September 30, 1993 and 1992................................    5

Unaudited Consolidated Statements of Cash Flows -
Three Months and Nine Months Ended
September 30, 1993 and 1992.............................................    6

Notes to Unaudited Consolidated Financial
Statements - September 30, 1993.........................................    7

Item 2. Management's Discussion and Analysis of
Financial Condition and Results of Operations...........................   12


PART II - OTHER INFORMATION

Item 6.  Exhibits and Reports on Form F-3...............................   29

SIGNATURES..............................................................   30

                                      LIBERTY BANK
                          UNAUDITED CONSOLIDATED BALANCE SHEETS
[CAPTION]

                                                               September 30,  December 31,
                                                                   1993           1992
                                                               -------------  ------------
                                                            (In thousands, except share data)
    Assets
      Cash and due from banks                                   $ 14,798       $ 18,925
      Interest bearing deposits in other banks                    14,841          2,482
      Federal funds sold                                           6,000          9,500
                                                                --------       --------
             Cash and cash equivalents                            35,639         30,907

      Investment securities:
         Trading portfolio, at market                              3,232          3,900
         Held to maturity (market value $38,042
             in 1993 and $50,468 in 1992)                         37,600         50,146
                                                                --------       --------
             Total investment securities                          40,832         54,046

      Loans                                                      219,571        235,384
      Allowance for possible credit losses                        (3,943)        (4,178)
                                                                --------       --------
             Net loans                                           215,628        231,206
      Premises and equipment, net                                  4,140          3,834
      OREO                                                         1,031            701
      Accrued interest receivable                                  1,654          1,811
      Other assets                                                 4,034          3,363
                                                                --------       --------
             Total assets                                       $302,958       $325,868
                                                                ========       ========
    Liabilities and Shareholders' Equity
    Liabilities
      Deposits:
           Noninterest bearing transaction accounts             $ 57,721       $ 60,700
           Interest bearing transaction and
             savings accounts                                    134,873        132,456
           Certificates of deposit, $100,000 or over              32,083         35,409
           Other time deposits                                    45,715         49,156
                                                                --------       --------
             Total deposits                                      270,392        277,721
      Federal Home Loan Bank advances                             10,589         23,805
      Capital notes                                                    -          1,000
      Accrued interest payable                                       706          1,060
      Liability on acceptances                                       209            334
      Other liabilities                                            1,839          2,717
                                                                --------       --------
             Total liabilities                                   283,735        306,637

    Shareholders' Equity
      Preferred stock, $25 par value; authorized
           1,000,000 shares, none issued                               -              -
      Common stock, $5 par value, authorized
           2,000,000 shares, issued and outstanding
           775,890 shares in 1993 and 1992                         3,880          3,880
      Surplus                                                     11,001         11,001
      Retained earnings                                            4,342          4,350
                                                                --------       --------
             Total shareholders' equity                           19,223         19,231
                                                                --------       --------
             Total liabilities and shareholders' equity         $302,958       $325,868
                                                                ========       ========


    See notes to unaudited consolidated financial statements

                                      LIBERTY BANK
                      UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                                                       Three Months Ended       Nine Months Ended
                                                         September 30,            September 30,
                                                          1993      1992           1993     1992
                                                        -------   -------        -------  --------
                                                          (In thousands, except per share data)
    Interest income
      Loans, including fees                             $4,215    $4,912        $13,174   $15,269
      Investment securities                                401       805          1,553     2,439
      Deposits in other banks                              146         8            171        24
      Federal funds sold and other                          43        86            124       191
                                                       -------   -------        -------   -------
             Total interest income                       4,805     5,811         15,022    17,923

    Interest expense
      Deposits                                           1,700     2,268          5,294     7,581
      Other                                                180       339            792       491
                                                       -------   -------        -------   -------
             Total interest expense                      1,880     2,607          6,086     8,072
                                                       -------   -------        -------   -------
      Net interest income                                2,925     3,204          8,936     9,851

      Provision for possible credit losses                  90       105            270       255
                                                       -------   -------        -------   -------
             Net interest income after
               provision for possible credit losses      2,835     3,099          8,666     9,596

    Other income
      Service charges                                      729       713          1,968     2,051
      Gain on sale of securities                             0       392            227       392
      Other                                                315       182            884       472
                                                       -------   -------        -------   -------
             Total other income                          1,044     1,287          3,079     2,915

    Other expenses
      Salaries and employee benefits                     1,711     1,816          5,487     5,611
      Occupancy and maintenance                            779       747          2,205     2,228
      Other                                              1,538     1,419          4,622     4,171
                                                       -------   -------        -------   -------
             Total other expenses                        4,028     3,982         12,314    12,010

    Income (loss) before income taxes
       and cumulative effect of change
       in accounting principle                            (149)      404           (569)      501
    Provision (credit) for income taxes                     23       140            (92)      161
                                                       -------   -------        -------   -------
    Income (loss) before cumulative effect of
       change in accounting principle                     (172)      264           (477)      340
    Cumulative effect of change in
       accounting principle                                  -         -            469         -
                                                       -------   -------        -------   -------
             Net income (loss)                           ($172)     $264            ($8)     $340
                                                       =======   =======        =======   =======
    Earnings (loss) per share
    Income (loss) before cumulative effect of
       change in accounting principle                   ($0.22)    $0.34         ($0.61)    $0.44
    Cumulative effect of change in
       accounting principle                               0.00      0.00           0.60      0.00
                                                       -------   -------        -------   -------
             Net income (loss) per share                ($0.22)    $0.34         ($0.01)    $0.44
                                                       =======   =======        =======   =======
    Weighted average shares outstanding                775,890   775,890        775,890   775,685
                                                       =======   =======        =======   =======

    See notes to unaudited consolidated financial statements

                                      LIBERTY BANK
              UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                   Number     Common            Retained
                                  of Shares   Stock    Surplus  Earnings   Total
                                  ---------   ------   -------  --------   -------
                                         (In thousands, except share data)
Balance at December 31, 1991       775,353    $3,877   $10,990    $5,727   $20,594
Sale of common stock                   537         3        11         -        14
Net income                                                            76        76
Cash dividend                                                       (155)     (155)
                                   -------    ------   -------    ------   -------
Balance at June 30, 1992           775,890     3,880    11,001     5,648    20,529
Net income                                                           264       264
                                   -------    ------   -------    ------   -------
Balance at September 30, 1992      775,890     3,880    11,001     5,912    20,793
Net loss                                                          (1,562)   (1,562)
                                   -------    ------   -------    ------   -------
Balance at December 31, 1992       775,890     3,880    11,001     4,350    19,231
Net income                                                           164       164
                                   -------    ------   -------    ------   -------
Balance at June 30, 1993           775,890     3,880    11,001     4,514    19,395
Net loss                                                            (172)     (172)
                                   -------    ------   -------    ------   -------
Balance at September 30, 1993      775,890    $3,880   $11,001    $4,342   $19,223
                                   =======    ======   =======    ======   =======

    See notes to unaudited consolidated financial statements

                                      LIBERTY BANK
                    UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Three Months Ended       Nine Months Ended
                                                        September 30,            September 30,
                                                       1993      1992           1993      1992
                                                      -------   -------        -------   -------
                                                       (In thousands, except per share data)
Operating activities
  Net income (loss)                                   ($172)     $264            ($8)     $340
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
       Provision for possible credit losses              90       105            270       255
       Depreciation and amortization                    159       170            483       517
       Gain on sales of investment securities             -      (393)          (227)     (392)
       Loss (gain) on sales of loans                    (46)        -           (138)       36
       Unrealized loss (gain) on trading portfolio       21         -           (100)        -
       Decrease (increase) in accrued interest
         receivable                                    (161)      172            157       381
       Increase (decrease) in accrued interest
         payable                                         55        24           (354)     (428)
       Increase in other assets                        (617)   (4,828)        (1,000)   (4,240)
       Increase (decrease) in other liabilities         633      (387)          (878)   (1,530)
                                                    -------   -------        -------   -------
         Net cash used in operating activities          (38)   (4,873)        (1,795)   (5,061)

Investing activities
  Proceeds from sales of investment securities            -     5,314         19,135     5,314
  Proceeds from maturities of investment securities   5,750     4,958         10,552    19,601
  Purchases of investment securities                (12,733)   (9,392)       (16,146)  (23,716)
  (Increase) decrease in loans, excluding loan
     participations and mortgages sold                1,247     1,630          6,180   (16,150)
  Loan participations purchased                         (31)      (13)          (581)   (1,731)
  Proceeds from sales of mortgage loans               4,089       248          9,847     7,320
  Purchase of premises and equipment                   (658)     (231)          (790)     (424)
                                                    -------   -------        -------   -------
         Net cash provided by (used in)
           investing activities                      (2,336)    2,514         28,197    (9,786)

Financing activities
  Increase (decrease) in deposits                     4,568    (6,127)        (7,454)   (6,444)
  Principal payments on capital notes                     -         -         (1,000)        -
  Increase (decrease) in long-term debt                (183)    6,920        (13,216)   24,414
  Stock options exercised                                 -         -              -        14
  Dividends paid                                          -         -              -      (155)
                                                    -------   -------        -------   -------
         Net cash provided by (used in)
           financing activities                       4,385       793        (21,670)   17,829
                                                    -------   -------        -------   -------
Increase (decrease) in cash and cash equivalents      2,011    (1,566)         4,732     2,982
Cash and cash equivalents at beginning of period     33,628    32,782         30,907    28,234
                                                    -------   -------        -------   -------
         Cash and cash equivalents at end
            of period                               $35,639   $31,216        $35,639   $31,216
                                                    =======   =======        =======   =======
- ----------------------------------------------------------------------------------------------
Supplemental cash flow information
  Interest received                                  $4,600    $6,026        $15,072   $18,387
  Interest paid                                       1,831     2,565          6,422     8,461
  Income taxes paid                                       -       122             11       230
  Transfer of loans to other real estate                  -         -            350         -
- ----------------------------------------------------------------------------------------------

    See notes to unaudited consolidated financial statements.

                                  LIBERTY BANK
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements include the accounts of Liberty Bank ("Liberty" or the "Bank") and its wholly-owned subsidiary Liberty Properties, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

These unaudited financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistent with the audited financial statements included in Liberty's Annual Report on Form F-2 for the year ended December 31, 1992. They do not, however, include all information and footnotes required by generally accepted accounting principles and should therefore be read in conjunction with Liberty's Annual Report on Form F-2. In the opinion of management, the unaudited interim financial statements reflect all adjustments (of a normal, recurring nature) necessary for a fair statement of the results for the interim periods presented. Operating results for the interim periods presented are not necessarily indicative of the results for the year as a whole.

Certain reclassifications have been made to 1992 balances to conform to the 1993 presentation shown.

NOTE 2 - PENDING MERGER

On October 8, 1993 Liberty entered into a Plan and Agreement of Merger (the "Agreement") among BankAmerica Corporation ("BAC") and Bank of America, FSB, a federal savings association ("FSB"), a wholly-owned subsidiary of BankAmerica Corporation. Pursuant to the Agreement, Liberty will be merged (the "Merger") with and into FSB.

The Merger is subject to approval by 66.6% of the Liberty shareholders and receipt of appropriate regulatory approvals. Pursuant to the Agreement, if approved, each share of Liberty Common Stock, $5.00 par value, outstanding at the time the Merger becomes effective (other than dissenting shares) will automatically be converted, at BAC's option, into the right to receive BAC, $1.5625 par value, Common Stock; cash; or a combination thereof. The amount and form of consideration to be received could be affected by the "Market Value" of BAC's Common Stock; which is defined as the sum total of the high and low sales price of BAC's, $1.5625 par value, Common Stock, on the 10 trading days immediately prior to the 20 days before the closing date of the transaction, divided by 20, and will be determined as follows:

                                 LIBERTY BANK
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - PENDING MERGER (CONT'D)

     (a) If the Market Value of BAC's Common Stock is not less than $40.00 per share, each Liberty shareholder of record shall receive such number of shares of BAC Common Stock as calculated by multiplying the number of shares of Liberty Common Stock held by $28.54, and dividing such total by the Market Value of BAC's Common Stock, with the value of any fractional shares to be paid in cash, or,

     (b) If the Market Value of BAC's Common Stock is less than $40.00 per share, at the option of BAC, either: (i) shares of BAC Common Stock as calculated above; (ii) an amount of cash equal to $28.54 for each share of Liberty Common Stock converted; or (iii) a combination thereof.

In addition, Liberty shareholders of record, except for those shareholders who exercise dissenters' rights, will be entitled to receive a dividend consisting of a pro-rata undivided interest in a liquidating trust (the "Trust") composed of certain assets which Liberty anticipates selling which BAC elected not to purchase in accordance with the Agreement.

As of September 30, 1993 certain costs related to the pending Merger approximating $190,000 had been incurred by Liberty. These costs were expensed during the third quarter ended September 30, 1993, and are included in other expenses.


NOTE 3 - INVESTMENT SECURITIES

In May 1993 the Financial Accounting Standards Board adopted SFAS No. 115 entitled "Accounting for Certain Investments in Debt and Equity Securities". Such Statement will be effective for fiscal years beginning after December 15, 1993 and, among other things, will require that certain investments in debt and equity securities be classified under three categories: held to maturity; trading securities; and securities available for sale. Securities classified as held to maturity are to be reported at amortized cost; securities classified as trading securities are to be reported at fair value with unrealized gains and losses included in earnings; and securities classified as available for sale are to be reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Liberty does classify certain investment securities as "Trading". Liberty has not adopted SFAS No. 115. However, the impact of its adoption on stockholders' equity at September 30, 1993 would not have been significant.

                                 LIBERTY BANK
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES (CONT'D)

A comparison of the amortized cost and approximate fair value of Liberty's Trading Portfolio at September 30, 1993 and December 31, 1992 follows:


                                        September 30, 1993   December 31, 1992
                                        ------------------   ------------------
                                        Amortized    Fair    Amortized    Fair
                                           Cost      Value     Cost       Value
                                        ---------   ------   ---------   ------
                                                      (In thousands)
U.S. Treasury securities                   $    -   $    -      $    -   $    -
U.S. Government agencies                        -        -           -        -
U.S. Government agency
  mortgage-backed
  securities                                 3,132    3,232       3,900    3,900
States of U.S. and
  political subdivisions                         -       -           -        -
Federal Home Loan Bank stock                     -       -           -        -
                                            ------  ------      ------   ------
     Total                                  $3,132  $3,232      $3,900   $3,900
                                            ======  ======      ======   ======


A comparison of the amortized cost and approximate fair value of Securities Held to Maturity at September 30, 1993 and December 31, 1992 follows:


                                     September 30, 1993    December 31, 1992
                                     -------------------  -------------------
                                     Amortized    Fair    Amortized    Fair
                                       Cost       Value      Cost      Value
                                     ---------   -------  ---------   -------
                                                   (In thousands)
U.S. Treasury securities               $ 8,209   $ 8,336    $13,204   $13,303
U.S. Government
  agencies                              11,102    11,209     12,904    12,872
U.S. Government agency
   mortgage-backed
   securities                           15,120    15,259     18,228    18,267
States of U.S. and
  political subdivisions                   769       838      3,644     3,860
Federal Home Loan Bank stock             2,400     2,400      2,166     2,166
                                       -------   -------    -------   -------
    Total                              $37,600   $38,042    $50,146   $50,468
                                       =======   =======    =======   =======

NOTE 4 - LOANS

In May 1993, the Financial Accounting Standards Board adopted SFAS No. 114 entitled "Accounting by Creditors for Impairment of a Loan". The Statement requires that impaired loans, as defined, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Liberty has not adopted this Statement. However, the financial statement impact of adopting this Statement at September 30, 1993 would not have been material.

                                 LIBERTY BANK
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONT'D)

Loans consisted of the following as of the indicated dates:

                               September 30,   December 31,
                                    1993           1992
                               --------------  ------------
                                      (In thousands)
Commercial, financial and
 agricultural                       $ 46,700       $ 50,320
Real estate - construction               160            350
Real estate - mortgage               163,949        171,825
Installment                            9,417         13,418
Other                                    157            196
                                    --------       --------

Gross Loans                         $220,383       $236,109
Less: Unearned Income                    812            724
                                    --------       --------

  Total Loans                       $219,571       $235,385
                                    ========       ========


NOTE 5 - FEDERAL HOME LOAN BANK ADVANCES

At September 30, 1993 Liberty had a Blanket Pledge Agreement with the Federal Home Loan Bank of Seattle. The agreement allows the Bank a line of credit equal to 10% of the Bank's assets. The Blanket Pledge Agreement requires the Bank to maintain qualifying loans or collateral, as defined in the agreement, of at least 120% of advances. At September 30, 1993 the Bank's total available credit was approximately $31,000,000, of which $10,589,000 was utilized. At December 31, 1992 the Bank's total available credit was approximately $32,000,000, of which $23,805,000 was utilized.

The weighted average rate of the outstanding advances was 6.3% at September 30, 1993 and 6.85% at December 31, 1992. Maturities of the borrowings at September 30, 1993 vary from September 1994 through June 1998. The balance at January 31, 1993 was $23,585,000, which represented the highest month end balance during the year.

During the end of the first quarter of 1993, the Bank prepaid approximately $12,000,000 of the outstanding balance on these borrowings in order to reduce interest expense and lessen the Bank's exposure to interest rate risk. The Bank paid a prepayment penalty of $499,000 in association with this balance sheet restructuring. This prepayment penalty is included in other expenses for the nine months ended September 30, 1993.

                                 LIBERTY BANK
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INCOME TAXES

Effective for the quarter ending March 31, 1993, Liberty revised its income tax accounting policy by adopting FASB Statement No. 109, "Accounting for Income Taxes". SFAS No. 109 replaces the income statement orientation inherent in the previous income tax accounting policy with a balance sheet approach. SFAS No. 109 allowed Liberty to recognize the consequences of certain deferred timing differences in the year of adoption which would have otherwise been recognized in future periods. Liberty has opted for not restating prior periods to reflect the impact of the adoption of this Statement. Accordingly, net income for the nine months ended September 30, 1993 reflects an increase of $469,000; comprising the cumulative effect which this change in accounting method would have had on prior years income had the Statement been previously adopted.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

Liberty Bank's ("Liberty" or the "Bank") had net losses of $172,000, or $.22 per share, and $8,000, or $.01 per share, for the three and nine month periods ended September 30, 1993. This represented a decline in net income of $436,000 ($.56 per share) and $348,000 ($.45 per share), respectively, from the comparable periods of 1992. The primary factors which contributed to this decline in earnings were an overall decrease in net interest income resulting from a decrease in earning assets coupled with a decline in Liberty's net interest margin, a decline in gains derived from the sales of investment securities, a charge to other expenses associated with a prepayment penalty on the retirement of borrowings from the Federal Home Loan Bank, and approximately $190,000 of expenses incurred during the third quarter of 1993 in connection with the Merger. The effect of those items was partially offset by the cumulative effect at January 1, 1993 of adopting SFAS No. 109, "Accounting for Income Taxes".


PENDING MERGER

The Plan and Agreement of Merger, dated October 8, 1993, provides for the merger (the "Merger") of Liberty Bank with and into Bank of America, FSB, a wholly-owned subsidiary of BankAmerica Corporation (BAC). The merger is subject to the vote of Liberty's shareholders and approval by regulatory authorities.

BankAmerica Corporation, the second largest bank holding company in the United States, had total assets of $180.6 billion at December 31, 1992, and operations encompassing approximately 2,000 branches in ten states. Its wholly-owned subsidiary, Bank of America, FSB, is the third largest depository institution in Hawaii, and operates 30 branches as Bank of America Hawaii.

Pursuant to the Plan and Agreement of Merger (the "Agreement"), unless BAC elects to pay cash, each outstanding share of Liberty common stock, $5.00 par value, other than dissenting shares, upon consummation of the Merger will be converted into a number of shares of BAC common stock, $1.5625 par value, calculated on the basis of an exchange ratio of shares of BAC Common Stock for each share of Liberty Common Stock. The exact ratio will depend on the average of the mean between the high and low sales prices for BAC Common Stock for each of the ten trading days immediately preceding the date which is twenty days before the closing date of the Merger (the "Market Value").

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PENDING MERGER (CONT'D)

Generally, the number of shares of BAC Common Stock to be received by Liberty Shareholders who do not exercise dissenters' rights will be determined as follows: (i) if the Market Value is greater than or equal to $40.00, each Liberty Shareholder will receive the number of shares of BAC Common Stock as is determined by multiplying the number of shares of Liberty Common Stock owned of record by such Liberty Stockholder by $28.54 and dividing the resultant product by the Market Value; or (ii) if the Market Value is less than $40.00 each Liberty Shareholder will receive, at the option of BAC, either (A) shares of BAC Common Stock calculated pursuant to (i) above, (B) Cash Consideration equal to $28.54 for each share of Liberty Common Stock owned by such Liberty Shareholder at such time or (C) a combination thereof.

Each Liberty Shareholder of record, who did not elect to exercise dissenters' rights, in addition to the number of shares of BAC Common Stock which they will receive in exchange for their Liberty Common Stock, will also be entitled to receive a dividend consisting of up to $2.91 per share upon the sale of certain trust assets.

No certificates for fractional shares of BAC Common Stock will be issued as a result of the Merger. Each Liberty Shareholder entitled to a fractional interest will receive an amount in cash based on the Market Value of BAC Common Stock as of the Effective Time.

In exchange for payment of $1,000 and entering into the Agreement, Liberty has granted to BAC a warrant to purchase newly issued shares of Liberty Common Stock in an amount up to 24.3% of the issued and outstanding shares of Liberty Common Stock on the date exercised (or 19.6% immediately thereafter), at a cash price of $25.05 per share (subject to certain antidilution provisions). This warrant may only be exercised upon the occurrence of a "Triggering Event", as outlined in the agreement, such events principally relating to any change in control of 10% or more of Liberty's Common Stock. In connection with the Warrant, certain shareholders of Liberty holding approximately 34% of Liberty's Common Stock entered into an Agreement Among Stockholders, pursuant to which they agreed not to transfer their shares of Liberty Common Stock without first obtaining BAC's consent.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

The Bank incurred lossses of $172,000 and $8,000 for the three and nine month periods ended September 30, 1993. This represents a decline of $436,000 (165.1%) and $348,000 (102.4%) from the corresponding periods in 1992. This decline in earnings principally resulted from: a decline in net interest income by $279,000 (8.7%) and $915,000 (9.3%) for the respective three and nine month periods; a decline in gains from the sales of investment securities by $392,000 (100.0%) and $165,000 (42.1%) for the respective three and nine months periods; expenses in the third quarter of 1993 approximating $190,000 related to the Merger; and a one time charge during the first quarter of $499,000 associated with the prepayment of certain liabilities to the Federal Home Loan Bank of Seattle. These decreases offset a decline in other expenses, exclusive of those one time charges, of $144,000 (3.6%) and $385,000 (3.2%) for the respective three and nine month periods ended September 30, 1993. Additionally, the decline in operating income between periods was partially offset by the cumulative effect at January 1, 1993 of adopting SFAS No. 109, "Accounting for Income Taxes", which resulted in a one time credit to income of $469,000.


NET INTEREST INCOME

Liberty's primary source of revenue is net interest income, representing the difference between the interest income from interest-earning assets and interest expense on interest-bearing liabilities. The change in the level of interest income is affected by changes in the volume of and the yields earned on interest-earning assets. Interest expense is a function of the volume of and rates paid on interest-bearing liabilities. Net interest income before provision for possible credit losses decreased $279,000 (8.7%) and $915,000 (9.3%) for the respective three and nine month periods ended September 30, 1993.

The decrease in net interest income for the three months ended September 30, 1993 was comprised of a decline of $1,006,000 (17.3%) in total interest income, which was partially offset by a decline of $727,000 (27.9%) in total interest expense. The Bank's net interest margin decreased to 4.25% for the three months ended September 30, 1993 from 4.37% during the same period in 1992. The net interest margin declined principally because average interest earning assets declined by $17,669,000 while average interest-bearing liabilities declined by only $16,424,000 from the same period in 1992. Additionally the change in the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities each declined by approximately 95 basis points.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME (CONT'D)

The decrease in net interest income for the nine months ended September 30, 1993 was comprised of a decline of $2,901,000 (16.2%) in total interest income, which was partially offset by a decline in total interest expense of $1,986,000 (24.6%). The Bank's net interest margin decreased to 4.36% in 1993 from 4.63% during the comparable period of 1992. This decrease principally resulted from the decline in average interest-earning assets by $10,536,000 during the period compared to a decline by only $6,931,000 in total interest-bearing liabilities during the same period. There was a decline in the yield on interest-earning assets during the period by 1.09%, however, this decline was closely matched by a decline in the cost of interest-bearing liabilities of 1.01%.

Following is a summary analysis of the changes in interest income and interest expense for the comparable three and nine month periods ended September 30, 1993. This analysis, by major earning category, defines the changes in net interest income which resulted from changes in the volume of interest-earning assets and interest-bearing liabilities, and those changes resulting from changes in rates earned on interest-earning assets and rates paid on interest-bearing liabilities.


                     NET INTEREST INCOME VARIANCE ANALYSIS
                 THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1993

                                          Three Months Ended                 Nine Months Ended
                                      ----------------------------       ----------------------------
                                            Amount of change resulting from the changes in:
                                      Volume      Rate      Total        Volume     Rate      Total
                                      ------     ------     ------       ------   --------   --------
                                                       (Dollars in thousands)
Interest earned on (1):
    Loans                             ($310)     ($387)     ($697)       ($525)   ($1,570)   ($2,095)
    Investment securities (2)          (138)      (266)      (404)        (290)      (596)      (886)
    Deposits in other banks             137          1        138          146          1        147
    Federal funds sold                  (37)        (6)       (43)         (48)       (19)       (67)
                                      ------     ------     ------       ------   --------   --------
             Total                     (348)      (658)    (1,006)        (717)    (2,184)    (2,901)

Interest paid on (1):
    Savings and interest-bearing
      transaction accounts               53       (243)      (190)          64     (1,044)      (980)
    Certificates of deposit,
      under $100,000                    (51)      (147)      (198)        (207)      (468)      (675)
    Certificates of deposit,
      $100,000 or more                 (101)       (78)      (179)        (292)      (340)      (632)
    Other borrowed funds               (125)       (35)      (160)         326        (26)       300
                                      ------     ------     ------       ------   --------   --------
             Total                     (224)      (503)      (727)        (109)    (1,878)    (1,987)
                                      ------     ------     ------       ------   --------   --------
Net interest income                   ($124)     ($155)     ($279)       ($608)     ($306)     ($914)
                                      ======     ======     ======       ======   ========   ========

(1) A change due both to volume and rate has been allocated to the change in volume and rate in proportion to the relationship of the dollar amount of the change in each.

(2) Changes calculated on nontaxable securities have not considered tax equivalent effects.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents for the periods indicated the distribution of average assets, liabilities and shareholders' equity as well as the total dollar amount of interest income from average interest-earning assets and resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates.

                                                                 Three Months Ended September 30,
                                              ---------------------------------------------------------------------
                                                             1993                                1992
                                              ---------------------------------    --------------------------------
                                               Average       Yield/                Average       Yield/
                                               Balance        Rate     Interest    Balance        Rate     Interest
                                              --------       ------    --------    -------       ------    --------
                                                                     (Dollars in thousands)
ASSETS:
Interest-earning assets:
    Loans(1)                                  $215,411        7.76%     $4,215    $231,264        8.43%     $4,912
    Investment securities(2)                    35,812        4.44%        401      48,072        6.64%        805
    Interest bearing deposits in other banks    16,482        3.51%        146       1,159        2.74%          8
    Federal funds sold                           5,609        3.04%         43      10,488        3.25%         86
                                              --------                  ------    --------                  ------
        Total interest-earning assets          273,314        6.97%      4,805     290,983        7.92%      5,811

Allowance for possible credit losses            (4,378)                             (3,339)
Nonearning assets:
    Cash and due from banks                     19,558                              19,855
    Nonaccrual loans                             6,358                               5,971
    Premises and equipment, net                  3,867                               3,699
    Other assets                                 7,174                               7,762
                                              --------                            --------
        Total average assets                  $305,893                            $324,931
                                              ========                            ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
    Savings and interest-bearing
        transaction accounts                  $140,383        2.52%       $890    $131,969        3.25%     $1,080
    Certificates of deposit, under $100,000     48,626        4.51%        553      53,080        5.61%        751
    Certificates of deposit, $100,000 or over   30,518        3.34%        257      42,567        4.06%        436
    Federal funds purchased                        352        3.38%          3           0        0.00%          0
    Other borrowings                            11,657        6.02%        177      20,344        6.63%        340
                                              --------                   -----    --------                  ------
        Total interest-bearing liabilities     231,536        3.22%      1,880     247,960        4.17%      2,607

Noninterest-bearing liabilities:
    Transaction accounts                        54,146                              53,908
    Other liabilities                              782                               2,451
                                              --------                            --------
        Total liabilities                      286,464                             304,319

Shareholders' equity:
    Common stock                                 3,880                               3,880
    Surplus                                     11,001                              11,001
    Retained earnings                            4,548                               5,731
                                              --------                            --------
        Total shareholders equity               19,429                              20,612
                                              --------                            --------

        Total liabilities and
        shareholders' equity                  $305,893                            $324,931
                                              ========                            ========

Net interest income                                                     $2,925                              $3,204
                                                                        ======                              ======

Interest income as a percentage
    of average earning assets                                 6.97%     $4,805                    7.92%     $5,811
Interest expense as a percentage
    of average earning assets                                 2.73%      1,880                    3.55%      2,607
                                                                        ------                              ------

Net interest margin                                           4.25%     $2,925                    4.37%     $3,204
                                                                        ======                              ======

(1) Amount excludes nonaccrual loans.
(2) Applicable nontaxable securities yields have not been calculated on a taxable-equivalent basis because they are not significant.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following table presents for the periods indicated the distribution of average assets, liabilities and shareholders' equity as well as the total dollar amount of interest income from average interest-earning assets and resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates.

                                                                 Nine Months Ended September 30,
                                              ----------------------------------------------------------------------
                                                              1993                               1992
                                              ----------------------------------   ---------------------------------
                                              Average        Yield/                Average        Yield/
                                              Balance         Rate      Interest   Balance         Rate     Interest
                                              -------        ------     --------   -------        ------    --------
                                                                     (Dollars in thousands)
Assets:
Interest-earning assets:
    Loans(1)                                  $221,122        7.97%     $13,174    $229,932        8.88%    $15,269
    Investment securities(2)                    38,829        5.35%       1,553      46,073        7.08%      2,439
    Interest bearing deposits in other banks     8,794        2.60%         171       1,265        2.54%         24
    Federal funds sold                           5,181        3.20%         124       7,192        3.55%        191
                                              --------                  -------    --------                  ------
        Total interest-earning assets          273,926        7.33%      15,022     284,462        8.42%     17,923

Allowance for possible credit losses            (4,289)                              (3,307)
Nonearning assets:
    Cash and due from banks                     19,786                               20,010
    Nonaccrual loans                             6,872                                5,679
    Premises and equipment, net                  3,781                                3,779
    Other assets                                 7,135                                7,396
                                              --------                             --------
        Total average assets                  $307,211                             $318,019
                                              ========                             ========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
    Savings and interest-bearing
        transaction accounts                  $135,301        2.67%      $2,701    $132,074        3.73%     $3,681
    Certificates of deposit, under $100,000     49,141        4.83%       1,774      54,856        5.97%      2,448
    Certificates of deposit, $100,000 or over   31,771        3.45%         819      43,088        4.50%      1,451
    Federal funds purchased                        418        3.20%          10         159        4.20%          5
    Other borrowings                            16,276        6.42%         782       9,661        6.74%        487
                                              --------                   ------    --------                  ------
        Total interest-bearing liabilities     232,907        3.49%       6,086     239,838        4.50%      8,072

Noninterest-bearing liabilities:
    Transaction accounts                        53,825                               54,850
    Other liabilities                            1,169                                2,790
                                              --------                             --------
        Total liabilities                      287,901                              297,478

Shareholders' equity:
    Common stock                                 3,880                                3,880
    Surplus                                     11,001                               11,001
    Retained earnings                            4,429                                5,660
                                              --------                             --------
        Total shareholders equity               19,310                               20,541
                                              --------                             --------

        Total liabilities and
        shareholders' equity                  $307,211                             $318,019
                                              ========                             ========

Net interest income                                                      $8,936                              $9,851
                                                                         ======                             =======
Interest income as a percentage
    of average earning assets                                 7.33%     $15,022                    8.42%    $17,923
Interest expense as a perentage
    of average earning assets                                 2.97%       6,086                    3.79%      8,072
                                                                        -------                             -------

Net interest margin                                           4.36%     $ 8,936                    4.63%    $ 9,851
                                                                        =======                             =======

(1) Amount excludes nonaccrual loans.
(2) Applicable nontaxable securities yields have not been calculated on a taxable-equivalent basis because they are not significant.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME (CONT'D)

A changing interest rate environment can have a significant impact on the Bank's net interest margin as measured against average earning assets and its interest rate spread. Management monitors its net interest margin by repricing its loan and deposit products after giving effect to such factors as competition in the market place and expected maturities in the loan, investment and deposit portfolios.


OTHER INCOME

Total other income declined $243,000 (18.9%) for the three months ended September 30, 1993. This decline resulted principally from a decline by $392,000 in gains from sales of investment securities during the period. Total other income for the period other than gains from sales of investment securities increased by $149,000, or 16.6%.

Total other income increased $164,000 (5.6%) for the nine months ended September 30, 1993. This increase was offset by a decline in gains from sales of investment securities of $165,000 (42.1%). For the period, other income, except from gains on sales of investment securities, increased $329,000 (13.0%).

For both the three and nine month periods ended September 30, 1993, total other income, other than gains from sales of securities, increased as a result of an increase in rates charged on services offered by the Bank to its customers.


OTHER EXPENSE

Total other expense for the three months ended September 30, 1993 increased $46,000 (1.2%) when compared to the same period of 1992, and increased by $304,000 (2.5%) for the nine months ended September 30, 1993 compared to the same period of 1992. During the first quarter of 1993, Liberty retired early approximately $12 million of borrowings from the Federal Home Loan Bank of Seattle. In connection with this early retirement, the Bank was required to pay an approximate $499,000 prepayment penalty which was recorded as an other expense item. Exclusive of merger expenses, other expense for the three months ended September 30, 1993, would reflect a decline of $144,000 (3.6%) compared to the same period of 1992. Additionally, except for the effect of the FHLB debt prepayment penalty and merger expenses, other expense for the nine month period ended September 30, 1993 would reflect a decline of $385,000 (3.2%) from the same period of 1992.

The decline in other expenses during 1993, exclusive of the items mentioned above, has been the result of management's concerted effort to control costs through employee attrition, restructuring and consolidation of operating functions, and placing stricter budgetary controls on expenses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

Total average interest-earning assets declined by 3.7% and total average interest-bearing liabilities decreased by 2.9%, between the comparable nine month periods ended September 30, 1993 and 1992. These changes reflect weak loan demand resulting from the Hawaiian recession and the Bank's increased loan interest rates relative to market conditions which both had the effect of decreasing the volume of new loans funded, a situation that the Bank took advantage of by decreasing its high cost funding sources in an effort to improve the Bank's relative cost of funds. While these moves caused the Bank's asset base to shrink, it improved the Bank's overall liquidity and capital positions.


LOAN PORTFOLIO

Liberty concentrates its lending activities in four areas: commercial, financial and agricultural; real estate-construction; real estate-mortgage; and installment loans. Interest rates charged by the Bank vary with the degree of risk, the size and maturity of the loan, the borrowers' depository relationships with the Bank, and prevailing market rates. No loan concentrations exceeding 10% of total loans were not otherwise disclosed in "Notes to Unaudited Consolidated Financial Statements".

The Bank has collateral management policies in place so that collateral lending of all types is on a basis which it believes is consistent with regulatory lending standards. Valuation analyses are utilized to take into consideration the potentially adverse economic conditions under which liquidation of collateral could occur. It is generally Liberty's policy to fully collateralize all loans with loan to value ratios determined on an individual loan basis taking into account the financial stability of each borrower and the value and type of the collateral. In addition to real estate, other collateral accepted as security against loans includes deposits, securities, accounts receivable, inventories, equipment and other assets.


COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

Liberty's commercial, financial and agribusiness loans, referred to herein as commercial loans, totalled 21.3% and 21.4% of total loans at September 30, 1993 and December 31, 1992, respectively. Commercial loans consist primarily of short to medium-term financing for small to medium-sized businesses and professionals. Commercial loans are diversified as to industries and types of businesses, with no material industry concentrations and have a profile which the Bank believes generally reflects the economy of the Hawaiian islands. The primary source of loan repayment is the cash flows from the commercial businesses, with collateral taken as a secondary source of repayment in an abundance of caution. Loan-to-value ratios generally range from approximately 40% to 80%, depending on the nature of the collateral.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


REAL ESTATE - CONSTRUCTION LOANS

Real estate-construction loans are primarily for the construction of residential housing. These loans totaled less than 1% of the total loan portfolio at September 30, 1993 and December 31, 1992, respectively. Loan-to-value ratios generally depend on the nature of the collateral, ranging from less than 65% for land acquisition, to less than 80% for single-family individual-borrower construction loans.


REAL ESTATE - MORTGAGE LOANS

Liberty's real estate-mortgage loans, referred to herein as mortgage loans, totaled 74.7% and 73.0% of total loans at September 30, 1993 and December 31, 1992. Over 90% of the Bank's mortgage loans are secured by 1-4 family residential properties. Included in this category are home equity loans, home equity lines of credit as well as first mortgages on residential properties. These loans have loan-to-appraised-values of between 70% and 90%, depending upon the underlying collateral and the intended use of funds. The remaining portion of the portfolio is comprised of nonfarm, nonresidential commercial properties which constitute "mini-perm" (medium-term) commercial real estate mortgages with maturities generally ranging from five to seven years.

Real estate-mortgage and construction lending contain potential risks which are not inherent in other types of commercial lending. These potential risks include declines in market values of underlying real property collateral and, with respect to construction lending, delays or cost overruns, which could expose the Bank to loss. In addition, risks in commercial real estate lending include declines in commercial real estate values and general economic conditions. Because the Bank lends primarily within its market area, the real property collateral for its loans is similarly concentrated, rather than diversified over a broader geographic area. The Bank could therefore be adversely affected by a decline in real estate values on the island of Oahu, Hawaii, even if real estate values elsewhere in Hawaii generally remain stable or increase.


INSTALLMENT LOANS

Installment loans aggregated 4.3% and 5.7% of total loans at September 30, 1993 and December 31, 1992. Included in this loan category are home improvement loans, recreational vehicle loans, and automobile loans. Loans-to-appraised-values range from up to 80% for home equity lines, up to 90% for home improvement loans, and up to 100% for recreational vehicle and automobile loans.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


CREDIT RISK MANAGEMENT

Management believes that the objective of a sound credit policy is to extend quality loans on a diversified basis to customers while controlling risks affecting shareholders and depositors. Both Management and the Board of Directors approve credit policy and review asset quality and compliance with credit policy. Liberty maintains a loan review staff as part of its internal audit function which examines the loan portfolios of the Bank for compliance with established standards. Executive management, senior lending officers and senior credit officers also perform reviews of loan quality and monitor on a periodic basis the progress of watch list loans requiring an action plan for rehabilitation or refinancing. In addition, credit underwriting guidelines are periodically reviewed and adjusted to reflect current economic conditions.

Liberty places a loan on nonaccrual status when one of the following events occurs: any installment of principal or interest is 90 days past due (unless well-secured and in the process of collection); management determines the ultimate collection of principal or interest on a loan to be unlikely; management deems a loan to be an in-substance foreclosure resulting from the Bank taking legal possession of the underlying collateral; or the terms of a loan have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition.

With respect to the Bank's policy of placing loans 90 days or more past due on nonaccrual status, unless the loan is well-secured and in the process of collection as determined by management, a loan is considered in the process of collection if, based on a probable specific event, management expects that the loan will be repaid or brought current. When a loan is placed on nonaccrual status, the Bank's general policy is to reverse and charge against current income previously accrued but unpaid interest. Income on such loans is subsequently recognized only to the extent that cash is received and the future collection of principal is probable. Loans for which collectibility of the principal balance or interest is considered to be doubtful by management are placed on nonaccrual status prior to becoming 90 days delinquent.

Loans that are deemed in-substance foreclosures, which includes only those loans where the Bank has taken legal possession of the underlying real estate collateral, are classified as "OREO" on Liberty's financial statements. In such situations, the secured loan is reclassified on the balance sheet at the lesser of the fair market value of the underlying collateral, less selling expenses, or the recorded amount of the loan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CREDIT RISK MANAGEMENT (CONT'D)

Liberty values its OREO properties at their estimated fair values, less selling expenses, based on appraisals generally performed at the time the property is acquired. Management's objective is to dispose of these properties in an expeditious time-frame in an effort to minimize holding costs, which may result in the Bank realizing less than book value. Due to possible variations in real estate values, management can give no assurance that the carried values of OREO properties will ultimately be realized upon disposition.


NONPERFORMING ASSETS

The table below sets forth information about nonperforming assets and accruing past due loans of thirty days or greater:


                                                      December 31,
                           Sept. 30,  --------------------------------------------
                             1993       1992      1991     1990     1989     1988
                           ---------  --------  -------  -------  -------  -------
                                                     (In thousands)
 Nonaccrual loans           $ 6,313   $ 7,282    $ 5,590   $6,109   $1,256   $  706

OREO                          1,031       701        620        -        -        -
                            -------   -------    -------   ------   ------   ------
 Total nonperforming
 assets                     $ 7,344   $ 7,983    $ 6,210   $6,109   $1,256   $  706
                            =======   =======    =======   ======   ======   ======
Loans past due 30 days
 and still accruing
 interest                   $ 7,515   $ 7,242    $ 6,066   $2,261   $6,422   $3,820
                            =======   =======    =======   ======   ======   ======
Total nonperforming
 assets and past due
 loans                      $14,859    15,225    $12,276   $8,370   $7,678   $4,526
                            =======    ======    =======   ======   ======   ======
Total nonperforming
 assets to total loans         3.34%     3.39%      2.72%    2.78%    0.65%    0.38%
                            =======    ======    =======   ======   ======   ======
Total nonperforming
 assets and past due
 loans to total loans          6.77%     6.47%      5.37%    3.81%    4.00%    2.43%
                            =======    ======    =======   ======   ======   ======

At September 30, 1993, nonperforming assets consisted principally of four large nonaccrual loans. All four credits are relatively well secured by commercial and/or residential properties and are in various stages of collection, workout or litigation. One of these loans, which had a book value of $687,000 at September 30, 1993, was repaid in full in early October 1993. OREO consisted principally of two properties.

While total loans past due at September 30, 1993 totaled approximately $7.5 million, only approximately $635,000 represented loans which were past due 90 days or greater.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOWANCE FOR POSSIBLE CREDIT LOSSES

Management's determination of the allowance for possible credit losses requires the use of estimates and assumptions related to the risks inherent in the loan portfolio which management believes are reasonable. Actual results could, however, differ significantly from those estimates. Estimates that are particularly susceptible to significant fluctuation relate to the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans because in those circumstances management revalues the asset to the lower of cost or fair value less selling expenses. In connection with the determination of the allowance for possible credit losses and the valuation of OREO, management generally obtains independent appraisals for significant properties. Management believes its current appraisal policies generally conform to federal regulatory guidelines.

An evaluation of the overall quality of the portfolio is performed to determine the necessary level of the allowance for possible credit losses. This evaluation takes into consideration the classification of loans and the application of loss estimates to these classifications. Liberty designates loans as pass, special mention, substandard, doubtful, or loss based on classification criteria believed by management to be consistent with the criteria applied by the Bank's banking examiners. These classifications and loss estimates take into consideration all sources of repayment, underlying collateral, the value of such collateral, and current and anticipated economic conditions, trends and uncertainties. These processes provide management with data that help to identify and estimate the credit risk inherent in the portfolio so that management may identify potential problem loans on a timely basis. The allowance for possible credit losses reflects the result of these estimates.

The provision for possible credit losses for the three and nine months ended September 30, 1993, respectively, of $90,000 and $270,000 reflect, in part, management's continuing concern for the slow recovery of Hawaii's economy which is resultant of the bursting of the "economic bubble" in Japan and continuing recession in California, the two most significant sources of tourism and trade for the state of Hawaii. During the fourth quarter of 1992 management provided a provision for credit losses in the amount of $1,515,000 which reflected management's determination as to the effect that the State's ongoing recession could have on the Bank's ability to collect certain outstanding credits.

Based on information available at September 30, 1993, management believes the $3,943,000 allowance for possible credit losses, which constituted 1.80% of total loans, to be adequate as an allowance against foreseeable loan losses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


ALLOWANCE FOR POSSIBLE CREDIT LOSSES (CONT'D)

While management uses all available information to recognize losses on loans and OREO, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for possible credit losses on loans and OREO. Such agencies may require the Bank to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.


CAPITAL RESOURCES

The Bank is subject to FDIC regulations governing capital adequacy.

     RISK-BASED CAPITAL GUIDELINES

     The FDIC regulations define capital in terms of "core capital elements" (comprising Tier 1 capital) and "supplemental capital elements" (comprising Tier 2 capital). Tier 1 capital is generally defined as the sum of the core capital elements less goodwill. Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the FDIC to those assets. Nonmember banks, such as the Bank, are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of eight percent (8%), at least one-half of which must be in the form of Tier 1 capital.

     LEVERAGE CAPITAL GUIDELINES

     The FDIC has established a minimum leverage ratio of three percent (3%) Tier 1 capital to total assets for nonmember banks that have received the highest composite regulatory rating and are not anticipating or experiencing any significant growth. All other institutions will be required to maintain a leverage ratio of at least 100 to 200 basis points above the three percent (3%) minimum.

Set forth below are the Bank's risk based and leverage capital ratios as of September 30, 1993 and December 31, 1992:

                                       Liberty Ratios       Minimum
                                    Sept. 30,    Dec. 31,   Capital
                                       1993        1992     Ratios
                                    ---------    --------   -------
Capital ratios:
  Total risk-based capital ratio       10.70%      10.34%     8.00%
  Tier 1 capital to risk-
   weighted assets                      9.44        8.63      4.00
    Leverage ratio (1)                  6.35        5.74      3.00

     (1) Tier 1 capital as a percentage of period end total assets, less intangibles not included in Tier 1 capital.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL POSITION AND RESULTS OF OPERATIONS


CAPITAL RESOURCES (CONT'D)

As required by FDICIA, the federal banking agencies have solicited comments on a proposed method of incorporating an interest rate risk component into the current risk-based capital guidelines, with the goal of ensuring that institutions with high levels of interest rate risk have sufficient capital to cover their exposures. Interest rate risk is the risk that changes in market interest rates might adversely affect a bank's financial condition. Under the proposal, interest rate risk exposures would be quantified by weighing assets, liabilities and off-balance sheet items by risk factors which approximate sensitivity to interest rate fluctuations. Institutions identified as having an interest rate risk exposure greater than a defined threshold would be required to allocate additional capital to support this higher risk. Higher individual capital allocations would be required by bank regulators based on supervisory concerns.

As the federal banking agencies have solicited comments on this proposal but have not yet proposed regulations to implement any interest rate risk component into the risk-based capital guidelines, the ultimate impact on the Bank of final regulation in this area cannot be predicted at this time.

The primary reason for the increase in Liberty's capital ratios between year end 1992 and September 30, 1993 reflects the decline in total assets of the Bank during this time period. The improvement in these ratios resulted from the Bank's plan to improve liquidity and reduce its reliance on high cost and high volatility funds. This was principally the result of weak loan demand brought about by the recession in Hawaii resulting from the recessions in both Japan and California, Hawaii's two biggest sources of tourism. This condition also allowed the Bank to prepay certain Federal Home Loan Bank borrowings. The Bank's capital ratios exceed the minimum regulatory guidelines.


LIQUIDITY MANAGEMENT

Liquidity management requires that sufficient cash be available at all times to meet financial commitments. The Bank's need for liquidity arises principally from loan funding requirements, as well as maturities of short-term money market acounts, time certificates of deposit, and other deposit withdrawals.

Liberty maintains significant amounts of cash and marketable securities to cover liquidity needs. Liquid assets, exclusive of pledged securities totaling $35,247,000 and $41,698,000 constituted 16.1% and 16.4% of net deposits at September 30, 1993 and December 31, 1992, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL POSITION AND RESULTS OF OPERATIONS

LIQUIDITY MANAGEMENT (CONT'D)

Liberty, in order to provide for loan funding requirements, as well as seasonal or unexpected fluctuations in its deposit base, has a line of credit with the Federal Home Loan Bank of Seattle. This line allows the Bank funds equivalent to 10% of its total assets. The Bank has pledged qualifying assets equivalent to 120% of the available line. At September 30, 1993, total funds available to borrow under the line approximated $31 million, of which $10,589,000 was utilized. At December 31, 1992 total funds available under the line approximated $32 million, of which $23,805,000 was utilized. On an overall basis, management believes liquidity is adequate.


ASSET AND LIABILITY MANAGEMENT

The primary function of asset/liability management is to assure adequate liquidity and maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities. The Bank's policy has been to maintain an adequate liquidity position which, in addition to cash and cash equivalents, relies on cash inflows principally from earned interest, repayments of principal on loans and investments, and collections from deposits. The Bank's principal cash outflows are for loan origination, purchases of investment securities and payment of operating expenses.

Asset/liability management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates. The difference between the amount of assets and liabilities that are repricing in various time frames is called the "Gap". Generally, if repricing assets exceed repricing liabilities in a given time period, the Bank would be "asset sensitive", or if repricing liabilities exceed repricing assets, the Bank would be "liability sensitive".

Based upon the following repricing schedule, at September 30, 1993, the Bank was "asset sensitive" with respect to interest-earning assets and liabilities repricing within one year. However, because approximately $89 million of interest-bearing liabilities in excess of interest-earning assets reprice immediately, management expects that, in the short-term, in a declining rate environment, the Bank's net interest margin would be expected to increase as liabilities generally reprice more quickly than assets, and in an increasing rate environment the Bank's net interest margin would tend to decline. The Bank manages its interest rate risk by emphasizing loan products which have variable interest rates and deposit products which are short-term in duration. The Bank's asset/liability policy seeks to maintain a cumulative ratio of rate sensitive assets to rate sensitive liabilities of between .80% and 1.2% in a twelve month time horizon. The projected rates between October 1, 1993 and September 30, 1994 are a high of 1.64% and a low of .69%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET AND LIABILITY MANAGEMENT (C0NT'D)

The following table sets forth the interest rate sensitivity of the Bank's interest earning assets and interest-bearing liabilities at September 30, 1993, the interest rate sensitivity gap, the cumulative interest rate sensitivity gap and the cumulative interest rate sensitivity gap ratio.

                                                                         September 30, 1993
                                           ---------------------------------------------------------------------------
                                                          Next Day     After Three     After One
                                                          But With-     Months But     Year But     After
                                                          in Three      Within 12     Within Five   Five
                                           Immediately     Months          Months        Years      Years      Total
                                           -----------    ---------    -----------    ----------   -------    --------
                                                                           (In thousands)
    Interest Rate Sensitivity Gap:
    Loans (1)                               $ 29,782     $ 70,774        $77,528       $30,454      $11,033    $219,571
    Investment securities (2)                      -        8,949         13,050        14,643        1,794      38,436
    Other short-term investment
      securities                              15,841        5,000              -             -            -      20,841
                                            --------     --------        -------       -------      -------    --------
        Total interest-earning assets       $ 45,623     $ 84,723        $90,578       $45,097      $12,827    $278,848
                                            ========     ========        =======       =======      =======    ========

    Interest-bearing transaction accounts   $ 55,287     $      -        $     -       $     -      $     -    $ 55,287
    Savings accounts                          79,586            -              -             -            -      79,586
    Certificates of deposit                        -       21,585         38,413        17,800            -      77,798
    FHLB advances                                  -          165          7,996         2,428                   10,589
                                            --------     --------        -------       -------      -------    --------
        Total interest-bearing liabilities  $134,873     $ 21,750        $46,409       $20,228      $     0    $223,260
                                            ========     ========        =======       =======      =======    ========
        Interest rate sensitivity gap       $(89,250)    $ 62,973        $44,169       $24,869      $12,827    $ 55,588
                                            --------     --------        -------       -------      -------    --------
        Cumulative gap                      $(89,250)    $(26,277)       $17,892       $42,761      $55,588
                                            --------     --------        -------       -------      -------
        Cumulative gap percentage to
          earning assets at
          September 30, 1993                  -32.01%       -9.42%          6.42%        15.33%       19.93%
                                            ========     ========        =======       =======      =======

    (1) Includes nonaccrual loans of $6,313,000.
    (2) Excludes Federal Home Loan Bank Stock of $2,400,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EFFECT OF CHANGING PRICES

The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on growth of total assets in the banking industry and the resulting need to increase equity capital in order to maintain an appropriate equity-to-assets ratio. An important effect of this has been the reduction in the proportion of earnings paid out as dividends by some banking organizations. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.


REGULATORY ACTIONS

On October 5, 1992, the Board of Directors of the Bank entered into an informal Memorandum of Understanding with the Regional Directors, Federal Deposit Insurance Corporation, and the Commissioner, Division of Financial Institutions, State of Hawaii, with regard to various aspects of the Bank's operations and condition.

This agreement requires the Bank to: fill certain senior management positions; increase staffing in its loan review function; reduce its classified assets to mutually agreeable levels within a prescribed time frame; revise its loan policies and procedures; develop a capital maintenance plan; develop a five year strategic plan; and develop a plan to control overhead expenses. The FDIC has instituted limitations on the Bank's ability to distribute dividends to its shareholders, and requires the Bank to seek approval of the FDIC prior to hiring members of senior management.

Also, on August 19, 1993, the Bank entered into an MOU with regard to its compliance practices. Significant progress has been made in correcting the weaknesses addressed, which were principally: to enable the compliance officer to independently oversee and coordinate the Bank's overall compliance efforts, provide the compliance officer with necessary training, adopt a comprehensive written compliance program and institute an acceptable internal review program.

                                 LIBERTY BANK


ITEM 6. EXHIBITS AND REPORTS ON FORM F-3

(a)  The following exhibits are attached hereto and furnished with this Report:

                                                        Page of
               Exhibit                                  Sequential
               Designation    Description of Exhibit    Numbering
               -----------    ----------------------    ----------
               10.1           Plan and Agreement of         29
                              Merger Among BankAmerica
                              Corporation, Bank of
                              America, FSB and
                              Liberty Bank, entered
                              into as of October 8,
                              1993.*
- ------------
*This exhibit is excluded here; however, it is filed with the Form S-4 as Appendix B (Plan and Agreement of Merger and Merger Agreement).

                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  LIBERTY BANK




Date: January 12, 1994         By:  MARK E. BUCHMAN
      ----------------             ___________________________
                                    Mark E. Buchman
                                    President and
                                    Chief Executive Officer
                                    (Principal Executive Officer)


Date: January 12, 1994         By:  ARVIND A. MENON
      ----------------            ----------------------------
                                    Arvind A. Menon
                                    Senior Vice President
                                    (Principal Financial and
                                     Accounting Officer)

                      [Recycled paper logo appears here]

                           Printed on Recycled Paper

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As authorized by Section 145 of the Delaware General Corporation Law, the Bylaws of BAC provide for indemnification of directors and officers in certain cases. A director or officer of BAC (i) must be indemnified by BAC for all expenses of litigation or other legal proceedings when he or she is successful on the merits or otherwise in such litigation or proceedings, (ii) must be indemnified by BAC for the expenses, judgments, fines and amounts paid in settlement of litigation or proceedings (other than a derivative action), even if he or she is not successful, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of BAC (and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was not lawful), and (iii) must be indemnified by BAC for expenses of a derivative action, even if he or she is not successful, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BAC, provided that no indemnification may be made in the case of a derivative action if the person is judged liable to BAC, unless a court determines that, despite such adjudication but in view of the circumstances, such person is entitled to indemnification of such expenses.

  The Bylaws of BAC further provide that BAC may purchase insurance on behalf of its directors and officers whether or not it would have the power to indemnify them against such liability.

  There is directors' and officers' liability insurance presently outstanding which insures directors and officers of BAC and certain of its subsidiaries, including Bank of America. The policies cover loss for which BAC or any of such subsidiaries shall be required or permitted by law to indemnify directors and officers and which result from claims made against such directors or officers based upon the commission of wrongful acts in the performance of their duties. The policies also cover losses which the directors or officers must pay as the result of claims brought against them based upon the commission of wrongful acts in the performance of their duties and for which they are not indemnified by BAC or any of such subsidiaries. The losses covered by the policies are subject to certain exclusions and do not include fines or penalties imposed by law or other matters deemed uninsurable under the law. The policies contain certain deductible provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS. Parenthetical references to exhibits in the description of Exhibits 3.a., 4.a. and 4.b. below are incorporated by reference from such exhibits to the indicated reports of BAC filed with the Securities and Exchange Commission (the "Commission") under File No. 1-7377.

      2. *     Plan and Agreement of Merger dated as of October 8, 1993 among BAC, FSB, and Liberty (included as Appendix B to the Proxy Statement/Prospectus
               (schedules and exhibits omitted--BAC agrees to furnish a copy of any schedule or exhibit to the Commission upon request)).
      3.a.     Certificate of Incorporation of BAC, as amended (Exhibit 3(i) to BAC's report on Form 10-K for the year ended December 31, 1992).
      3.b.*    By-laws of BAC, as amended. Article V was amended on November 1, 1993 by revising Section 6 thereof.
      4.a.     Specimen of BAC's Common Stock certificate with Rights legend (Exhibit 4.1 to BAC's Registration Statement on Form S-4 filed November 14, 1991 (Reg.
               No. 33-43984)).
      4.b.     Form of Rights Certificate (Exhibit B to Exhibit 1 to BAC's Form 8-A dated
               April 13, 1988).

      4.c.     BAC and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds 10% of the total assets of BAC and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. BAC agrees to furnish copies of such instruments to the Commission upon request.
      5.*      Opinion of Michael J. Halloran, counsel to BAC, regarding legality of securities being issued.
      8.*      Opinion of Raymond W. McKee, counsel to BAC, as to certain tax matters.
      9.*      Voting Agreements dated as of October 8, 1993 between BAC and certain shareholders of Liberty.
     23.a.*    Consent of Ernst & Young with respect to financial statements of BAC.
     23.b.*    Consent of KPMG Peat Marwick with respect to financial statements of SPC.
     23.c.*    Consent of Ernst & Young with respect to financial statements of Liberty.
     23.d.*    Consent of Montgomery Securities.
     23.e.     Consent of Michael J. Halloran (included in Exhibit 5).
     23.f.     Consent of Raymond W. McKee (included in Exhibit 8).
     24.*      Powers of Attorney.**
     99.a.*    Warrant dated as of October 8, 1993 issued by Liberty to BAC.
     99.b.     Form of Proxy Card for Liberty Common Stock.
     99.c.*    Liberty Annual Report on Form F-2 for the fiscal year ended December 31,
               1992, as amended.
     99.d.     Liberty Quarterly Report on Form F-4 for the quarterly period ended March
               31, 1993, as amended and restated.
     99.e.     Liberty Quarterly Report on Form F-4 for the quarterly period ended June
               30, 1993, as amended and restated.
     99.f.     Liberty Quarterly Report on Form F-4 for the quarterly period ended
               September 30, 1993, as amended and restated.
     99.g.*    Liberty Current Report on Form F-3 for the month of October 1993, dated
               October 20, 1993.
     99.h.*    Liberty 1992 Annual Report to Shareholders (portions not incorporated by reference are furnished for informational purposes and are not filed herewith).
     99.i.*    Liberty 1993 Proxy Statement.

- --------

*Previously filed.

**In addition to the Powers of Attorney previously filed.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-51333 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON JANUARY 12, 1994.

                                          BankAmerica Corporation

                                                   Steven D. Krieg
                                          By __________________________________

                                                   Steven D. Krieg

                                                   Attorney-in-Fact

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-51333 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 12, 1994.

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----
       Richard M. Rosenberg*
- ------------------------------------
       (Richard M. Rosenberg)        Chairman of the Board and
                                      Chief Executive Officer
                                      (Principal Executive
                                      Officer) and Director
         Lewis W. Coleman*
- ------------------------------------
         (Lewis W. Coleman)          Vice Chairman of the Board,
                                      Chief Financial Officer and
                                      Treasurer (Principal
                                      Financial Officer) and
                                      Director
          Joseph B. Tharp*
- ------------------------------------
         (Joseph B. Tharp)           Executive Vice President and
                                      Financial Controller
                                      (Principal Accounting
                                      Officer)

Directors:

JOSEPH F. ALIBRANDI*       Director           PHILIP M. HAWLEY*                Director
PETER B. BEDFORD*          Director           FRANK L. HOPE, JR.*              Director
ANDREW F. BRIMMER*         Director           LAWRENCE O. KITCHEN*             Director
RICHARD A. CLARKE*         Director           IGNACIO E. LOZANO, JR*           Director
TIM F. CRULL*              Director           CORNELL C. MAIER*                Director
C.R. DAHL*                 Director           REUBEN F. METTLER*               Director
KATHLEEN FELDSTEIN*        Director           A. MICHAEL SPENCE*               Director
DONALD E. GUINN*           Director           JACQUES S. YEAGER*               Director

A majority of the members of the Board of Directors.

           Steven D. Krieg
*By: ________________________________
    (Steven D. Krieg, Attorney-in-
                Fact)

Dated: January 12, 1994

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                              DOCUMENT DESCRIPTION+
  -------                             ---------------------
  2. *     Plan and Agreement of Merger dated as of October 8, 1993 among BAC, FSB, and Liberty (included as Appendix B to the Proxy Statement/Prospectus
           (schedules and exhibits omitted--BAC agrees to furnish a copy of any schedule or exhibit to the Commission upon request)).
  3.a.     Certificate of Incorporation of BAC, as amended (Exhibit 3(i) to BAC's report on Form 10-K for the year ended December 31, 1992).
  3.b.*    By-laws of BAC, as amended. Article V was amended on November 1, 1993 by revising Section 6 thereof.
  4.a.     Specimen of BAC's Common Stock certificate with Rights legend (Exhibit 4.1 to BAC's Registration Statement on Form S-4 filed November 14, 1991 (Reg.
           No. 33-43984)).
  4.b.     Form of Rights Certificate (Exhibit B to Exhibit 1 to BAC's Form 8-A dated
           April 13, 1988).
  4.c.     BAC and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds 10% of the total assets of BAC and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. BAC agrees to furnish copies of such instruments to the Commission upon request.
  5.*      Opinion of Michael J. Halloran, counsel to BAC, regarding legality of securities being issued.
  8.*      Opinion of Raymond W. McKee, counsel to BAC, as to certain tax matters.
  9.*      Voting Agreements dated as of October 8, 1993 between BAC and certain shareholders of Liberty.
 23.a.*    Consent of Ernst & Young with respect to financial statements of BAC.
 23.b.*    Consent of KPMG Peat Marwick with respect to financial statements of SPC.
 23.c.*    Consent of Ernst & Young with respect to financial statements of Liberty.
 23.d.*    Consent of Montgomery Securities.
 23.e.     Consent of Michael J. Halloran (included in Exhibit 5).
 23.f.     Consent of Raymond W. McKee (included in Exhibit 8).
 24.*      Powers of Attorney.**
 99.a.*    Warrant dated as of October 8, 1993 issued by Liberty to BAC.
 99.b.     Form of Proxy Card for Liberty Common Stock.
 99.c.*    Liberty Annual Report on Form F-2 for the fiscal year ended December 31,
           1992, as amended.
 99.d.     Liberty Quarterly Report on Form F-4 for the quarterly period ended March
           31, 1993, as amended and restated.
 99.e.     Liberty Quarterly Report on Form F-4 for the quarterly period ended June
           30, 1993, as amended and restated.
 99.f.     Liberty Quarterly Report on Form F-4 for the quarterly period ended
           September 30, 1993, as amended and restated.
 99.g.*    Liberty Current Report on Form F-3 for the month of October 1993, dated
           October 20, 1993.
 99.h.*    Liberty 1992 Annual Report to Shareholders (portions not incorporated by reference are furnished for informational purposes and are not filed herewith).
 99.i.*    Liberty 1993 Proxy Statement.

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 +Parenthetical references to exhibits Exhibits 3.a., 4.a. and 4.b. in the description of are incorporated by reference from such exhibits to the indicated reports of BAC filed with the Securities and Exchange Commission (the "Commission") under File No. 1-7377.

 *Previously filed.

**In addition to the Powers of Attorney previously filed.